UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ORPHAN MEDICAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

Common Stock, par value $.01 per share, Senior Convertible Stock, par value $.01 per share and Series B Convertible Preferred Stock, par value $.01 per share of Orphan Medical, Inc.
(2) Aggregate number of securities to which transaction applies:

Approximately 15,271,884 shares of Orphan Medical, Inc. common stock (consisting of 11,488,024 shares outstanding on April 18, 2005 and approximately 2,034,327 shares of common stock issuable upon exercise of in-the-money options and warrants; 8,706 shares of Senior Convertible Preferred Stock (the “senior preferred stock”), which are convertible into 1,069,533 shares of common stock; and 4,420 shares of Series B Convertible Preferred Stock (the “Series B preferred stock”), which are convertible into 680,000 shares of common stock of Orphan Medical, Inc.)

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$10.75 per share of common stock, $1,320.64 per share of senior preferred stock and $1,653.75 per share of Series B preferred stock (the prices per share negotiated in the transaction)
(4) Proposed maximum aggregate value of transaction:

$148,345,718 (equal to the sum of (A) 11,488,024  shares of common stock multiplied by $10.75 per share, (B) “in- the-money” options and warrants to purchase 2,034,327 shares of common stock multiplied by $2.97 per share (which is the difference between $10.75 and $7.78, the weighted average exercise price per share of in-the-money options and warrants), (C) 8,706 shares of senior preferred stock multiplied by $1,320.64 per share, and (D) 4,420 shares of Series B preferred stock multiplied by $1,653.85 per share).

(5) Total fee paid:

$17,461 (calculated by multiplying the proposed maximum aggregate value of the transaction by 0.00011770, in accordance with Section 14(g) of the Exchange Act).
☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Dear Stockholder:

You are cordially invited to attend the special meeting of the stockholders of Orphan Medical, Inc., which will be held at               .m. on                  , 2005, at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402.

At the special meeting you will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of April 18, 2005, among Orphan Medical, Jazz Pharmaceuticals, Inc. and Twist Merger Sub, Inc. (a wholly owned subsidiary of Jazz Pharmaceuticals) providing for the merger of Twist Merger Sub into Orphan Medical, with Orphan Medical surviving the merger and becoming a wholly owned subsidiary of Jazz Pharmaceuticals.  For your reference, a copy of the merger agreement is attached to the enclosed proxy statement as Appendix A.  Orphan Medical stockholders also are being asked to consider and vote upon a proposal to authorize the proxyholders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional votes for the adoption of the merger agreement.

If the merger agreement is approved by the required Orphan Medical stockholders, in the merger all outstanding shares of Orphan Medical capital stock will be cancelled and converted into the right to receive a cash payment as follows: $10.75 for each share of our common stock; $1,320.6386 for each share of our senior preferred stock; and $1,653.8462 for each share of our series B preferred stock.  Outstanding warrants and options to purchase Orphan Medical capital stock will be cancelled and, to the extent vested, converted into the right to receive a cash payment equal to the number of shares of Orphan Medical capital stock for which the warrant or option is exercisable at the time of the merger multiplied by (x) $10.75 minus (y) the per share exercise price of the warrant or option.  The cash you receive in the merger in exchange for your shares of Orphan Medical capital stock and any warrants or options to purchase capital stock will be subject to United States federal income tax and also may be taxed under applicable state, local and foreign tax laws.

Your board of directors has reviewed and considered the terms and conditions of the merger agreement, has determined that the merger is in the best interests of Orphan Medical and its stockholders, and has approved the merger agreement and declared it to be advisable.  Your board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement.  Under Orphan Medical’s certificate of incorporation, the approval and adoption of the merger agreement requires the affirmative vote of (1) holders of a majority of our outstanding common stock and senior preferred stock, voting as one class on an as-converted basis and (2) holders of a majority of our outstanding senior preferred stock, voting as a separate class.  Pursuant to an agreement between Orphan Medical and UBS Capital II LLC dated as of December 7, 2001, UBS irrevocably waived its right to vote the senior preferred stock as a separate class with respect to certain matters, including a merger of Orphan Medical with or into another person.  Each share of Orphan Medical common stock is entitled to one vote on all matters that come before the special meeting.  Stockholders holding approximately 37.2% of our outstanding common stock and senior preferred stock (on an as-converted basis) have entered into a Voting Agreement dated as of April 18, 2005 by and among such stockholders, Orphan Medical, Jazz Pharmaceuticals and Twist Merger Sub, a copy of which is attached to the enclosed proxy statement as Appendix B, whereby they have agreed to vote in favor of the adoption of the merger agreement at the special meeting.  The stockholders party to the voting agreement include UBS, which owns all of our outstanding senior preferred stock.

Attached to this letter you will find a formal notice of special meeting and a proxy statement.  The accompanying proxy statement provides you with detailed information about the special meeting and the proposed merger.  If the merger agreement is approved by the requisite number of holders of our common stock and senior preferred stock, the closing of the merger will occur soon after the special meeting of Orphan Medical stockholders, subject to the conditions to closing in the merger agreement.  Please give this material your careful attention and consideration.  You may also obtain more information about us from documents we have filed with the Securities and Exchange Commission.  These documents are also available on our website at www.orphan.com.

Our common stock is traded on the Nasdaq National Market under the symbol “ORPH.”  On                            , 2005, the average of the high and low asking price per share of Orphan Medical common stock was $      .        per share.

Your vote is important regardless of the number of shares of our common stock and senior preferred stock you own.  A failure to vote will count as a vote against the merger.  Accordingly, you are requested promptly to complete, sign and date the enclosed proxy card and return it in the envelope provided, whether or not you plan to attend.  You may also vote your shares by using a toll-free number or via the Internet.  Your proxy card contains instructions for using these convenient services.  A decision to vote by using the toll-free number or via the Internet will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Thank you for your cooperation.

Very truly yours,

John Howell Bullion
Chairman of the Board, Chief
Executive Officer and Secretary

This Proxy Statement is dated                      , 2005, and is
first being mailed to stockholders on or about                     , 2005.

ORPHAN MEDICAL, INC.
13911 RIDGEDALE DRIVE, SUITE 250
MINNETONKA, MINNESOTA 55305

TELEPHONE: (952) 513-6900

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                          , 2005

TO THE STOCKHOLDERS OF ORPHAN MEDICAL, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Orphan Medical, Inc., a Delaware corporation, will be held at                .m. on                    , 2005, at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402 for the following purposes:

1.                                       To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of April 18, 2005, by and among Jazz Pharmaceuticals, Inc., a Delaware corporation, Twist Merger Sub, Inc., a newly formed Delaware corporation and wholly owned subsidiary of Jazz Pharmaceuticals and Orphan Medical.  This proposal is more fully described in the accompanying proxy statement, and a copy of the merger agreement is attached as Appendix A to the accompanying proxy statement.

2.                                       To consider and vote upon a proposal to authorize the proxyholders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional votes for the adoption of the merger agreement.

3.                                       To transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

Only holders of record at the close of business on                                   , 2005 of our common stock and senior preferred stock are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting.  All stockholders are cordially invited to attend the special meeting in person.  However, to assure your representation at the meeting in case you cannot attend, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose.  You may also vote your shares by using a toll-free number or via the Internet.  Your proxy card contains instructions for using these convenient services.  Any stockholder attending the special meeting may vote in person even if he or she has returned a proxy card.

Orphan Medical’s board of directors has determined that the merger is in the best interests of Orphan Medical and its stockholders, has unanimously approved the merger agreement and recommends that Orphan Medical stockholders vote “FOR” the adoption of the merger agreement.

Stockholders have the right to dissent from the merger and obtain payment in cash of the fair value of their Orphan Medical common stock and senior preferred stock under applicable provisions of Delaware law.  In order to perfect and exercise appraisal rights, stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger.  A copy of the applicable Delaware statutory provisions is included as Appendix D to the accompanying proxy statement, and a summary of these provisions can be found under “Dissenters’ Rights of Appraisal” in the accompanying proxy statement.

Under Orphan Medical’s certificate of incorporation, the adoption of the merger agreement requires the approval of (1) holders of a majority of Orphan Medical outstanding common stock and senior preferred stock, voting as one class on an as-converted basis and (2) holders of a majority of Orphan Medical outstanding senior preferred stock, voting as a separate class.  Pursuant to an agreement between Orphan Medical and UBS Capital II LLC dated as of December 7, 2001, UBS irrevocably waived its right to vote the senior preferred stock as a separate class with respect to certain matters, including a merger of Orphan Medical with or into another person.  Authorizing the proxyholders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes for the adoption of the merger agreement will require the affirmative vote of Orphan Medical stockholders representing a majority of the shares of Orphan Medical common stock and senior preferred stock, voting as one class on an as-converted basis, present and entitled to vote at the special meeting.

In the event that there are not sufficient votes to approve the proposed merger at the time of the special meeting, the special meeting may be adjourned in order to permit further solicitation by Orphan Medical.

By Order of the Board of Directors

John Howell Bullion
Chairman of the Board, Chief
Executive Officer and Secretary

Minnetonka, Minnesota
                      , 2005

Please do not send your stock certificates at this time.  If the merger agreement is approved, you will be sent instructions regarding the surrender of your stock certificates.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER	1

SUMMARY TERM SHEET	4

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	10

THE PARTIES TO THE MERGER	11

THE SPECIAL MEETING OF COMPANY STOCKHOLDERS	13

THE MERGER	15

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	31

ACCOUNTING TREATMENT	32

REGULATORY APPROVALS NOT REQUIRED	33

THE MERGER AGREEMENT	33

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	49

DISSENTERS’ RIGHTS OF APPRAISAL	51

OTHER MATTERS	54

WHERE YOU CAN FIND MORE INFORMATION	54

QUESTIONS AND ANSWERS ABOUT THE MERGER

1.                                      Why is Orphan Medical proposing the merger?

The board of directors of Orphan Medical believes that the merger will benefit you because the merger offers you an attractive premium over the trading price of our common stock prior to the announcement of the merger.

2.                                      What will I receive for my Orphan Medical stock in the merger?

You will receive $10.75 in cash for each share of our common stock; $1,320.6386 in cash for each share of our senior preferred stock; and $1,653.8462 for each share of our series B preferred stock you own (except to the extent you properly exercise your appraisal rights under Delaware law).

3.                                      What vote is required for Orphan Medical stockholders to adopt the merger agreement?

In order for the merger to be approved, holders of a majority of our outstanding common stock and senior preferred stock, voting as one class on an as-converted basis, must vote “FOR” adoption of the merger agreement.  Proxies returned to Orphan Medical but not marked to indicate your voting preference will be counted as votes “FOR” adoption of the merger agreement.

4.                                      What do I need to do now?

After carefully reading and considering the information contained in this proxy statement, please vote your shares as soon as possible by telephone or by the Internet, as described in the instructions on the enclosed proxy card, or by filling out, signing, dating and returning the enclosed proxy card or by attending the special meeting of Orphan Medical stockholders.

5.                                      If my shares are held in “street name” by my broker, will my broker vote my shares for me?

Your broker can vote your shares only if you provide instructions on how to vote.  You should instruct your broker on how to vote your shares using the instructions provided by your broker.  If you do not instruct your broker to vote your shares, it has the same effect as a vote “AGAINST” adoption of the merger agreement.

6.                                      What happens if I do not return a proxy card?

If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting.  In addition, the failure to return your proxy card will have the same effect as a vote “AGAINST” the merger agreement.

7.                                      Can I change my vote after I have mailed my proxy card?

Yes.  You can change your vote at any time before your proxy is voted at the special meeting.  You may revoke your proxy by notifying our Secretary in writing or by submitting a new proxy dated after the date of the proxy being revoked or by submitting a new proxy by telephone or by the Internet.  In addition, your proxy will be revoked by you if you attend the special meeting and vote in person.  However, simply attending the special meeting without voting will not revoke a proxy you submitted prior to the special meeting.  If you have instructed a broker to vote your shares, you must follow the instructions received from that broker to change your vote.

8.                                      Do I need to attend the Orphan Medical special meeting in person?

No.  It is not necessary for you to attend the special meeting to vote your shares if Orphan Medical has previously received your proxy.

9.                                      When will holders of Orphan Medical stock receive the merger consideration?

The merger is expected to be completed promptly following the special meeting of Orphan Medical stockholders, subject to the closing conditions contained in the merger agreement.  Following closing of the merger, you will receive instructions on how to receive your cash payment in exchange for each share of our common stock or senior preferred stock.  You must return your stock certificates along with a completed letter of transmittal as described in the instructions, and you will receive your cash payment as soon as practicable after Wells Fargo Bank, N.A., the paying agent, receives these documents correctly completed.  If you hold shares through a brokerage account, your broker will handle the surrender of stock certificates to Wells Fargo Bank, N.A. on your behalf.

10.                               Who will own Orphan Medical after the merger?

After the merger, Orphan Medical will be a wholly owned subsidiary of Jazz Pharmaceuticals.  Upon completion of the merger, the current stockholders of Orphan Medical will no longer have any equity or ownership interest in Orphan Medical, or in Jazz Pharmaceuticals, by virtue of their current ownership of Orphan Medical stock.

11.                               Should I send in my Orphan Medical stock certificates now?

No.  After the merger is completed, Wells Fargo Bank, N.A., as paying agent, will send you written instructions for exchanging your Orphan Medical stock certificates.

12.                               Will I owe taxes as a result of the merger?

For United States federal income tax purposes, the exchange of your shares of Orphan Medical stock for cash pursuant to the merger (or pursuant to the exercise of dissenter’s rights) will be treated as a taxable exchange by you.  Accordingly, you will recognize a gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in your shares of Orphan Medical stock.  We recommend that you read the section titled “Material United States Federal Income Tax Considerations” in this proxy statement for a more detailed explanation of the tax consequences of the merger.  You should consult your tax advisor regarding the specific tax consequences of the merger applicable to you in light of your particular circumstances.

13.                               Who can help answer my questions?

If you have additional questions about the merger or other matters discussed in this proxy statement after reading this proxy statement, you should contact:

Company Secretary

Orphan Medical, Inc.

13911 Ridgedale Drive, Suite 250

Minnetonka, MN 55305

(952) 513-6900

SUMMARY TERM SHEET

The following summary highlights selected information from this proxy statement and may not contain all of the information that is important to you.  You should carefully read this proxy statement, including the appendices, and the other documents we refer to or incorporate by reference, for a more complete understanding of the proposed merger described in this summary.  The merger agreement, which is the legal document that governs the terms of the merger, is attached as Appendix A to this proxy statement.  You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information” that begins on page 54 of this proxy statement.

The Proposed Merger

•                                          Proposal.  You are being asked to vote to adopt a merger agreement providing for the acquisition of Orphan Medical by Jazz Pharmaceuticals, Inc.  In the merger, Twist Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Jazz Pharmaceuticals, will merge into Orphan Medical, with Orphan Medical surviving the merger and becoming a wholly owned subsidiary of Jazz Pharmaceuticals.

•                                          Price for Your Stock.  As a result of the merger, you will receive cash consideration of: $10.75 for each of your shares of our common stock, $1,320.6386 for each of your shares of our senior preferred stock; and $1,653.8462 for each of your shares of our series B preferred stock.

•                                          The Acquirer.  Jazz Pharmaceuticals is a Delaware corporation, with its principal executive office located at 3180 Porter Drive, Palo Alto, California, 94304.  The telephone number of the principal executive offices is (650) 496-3777.  Jazz Pharmaceuticals is privately held and focuses on the development and commercialization of pharmaceutical products that address unmet clinical needs in neurology and psychiatry.

Orphan Medical Stock Price

Shares of Orphan Medical are traded on the Nasdaq National Market under the symbol “ORPH.”  On April 18, 2005, which was the last trading day before we announced the merger, the average of the high and low asking price per share of our common stock was $8.55.  See “Market Price for Orphan Medical Common Stock.”

Unanimous Board Recommendation

Orphan Medical’s board of directors has unanimously approved the merger and unanimously recommends that Orphan Medical stockholders vote “FOR” the proposal to adopt the merger agreement and approve the merger.

Orphan Medical’s Reasons for the Merger

Orphan Medical’s board of directors consulted with senior management and Orphan Medical’s financial and legal advisors and considered a number of factors, including those set forth below, in reaching its decisions to approve the merger agreement and the transactions contemplated by the merger agreement, and to recommend that Orphan Medical stockholders vote “FOR” adoption of the merger agreement:

•                                          The form and amount of the merger consideration;

•                                          Opinion of Orphan Medical’s financial advisor;

•                                          Review of the prospects of remaining independent;

•                                          Uncertain availability of alternative transactions;

•                                          Likelihood of closing; and

•                                          Vesting of stock options and other employee matters.

The information and factors set forth above includes the material factors considered by Orphan Medical’s board of directors.  In view of the variety of factors considered in connection with its evaluation of the merger, Orphan Medical’s board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weight to different factors.  See “The Merger—Orphan Medical’s Reasons for the Merger” beginning on page 21 of this proxy statement.

Opinion of Orphan Medical’s Financial Advisor

On April 18, 2005, Banc of America Securities delivered its oral opinion to Orphan Medical’s board of directors, subsequently confirmed in writing, that, as of such date and based upon and subject to the assumptions made, matters considered and qualifications and limitations set forth therein, the consideration proposed to be received by the holders of Orphan Medical’s common stock in connection with the proposed merger was fair from a financial point of view to such holders (other than the holders of Orphan Medical’s common stock that are party to the voting agreement entered into in connection with the merger).

The full text of the written opinion of Banc of America Securities dated April 18, 2005 is attached to this proxy statement as Appendix C.  Banc of America Securities’ opinion is directed to Orphan Medical’s board of directors, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger agreement.  You are urged to read the opinion carefully and in its entirety.

The Special Meeting of Stockholders

•                                          Place, Date and Time.  The special meeting will be held at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402 at                       .m. on                              , 2005.  In the event that there are not sufficient votes to approve the proposed merger at the time of the special meeting, the special meeting may be adjourned in order to permit further solicitation by Orphan Medical.

•                                            What Vote is Required.  The adoption of the merger agreement requires the approval of holders of a majority of Orphan Medical outstanding common stock and senior preferred stock, voting as one class on an as-converted basis.  The failure to vote has the same effect as a vote against adoption of the merger agreement.  Authorizing the proxyholders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes for the adoption of the merger agreement will require the affirmative vote of Orphan Medical stockholders representing a majority of the shares of Orphan Medical common stock and senior preferred stock, voting as one class on an as-converted basis, present and entitled to vote at the special meeting.  Stockholders holding approximately 37.2% of our outstanding common stock and senior preferred stock (on an as-converted basis) have entered into a voting agreement with Jazz Pharmaceuticals whereby they have agreed to vote in favor of the adoption of the merger agreement at the special meeting. A description of the terms of the voting agreement appears in the section “The Merger Agreement – Voting Agreement” beginning on page 47 of this proxy statement.

•                                          Who Can Vote at the Meeting.  You can vote at the special meeting all of the shares of Orphan Medical common stock and senior preferred stock you own of record as of                            , 2005, which is the record date for the special meeting.  If you own shares that are registered in someone else’s name (for example a broker), you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting.  As of the close of business on                               , 2005, there were                                    shares of our common stock outstanding held by approximately                               stockholders and                  shares of our senior preferred stock outstanding held by one stockholder.

•                                          Procedure for Voting.  You can vote your shares by: (1) attending the special meeting and voting in person, (2) mailing the enclosed proxy card, or (3) voting by telephone or by the Internet.  You may revoke your proxy at any time before the vote is taken at the special meeting.  To revoke your proxy, you must either advise the Orphan Medical Secretary in writing, or deliver a new proxy, dated after the date of the proxy being revoked, before your Orphan Medical common stock or senior preferred stock has been voted at the special meeting, or you must attend the meeting and vote your shares in person.  Merely attending the special meeting will not constitute revocation of a proxy submitted prior to the special meeting.  See “The Special Meeting of Orphan Medical Stockholders” beginning on page 13 of this proxy statement.

Shares Held by Directors and Executive Officers

As of                            , 2005, approximately       % of the outstanding shares of our common stock and senior preferred stock were held by directors and executive officers of Orphan Medical and their affiliates, and no shares of our capital stock were held by Jazz Pharmaceuticals or any of its subsidiaries.  Orphan Medical expects all of the shares held by our directors, executive officers and their affiliates to be voted in favor of the proposal to adopt the merger agreement.  Our chief executive officer, John Bullion, together with certain other stockholders of Orphan Medical, has entered into a voting agreement with Jazz Pharmaceuticals to vote his shares in favor of the adoption of the merger agreement.  The terms of the voting agreement are described in detail in the section “The Merger Agreement – Voting Agreement” beginning on page 47 of this proxy statement.

Dissenters’ Rights of Appraisal

Delaware law provides you with appraisal rights in connection with the merger.  This means that if you are not satisfied with the amount of cash you will receive in the merger, you are entitled to have the value of your shares independently determined and to receive payment based on that valuation.  The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received in the merger.  To exercise your appraisal rights, you must deliver a written objection to the merger to Orphan Medical at or before the special meeting and you must not vote in favor of adoption of the merger agreement.  Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.  See “Dissenters’ Rights of Appraisal” beginning on page 51 of this proxy statement.

Material United States Federal Income Tax Considerations

The merger will be a taxable transaction to you.  In general, for United States federal income tax purposes, your receipt of cash in exchange for your shares of our common stock or senior preferred stock generally will cause you to recognize a gain or loss measured by the difference between the cash you receive in the merger and your tax basis in your shares of our common stock or senior preferred stock.  You should consult your own tax advisor regarding the specific tax consequences of the merger applicable to you in light of your particular circumstances.  See “Material United States Federal Income Tax Considerations” beginning on page 31 of this proxy statement.

When the Merger Will Be Completed

We are working to complete the merger as soon as possible.  We anticipate completing the merger on                         , 2005, following the special meeting, subject to receipt of stockholder approval and satisfaction of other requirements, including the conditions described immediately below.  See “The Merger Agreement — Effective Time of the Merger” beginning on page 33 of this proxy statement.

Conditions to Completing the Merger

The completion of the merger depends on a number of conditions being satisfied, including the following:

•                                          adoption of the merger agreement by holders of a majority of our outstanding common stock and senior preferred stock, voting as one class on an as-converted basis;

•                                          approval of any governmental authorities required for the merger;

•                                          no material adverse effect having occurred with respect to Orphan Medical; and

•                                          receipt by Jazz Pharmaceuticals of the senior debt financing contemplated by the commitment letter delivered by certain lenders to Jazz Pharmaceuticals.

If the law permits, either Orphan Medical or Jazz Pharmaceuticals could choose to waive a condition to its obligation to complete the merger even though that condition has not been satisfied.  See “The Merger Agreement — Conditions to the Consummation of the Merger” beginning on page 43 of this proxy statement.

Interests of Directors and Officers in the Merger that Differ From Your Interests

Some of Orphan Medical’s directors and officers have interests in the merger that are different from, or are in addition to, their interests as stockholders in Orphan Medical.  Our board of directors knew about these additional interests and considered them when they approved the merger agreement.  These interests include the following:

•                                          certain officers (one of whom is also a director) are parties to change in control agreements with Orphan Medical which provide for cash payments within 12 months following completion of the merger if their employment with Orphan Medical terminates under certain circumstances;

•                                          along with other persons holding stock options, the officers and directors will benefit from the acceleration of vesting of options under Orphan Medical’s stock plans on completion of the merger; and

•                                          Orphan Medical’s directors and officers are entitled to indemnification in certain circumstances pursuant to provisions in the merger agreement.

In addition, certain officers of Orphan Medical may enter into written agreements with Jazz Pharmaceuticals prior to the merger for employment or consulting arrangements after the merger.

See “The Merger—Interests of Orphan Medical’s Directors and Officers in the Merger” beginning on page 30 of this proxy statement.

The Merger

•                                          Procedure for Receiving Merger Consideration.  Jazz Pharmaceuticals has appointed Wells Fargo Bank, N.A., as paying agent, to coordinate the payment of the cash merger consideration following the merger.  The paying agent will send you written instructions for surrendering your certificates and obtaining the cash merger consideration after we have completed the merger.  See “The Merger Agreement—Exchange Procedures” beginning on page 34 of this proxy statement.

•                                          Terminating the Merger Agreement.  Orphan Medical and Jazz Pharmaceuticals can mutually agree at any time to terminate the merger agreement without completing the merger, even if our stockholders have approved it.  Also, under certain circumstances either Orphan Medical or Jazz Pharmaceuticals can decide, without the consent of the other, to terminate the agreement prior to the closing of the merger, even if the stockholders of Orphan Medical have approved the merger agreement.  See “The Merger Agreement—Termination and the Effects of Termination” beginning on page 44 of this proxy statement.

•                                          Fees and Expenses.  Generally, whether or not the merger is consummated, Orphan Medical and Jazz Pharmaceuticals are each responsible for their respective expenses incurred in connection with the merger.  We are required to pay a termination fee of $5.5 million to Jazz Pharmaceuticals under certain circumstances including if our board of directors fails to recommend stockholder approval of the merger agreement, withdraws its recommendation or modifies or changes its recommendation in a manner adverse to the interests of Jazz Pharmaceuticals, or if we or our board of directors recommends that Orphan Medical stockholders approve any acquisition proposal other than the merger.  See “The Merger Agreement—Termination and the Effects of Termination—Fee if the Merger Agreement is Terminated” beginning on page 46 of this proxy statement and “Allocation of Fees and Expenses” beginning on page 42 of this proxy statement.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING INFORMATION

Forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 are included in this proxy statement.  The words or phrases “believes,” “may,” “will,” “expects,” “should,” “continue,” “anticipates,” “intends,” “will likely result,” “estimates,” “projects” or similar expressions identify forward-looking statements in this proxy statement and in our future filings with the Securities and Exchange Commission, in our press releases, in our presentations to securities analysts or investors, and in oral statements made by or approved by an executive officer of Orphan Medical.  Forward-looking statements involve risks and uncertainties that may materially and adversely affect our business, results of operation, financial condition or prospects, and may cause our actual results to differ materially from historical results or the results discussed in the forward-looking statements.

You should consider carefully the following cautionary statements as you consider whether to approve the merger agreement and the merger.  We intend to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 by providing this discussion.  We are not undertaking to address or update each factor in future filings or communications regarding our business or results except to the extent required by law.

In addition to other factors and matters contained in this proxy statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•                                          financial performance of Orphan Medical through completion of the merger;

•                                          changes in the capital markets;

•                                          changes in the product markets in which we do business;

•                                          failure to receive regulatory clearance to market and sell new products;

•                                          ability to obtain and maintain patent protection for our products and processes, to preserve our trade secrets, and to operate without infringing the intellectual property rights of others;

•                                          the timing of, and regulatory and other conditions associated with, the completion of the merger;

•                                          intensified competitive pressures in the markets in which we compete;

•                                          the loss of key employees; and

•                                          general economic conditions.

THE PARTIES TO THE MERGER

Orphan Medical, Inc.  Orphan Medical, a Delaware corporation founded in 1994 and located in Minnetonka, Minnesota, is a specialty pharmaceutical company focused primarily on sleep disorders, pain and other central nervous system (CNS) disorders. Orphan Medical seeks to acquire, develop and market pharmaceutical products that are prescribed by physician specialists and offer a major improvement in the safety or efficacy of patient treatment and have no substantially equivalent substitute.  Since its inception, Orphan Medical has obtained New Drug Application (NDA) approvals from the United States Food and Drug Administration (FDA) for six specialty pharmaceutical products. Each of the NDAs was granted Orphan Drug Status by the FDA. We currently market three FDA approved drugs:

Xyrem® (sodium oxybate) oral solution, for the treatment of cataplexy associated with narcolepsy;

Antizol® (fomepizole) Injection, an antidote for ethylene glycol or suspected ethylene glycol ingestion in humans and an antidote for methanol or suspected methanol ingestion in humans; and

Cystadane® (betaine anhydrous for oral solution), for homocystinuria, a genetic disease.

Antizol-Vet® (fomepizole) for injection, an antidote for ethylene glycol or suspected ethylene glycol ingestion in dogs was approved using a New Animal Drug Application (NADA).

Orphan Medical markets Antizol, Antizol-Vet, and Cystadane, to treat disorders outside of CNS to help reduce losses since these products have attractive gross and operating margins.

Orphan Medical’s lead product, Xyrem® (sodium oxybate) solution is FDA approved for the treatment of cataplexy, a debilitating symptom of narcolepsy, a sleep disorder. Orphan Medical markets Xyrem using a 36 person specialty sales force that focuses its selling efforts on physicians specializing in the treatment of sleep disorders. Clinical trials conducted with narcolepsy patients in accordance with FDA approved protocols have shown that Xyrem consolidates sleep and increases sleep continuity and non-REM sleep, particularly Stages III and IV, which stages are known as slow-wave sleep. Stages III and IV are thought to be the stages in which the body experiences the greatest level of restoration. Although most currently marketed hypnotics, as well as those in late stage clinical trials, facilitate sleep onset and maintenance, they tend not to change or to reduce slow-wave sleep.  Orphan Medical is currently conducting a proof-of-principle clinical trial to assess Xyrem as a treatment for the symptoms of fibromyalgia syndrome.   Orphan Medical is also assessing Xyrem as a potential treatment for other indications.

Our activities have consisted primarily of obtaining the rights for pharmaceutical products, hiring the personnel required to implement our business plan, managing the development of these products, preparing for the commercial introduction of these products and raising capital to support our business operations.

Orphan Medical, Inc. was incorporated on June 17, 1994 as a Minnesota corporation to carry on the business previously conducted by the Orphan Medical division of Chronimed, Inc.

The business was reincorporated as a Delaware corporation on September 1, 2000.  Our corporate offices are located at 13911 Ridgedale Drive, Suite 250, Minnetonka, Minnesota 55305. Our telephone number is 952-513-6900 and our website is www.orphan.com.

Jazz Pharmaceuticals, Inc.  Jazz Pharmaceuticals, a Delaware corporation formed in 2003 and located in Palo Alto, California, is a pharmaceutical company focusing on improving the lives of patients through the development and commercialization of neurological and psychiatric products.  Jazz Pharmaceuticals is committed to working closely with patients, patient advocacy groups and healthcare professionals.

Jazz Pharmaceuticals creates innovative therapeutics by improving and expanding the uses of known compounds, and is aggressively adding to its pharmaceutical product portfolio through licensing, acquisitions and collaborations.

Twist Merger Sub, Inc.  Twist Merger Sub is a Delaware corporation and a wholly owned subsidiary of Jazz Pharmaceuticals formed solely for the purpose of engaging in the merger.  Pursuant to the terms of the merger agreement, at the effective time of the merger, Twist Merger Sub will be merged with and into Orphan Medical, with Orphan Medical surviving as a wholly owned subsidiary of Jazz Pharmaceuticals.

THE SPECIAL MEETING OF COMPANY STOCKHOLDERS

Place, Date, Time and Purpose of the Special Meeting

The special meeting will be held at the offices of Dorsey & Whitney LLP, located at 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402, on                       , 2005 at              .m.  The purpose of the special meeting is to consider and vote on the proposal to adopt the merger agreement.

Our board of directors has determined that the merger is in the best interests of Orphan Medical and its stockholders, has unanimously approved the merger agreement and recommends that Orphan Medical stockholders vote “FOR” the adoption of the merger agreement.

Who Can Vote at the Special Meeting

The holders of record of our common stock and senior preferred stock as of the close of business on                     , 2005, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.  If you own shares that are registered in someone else’s name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting.  On the record date, there were                           shares of our common stock and                       shares of senior preferred stock outstanding.  The number of stockholders was determined by adding the number of record holders to the estimated number of proxies to be sent to street name holders.

Vote Required

Under Orphan Medical’s certificate of incorporation, the adoption of the merger agreement requires the affirmative vote of (1) holders of a majority of our outstanding common stock and senior preferred stock, voting as one class on an as-converted basis and (2) holders of a majority of our outstanding senior preferred stock, voting as a separate class.  Pursuant to an agreement between Orphan Medical and UBS Capital II LLC dated as of December 7, 2001, UBS irrevocably waived its right to vote the senior preferred stock as a separate class with respect to certain matters, including a merger of Orphan Medical with or into another person.  Authorizing the proxyholders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes for the adoption of the merger agreement will require the affirmative vote of Orphan Medical stockholders representing a majority of the shares of Orphan Medical common stock and senior preferred stock, voting as one class on an as-converted basis, present and entitled to vote at the special meeting.  Each share of Orphan Medical common stock is entitled to one vote on all matters that come before the special meeting.  Each share of common stock is entitled to one vote and each share of senior preferred stock being entitled to vote on an “as converted basis.”  On April 18, 2005, Orphan Medical’s senior preferred stock was convertible into an aggregate of 1,069,533 shares of common stock, which approximates 123 shares of common stock for each share of senior preferred stock.  Stockholders holding approximately 37.2% of our outstanding common stock and senior preferred stock (on an as-converted basis) have entered into a voting agreement with Jazz Pharmaceuticals whereby they have agreed to vote in favor of the adoption of the merger agreement at the special meeting.  The stockholders party to the voting agreement include the holder of all of our outstanding senior preferred stock.  See “The Merger Agreement – Voting Agreement.”

Failure to vote your proxy by telephone or by the Internet, to return a properly executed proxy card or to vote in person will have the same effect as a vote “AGAINST” adoption of the merger agreement.

Under the rules of the Nasdaq National Market, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners.  However, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as adoption of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.”  Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes against adoption of the merger agreement and against the authorization of the proxyholders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes.

The holders of a majority of the outstanding shares of our common stock and senior preferred stock entitled to be cast as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting.  A quorum is necessary to hold the special meeting.  Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting, unless the holder is present solely to object to the special meeting.  However, if a new record date is set for an adjourned meeting, then a new quorum will have to be established.

Voting by Proxy

This proxy statement is being sent to you on behalf of our board of directors for the purpose of requesting that you allow your shares of Orphan Medical voting stock to be represented at the special meeting by the persons named in the enclosed proxy card.  All shares of Orphan Medical stock represented at the meeting by proxies voted by telephone or the Internet or by properly executed proxies will be voted in accordance with the instructions indicated on that proxy.  If you vote by telephone or by the Internet or you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by our board of directors.  The board unanimously recommends a vote “FOR” adoption of the merger agreement and authorization of the proxyholders to vote for the adjournment or postponement of the special meeting for the purpose of soliciting additional votes.

The persons named in the proxy card will use their own judgment to determine how to vote our shares regarding any matters not described in this proxy statement that are properly presented at the special meeting.  Orphan Medical does not know of any matter to be presented at the meeting other than the proposal to adopt the merger agreement.

You may revoke your proxy at any time before the vote is taken at the meeting.  To revoke your proxy, you must either advise our Secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke, submit a new proxy by telephone or by the Internet or attend the meeting and vote your shares in person.  Merely attending the special meeting will not constitute revocation of your proxy.

If your Orphan Medical common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted.  Your broker or bank may allow you to deliver your voting instructions via telephone or the Internet.  Please see the instruction form that accompanies this proxy statement.

Orphan Medical will pay the cost of this proxy solicitation.  In addition to soliciting proxies by mail, directors, officers and employees of Orphan Medical may solicit proxies personally and by telephone.  None of these persons will receive additional or special compensation for soliciting proxies.  Orphan Medical will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

THE MERGER

The discussion of the merger in this proxy statement is qualified by reference to the merger agreement, which is attached to this proxy statement as Appendix A, You should read the entire merger agreement carefully.

Background of the Merger

Orphan Medical’s lead product, Xyrem, was approved for marketing and sale by the FDA in October 2003.  Leading up to and following that approval, Orphan Medical had developed a strategy to build a specialty sales force and a comprehensive commercial launch plan in order to market Xyrem to sleep medicine specialists and other physicians who treat narcolepsy and other sleep disorders and to become a specialty pharmaceutical company with a focus on medications that treat diseases or conditions of the central nervous system.

This strategy also involved partnering with a company that could market Xyrem in Europe, and selling certain of Orphan Medical’s orphan disease medications once Orphan Medical had established both a solid commercial presence in the sleep medicine community and a stronger financial position.

During late 2002 and the first half of 2003, Orphan Medical provided information to several firms interested in marketing Xyrem in Europe.  One of these companies indicated it was interested in a potential acquisition of Orphan Medical and, in the fourth quarter of 2002, presented a non-binding indication of interest regarding an acquisition of Orphan Medical.  Orphan Medical’s board of directors reviewed the proposal and directed management to continue discussions with this company and to engage a financial advisor to explore whether other companies might also have an interest in merging with or acquiring Orphan Medical.  In early 2003, substantial due diligence on Orphan Medical’s operations and prospects was conducted by the potential acquiror, and Orphan Medical approached, directly or through its financial adviser, 30 other firms to inquire as to their interest in a possible transaction.  Two of these firms conducted preliminary due diligence.  Each of these companies declined to pursue a merger or acquisition for various reasons, one of which was concern about the rate of the market’s adoption of Xyrem, and the original interested party also declined to move forward due to uncertainty over Xyrem commercial and clinical prospects.

In the second quarter of 2003, Orphan Medical sold Busulfex and two other products for more than $31 million. These products were not central to Orphan Medical's business plan and were sold in order to fund Orphan Medical’s operations since Orphan Medical had determined that an equity financing would result in an unacceptable level of dilution given its depressed stock price at that time.  The proceeds were subsequently used to support clinical development and commercial operations.

At a board of directors meeting in August 2003, the board directed management to continue its efforts to find a merger or acquisition partner.  The board of directors felt it was important to reduce risk related to Orphan Medical’s dependence on a single product.  The investment required to realize the full commercial potential of Xyrem would require substantial capital and dilution to existing stockholders, as would expansion of Orphan Medical’s pipeline.  The board of directors concluded that a merger or acquisition might provide a potential liquidity opportunity for investors and allow better access to capital for growth of Orphan Medical’s products.

At a board of directors meeting on September 19, 2003, management and the board of directors concluded that forecasted annual Xyrem revenue might not reach Orphan Medical’s guidance levels and that Orphan Medical should wait to raise additional capital until the total revenue for Xyrem in 2003 could be more accurately assessed.

In October 2003, Orphan Medical engaged Banc of America Securities as its financial advisor to continue efforts to explore a business combination transaction and to raise capital should the opportunity arise.

Throughout the fall and winter of 2003 and 2004, Orphan Medical held meetings with numerous additional companies to explore the possibility of a business combination.  None of these or subsequent discussions with these companies resulted in transaction proposals or substantive negotiations.

In January 2004, Orphan Medical began a more detailed due diligence process with one company that it had met in the fall of 2003.  Both companies performed extensive due diligence on each other, and the chief executive officer of this company presented a strategic rationale to Orphan Medical’s board of director.  By the end of the second quarter of 2004, however, both parties concluded that they could not agree to transaction terms, given each party’s divergent views of the other’s prospects, and further discussions were terminated.

In April 2004, the board of directors approved, and Orphan Medical filed, an equity shelf registration statement with the SEC.

In May 2004, Orphan Medical announced strong positive results in the SXB-15 Xyrem clinical trial.  This trial indicated that Xyrem was effective in treating excessive daytime sleepiness in narcolepsy.  Orphan Medical and Banc of America Securities reinitiated efforts to contact parties that might have an initial or renewed interest in Orphan Medical now that the SXB-15 trial results had proven to be strongly positive.  During May, June and July 2004, almost 30 companies were contacted and four, including Jazz Pharmaceuticals, became interested in a possible transaction with Orphan Medical.

In June 2004, Orphan Medical announced the initiation of a proof-of-principle trial to assess Xyrem as a treatment for the symptoms of fibromyalgia syndrome.

In the first week of August 2004, Orphan Medical met for the first time with a profitable, private, European-based company seeking to expand into the branded specialty pharmaceutical sector.  The management teams of both companies met face-to-face and, under a confidentiality agreement, exchanged information about their respective businesses.  That same week, Orphan Medical’s senior management held an introductory meeting with senior managers of Jazz Pharmaceuticals.  Late in the month, the European company indicated it would also like to perform more due diligence and a meeting date was set in late September 2004.

On September 14, 2004, Orphan Medical announced that the results of its EXCEEDS (SXB-22) trial were positive.  Among other things, this trial was designed to assess whether Xyrem alone would reduce excessive daytime sleepiness in narcolepsy patients.  Orphan Medical also indicated that it would proceed to assemble the results of both the SXB-15 and SXB-22 trials and submit a supplemental New Drug Application to the FDA, seeking approval of a label that would allow Xyrem to be marketed as a treatment for the primary symptoms of narcolepsy.

On September 23, 2004, Jazz Pharmaceuticals informed Orphan Medical that it was interested in performing more detailed due diligence and arrangements to do so were scheduled.  At the same time, during the summer and fall of 2004, Orphan Medical met with several other companies about a potential transaction, none of which led to any substantive discussions for various reasons.

Early in October 2004, a number of telephone meetings occurred between Orphan Medical and Jazz Pharmaceuticals and certain other companies to exchange information and update one another as each company’s level of interest.  During October 2004, Orphan Medical spent a total of eight days in due diligence meetings with Jazz Pharmaceuticals and three other companies.

During the week of October 18, 2004, after several meetings with Orphan Medical, the European company presented Orphan Medical with a written, non-binding letter of interest and visited Orphan Medical to conduct thorough due diligence over a three-day period.  This letter of interest was discussed with members of the board of directors and Banc of America Securities and a response was formulated in an attempt to improve the terms.  During the last week of October 2004, Jazz Pharmaceuticals also visited Orphan Medical for two days to conduct additional due diligence.

During November 2004, the European company and Orphan Medical met by phone and face-to-face several times.  These meetings included a full day conference with its financial advisor, legal counsel and accounting firm which reviewed Orphan Medical’s due diligence files and met with Orphan Medical management in Minnesota.  Members of Orphan Medical’s management team visited the European company’s headquarters and satellite offices to perform reciprocal due diligence.  On November 11, the European company presented Orphan Medical with a non-binding letter of interest proposing a stock-for-stock merger of the two companies and, on November 16, 2004, the chief executive officer made a presentation to the Orphan Medical board of directors.

Coincidentally, after the European company’s presentation, the chief executive officer of Jazz Pharmaceuticals called Mr. Bullion to inform him that he was not in a position to make a proposal to combine with Orphan Medical at that time.

At the board of directors’ November 17, 2004 meeting, Mr. Bullion surveyed the state of the capital markets, competition and the elements required to establish a sustainable pharmaceutical business.  With this background, he noted several key points relating to Orphan Medical’s ability to maintain and grow itself as an independent business.  He noted that, in his view, Orphan Medical, though public, had constrained access to the capital markets, as its market capitalization was too low to allow investment by many institutional investors.  He also stated that near-term success would be dependent on the performance of a single product, Xyrem, which had not performed to date as expected.  Orphan Medical’s sales and marketing expenses were high relative to Xyrem revenue levels.  In order to grow the business and reduce the financial risk to stockholders, Orphan Medical would need to expand its management and infrastructure, add products and increase investment in Xyrem and Butamben, Orphan Medical’s only pipeline development project.  Moreover, Orphan Drug protection for Xyrem would expire in 2009 and developing a new patent-protected formulation and newer second-generation products would be critical to the long- term success of the product and the company.  Additional resources would be required to advance Orphan Medical’s next generation programs ahead quickly.  All of these activities would significantly increase the need for additional capital.

The board of directors debated the various alternatives open to Orphan Medical and concluded that management should continue efforts to find a merger or acquisition partner, but should also continue ongoing efforts to prepare for a financing should efforts to combine with another company falter or fail.  Toward this end, Orphan Medical’s shelf registration statement was declared effective by the SEC in September 2004, pursuant to which Orphan Medical would be able to sell up to four million shares of common stock in one or more primary equity financing transactions.

Orphan Medical’s board of directors met by telephone on December 3, 2004 to discuss the European company’s written, non-binding letter of interest that proposed a stock-for-stock merger and requested an exclusive period of negotiation.  The board of directors outlined terms upon which it would consider entering such an agreement.

On December 9, 2004 at the offices of Banc of America Securities, Orphan Medical management, the board of directors and representatives from Banc of America Securities, with Orphan Medical’s outside legal counsel, Dorsey & Whitney LLP, participating by telephone, reviewed and discussed the letter of interest received from the European company proposing merger terms and requesting a period of time during which Orphan Medical would negotiate exclusively with the European company regarding the definitive terms of a merger between the two companies.  Banc of America Securities and Orphan Medical management presented to the board of directors their preliminary due diligence reports regarding the European company and their assessments as to the prospects for a combined company.  The board of directors discussed the merits and risks involved with entering into an agreement with the European company, but noted that the only other viable option available to Orphan Medical at that time was to raise additional capital and continue as an independent company.  The board of directors agreed with management that Orphan Medical should raise capital quickly should it have the opportunity.  It was noted, however, that the ability to obtain equity financing would be difficult while

Orphan Medical was continuing to actively evaluate a potential business combination transaction.

In early 2004 and again in late December 2004, a large, well-capitalized, publicly held company expressed an interest in a potential acquisition of Orphan Medical.  This company conducted preliminary due diligence and informed Orphan Medical that it would offer $9.00 per share in a cash buyout of the entire company.  Since this offer reflected no premium to the then current market price of Orphan Medical’s common stock, Mr. Bullion responded that this was unacceptable and that Orphan Medical was not interested in pursuing discussions with this company at that time.  Banc of America Securities, however, contacted this larger public company and persuaded it that it should reconsider its offer, and it agreed to do so only if it were allowed a few days to perform more thorough due diligence.  Orphan Medical agreed to host a 23 person due diligence team on January 4, 5 and 6, 2005.

On December 17, 2004, Jazz Pharmaceuticals, which had called several times to update Mr. Bullion on its progress, called to indicate that it had formed a sub-committee of its board of directors to assess financing structures that might be used to acquire Orphan Medical.  Mr. Bullion encouraged Jazz Pharmaceuticals to continue working toward this end, but also informed Jazz Pharmaceuticals that Orphan Medical was in advanced discussions with other parties.

During the weeks of January 10 and January 17, 2005, Orphan Medical and the European company continued to negotiate terms upon which the companies would enter into an exclusivity agreement and seek to negotiate definitive merger terms.  Mr. Bullion and Banc of America Securities called the larger public company and Jazz Pharmaceuticals to indicate that Orphan Medical was nearing a decision to enter into an exclusivity agreement with another party unless they were willing to make offers of an acceptable value to Orphan Medical.  Jazz Pharmaceuticals indicated it was working to provide Orphan Medical with an offer within the next week.

On January 21, 2005, Jazz Pharmaceuticals sent Orphan Medical a letter offering to buy Orphan Medical for the then-current trading price plus a small premium.  On January 21, 2005, the closing price of Orphan Medical’s common stock was $8.75.

After conducting due diligence during the first week of January 2005, the larger public company informed Mr. Bullion that it would offer $10.00 per share to acquire all of Orphan Medical.  On January 25, 2005, however, Orphan Medical’s board of directors determined that the merger with the European company was a transaction that addressed issues of concern to Orphan Medical’s board of directors and also provided Orphan Medical stockholders with greater potential upside value if Xyrem were to perform as anticipated.  The board of directors authorized Mr. Bullion to continue to negotiate a stock-for-stock merger with the European company within certain parameters, but also authorized him to seek a higher offer from either the larger public company or Jazz Pharmaceuticals.  In the case of Jazz Pharmaceuticals, though, the board of directors also directed management to require that they provide specificity regarding the method of and source of funding it would use to pay for the acquisition of Orphan Medical.

Mr. Bullion then contacted the larger public company, which refused to increase its current offer, and Jazz Pharmaceuticals, which was unable to respond before the stated deadline of January 27, 2005.  On this date, Orphan Medical signed a non-binding letter of intent with the European company committing Orphan Medical to negotiate exclusively with the European company through February 28, 2005.  During this period, the companies were to complete due diligence, negotiate a definitive merger agreement and plan activities required to combine the operations and personnel of both companies.

During this period of exclusivity, Orphan Medical engaged an accounting firm to conduct financial due diligence and a merger agreement was drafted by Orphan Medical’s legal counsel and subsequently negotiated.  Due to its own strategic considerations, the European company, however, was not able or willing to fully negotiate and proceed with a transaction with Orphan Medical.  The exclusivity period with the European company therefore expired.

Orphan Medical then contacted the larger public company and Jazz Pharmaceuticals in early March 2005.  Both companies were asked to submit their best offer for an acquisition transaction.  Jazz Pharmaceuticals proposed $10.75 per share and, in a telephonic meeting on March 17, 2005 among senior management of Jazz Pharmaceuticals and Orphan Medical, together with their financial advisors and legal counsel, provided further information about its anticipated sources of financing.  The larger public company made an offer that was lower than the offer made by Jazz Pharmaceuticals.

On March 21, 2005, Orphan Medical’s board of directors held a telephonic meeting with representatives of Banc of America Securities and Dorsey & Whitney to review the latest discussions with Jazz Pharmaceuticals, including the time period within which Orphan Medical would be willing to negotiate exclusively with Jazz Pharmaceuticals.  After discussion, the board of directors determined that it would be willing to enter into an exclusive period of negotiation with Jazz Pharmaceuticals through mid-April 2005.

On March 22, 2005, Jazz Pharmaceuticals delivered a letter agreement to Orphan Medical providing for an exclusive period of negotiation through April 15, 2005, and Mr. Bullion executed the letter agreement on March 23, 2005.

On March 30 and 31, 2005, members of senior management of Jazz Pharmaceuticals gathered for meetings in Minnesota with relevant key personnel of Orphan Medical to begin the process of conducting confirmatory due diligence, updating their work completed in the fall of 2004.  Representatives from Jazz Pharmaceuticals included Samuel R. Saks, M.D., chief executive officer, Robert M. Myers, chief business officer, and Carol A. Gamble, senior vice president and general counsel.  Representing Orphan Medical were Mr. Bullion, Timothy G. McGrath, vice president and chief financial officer, William Houghton, M.D., executive vice president and chief scientific and medical officer, Mark Perrin, executive vice president and chief commercial officer, Dayton T. Reardan, Ph.D., RAC, vice president of regulatory affairs, and Pamela J. Stahl, vice president of commercial operations.

From March 30, 2005 through April 18, 2005, Jazz Pharmaceuticals and its legal, accounting and financial representatives, together with the principals of Jazz Pharmaceuticals’ third-party debt financing sources and their legal representatives, conducted their due diligence investigation of Orphan Medical by conducting visits to a data room made available by Orphan

Medical and asking questions of Orphan Medical management and its legal, accounting and financial representatives.  During this time, the parties also exchanged several drafts of the merger agreement and voting agreement and conducted negotiations regarding their terms.

On April 15, 2005, Orphan Medical’s board of directors met telephonically to discuss the status of negotiations with Jazz Pharmaceuticals, including the remaining open business issues, and the request by Jazz Pharmaceuticals for a short extension of the exclusive negotiation period.  The board of directors provided direction to management as to how to negotiate the remaining business issues, and determined to not extend exclusivity formally at that time.

On April 16, 17 and 18, 2005, Orphan Medical management continued to negotiate the definitive terms of the proposed merger with Jazz Pharmaceuticals, and reached an agreement in principle on April 17, 2005, subject to final approval by the boards of directors of Orphan Medical and Jazz Pharmaceuticals.

On April 18, 2005, Orphan Medical’s board of directors met telephonically with representatives from Banc of America Securities and Dorsey & Whitney.  At this meeting, the board of directors unanimously approved the merger agreement and voting agreement and authorized the merger and related transactions, and Banc of America Securities delivered its oral opinion to the Orphan Medical board of directors, subsequently confirmed in writing, that, as of such date and based upon and subject to the assumptions made, matters considered and qualifications and limitations set forth therein, the consideration proposed to be received by the holders of Orphan Medical’s common stock in connection with the proposed merger was fair from a financial point of view to such holders (other than holders of Orphan Medical’s common stock that are party to the voting agreement entered into in connection with the merger).  The Jazz Pharmaceuticals board of directors unanimously approved the merger and voting agreements and authorized the merger at a meeting held telephonically on April 18, 2005.

On April 18, 2005, certain third parties executed and delivered to Jazz Pharmaceuticals a debt financing commitment letter pursuant to which the lenders would be willing to provide up to $75 million in senior debt financing to Jazz Pharmaceuticals to finance a portion of the merger consideration to be paid to acquire Orphan Medical.

Also on April 18, 2005, as an inducement to Jazz Pharmaceuticals to enter into the definitive merger agreement, certain Orphan Medical stockholders, including Mr. Bullion and affiliates of Alta Partners II, Inc., OrbiMed Advisors, LLC and UBS Capital II LLC, entered into a voting agreement with Jazz Pharmaceuticals and Orphan Medical whereby they agreed to vote in favor of the transaction with Jazz Pharmaceuticals and against any competing transaction.

On April 18, 2005, following execution and delivery of the debt financing commitment letter and the voting agreement, the parties entered into the merger agreement.

Orphan Medical’s Reasons for the Merger

Orphan Medical’s board of directors discussed the proposed merger with Orphan Medical’s senior management and financial, accounting and legal advisors, and considered a number of factors, including those set forth below, in reaching its decision to approve the merger agreement, the voting agreement and the transactions contemplated by the merger agreement, and to recommend that Orphan Medical’s stockholders vote “FOR” adoption of the merger agreement.

•                  Background.  In considering various strategic alternatives for Orphan Medical’s future, our board of directors reviewed a number of options, including the pursuit of a business combination or a significant equity financing transaction.  In considering these alternatives, our board of directors felt it was important to reduce risk related to Orphan Medical’s dependence on a single product.  After the sale of Busulfex, Xyrem was Orphan Medical’s only product that could drive near term and long term commercial growth.  Moreover, although Xyrem was gaining commercial acceptance, its rate of growth had not reached a high enough level to support Orphan Medical’s development and commercial initiatives.  The investment required to determine the full potential of Xyrem would require substantial capital and dilution to existing stockholders, as would expansion of Orphan Medical’s pipeline.  Our board of directors felt these factors exposed Orphan Medical and its stockholders to substantial risk.  Therefore, our board of directors concluded that a merger or acquisition might provide a potential liquidity opportunity for investors and allow better access to capital for growth of Orphan Medical’s products.

•                  Merger Consideration.  Our board of directors considered the proposed merger in the context of a variety of enterprise valuation factors.  Our board of directors reviewed our 2004 and 2005 year-to-date financial results, financial estimates for the remainder of 2005, and management’s preliminary future financial projections and underlying assumptions.

Our board of directors reviewed the value offered by Jazz Pharmaceuticals when compared to other specialty pharmaceutical transactions, the value of other publicly traded specialty pharmaceutical companies and the intrinsic value of Orphan Medical on a stand-alone basis, among other factors.

•                  Opinion from Orphan Medical’s Financial Advisor.  Our board of directors considered the presentations made by Banc of America Securities, our financial advisor, which are discussed further below under “Opinion of Orphan Medical’s Financial Advisor,” including Banc of America Securities’ opinion to the effect that, as of the date of its opinion, the consideration proposed to be received by the holders of Orphan Medical’s common stock was fair from a financial point of view to such holders (other than the holders of Orphan Medical’s common stock that are party to the voting agreement entered into in connection with the merger).  The full text of this opinion is attached to this proxy statement as Appendix C.

•                  Review of Prospects in Remaining Independent.  Our board of directors considered our financial condition, results of operations and business and earnings prospects, including our prospects if we were to remain independent, in light of a multiplicity of relevant factors. These factors included the current and future consolidation occurring within the specialty pharmaceutical market; our current and future operating risks and opportunities as an independent, publicly traded company; the need to raise additional capital in order to fund future growth and expansion of the business, including clinical trials and regulatory approvals that may be required for new products; intensified competitive pressures in the market segments in which we compete; and, other developments occurring in the specialty pharmaceutical industry.

•                  Uncertain Availability of Alternative Transactions.  Our board of directors considered that, notwithstanding the many discussions between Orphan Medical and various other companies during the period 2002 to 2005, there was uncertainty whether an alternative transaction would be available in the future on terms more favorable to our stockholders than the Jazz Pharmaceuticals proposal, and discussions with the other potential strategic partners had either not proceeded beyond the exploratory stage or failed to result in a transaction that was as favorable to our stockholders as the transaction proposed by Jazz Pharmaceuticals.

•                  Certain Terms of the Merger Agreement Relating to Alternative Transactions.  Our board of directors considered the terms of the merger agreement, including the provisions relating to termination of the merger agreement in the event our board of directors were to receive a bona-fide superior third-party proposal.

•                  Likelihood of Closing.  The board of directors considered the nature of the closing conditions included in the merger agreement, including the requirement that Jazz Pharmaceuticals obtain the financing pursuant to the senior debt financing commitment letter, as well as the likelihood that the merger would be approved by a majority of our stockholders.

•                  Vesting of Stock Options; Other Employee Matters.  The board of directors considered the fact that the unvested portion of stock options granted to our employees would fully vest upon a change of control.  Our board of directors also considered the potential payments that could be made under pre-existing employment and change in control agreements between Orphan Medical and certain of our executive officers, as described under “Interests of Certain Persons in the Merger.”

•                  Taxability; No Participation in Future Growth.  Our board of directors considered the fact that the merger will be a taxable transaction to our stockholders.  Our board of directors also considered the fact that because our stockholders are receiving cash for their Orphan Medical stock, they will not participate as stockholders in the future growth of either Orphan Medical or Jazz Pharmaceuticals unless they currently have, or acquire in the future, shares of stock or other equity interests of Jazz Pharmaceuticals independent of this merger transaction.

The foregoing is a discussion of the material information and factors considered by our board of directors.  In view of the variety of factors considered in connection with its evaluation of the merger, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of this information or any of these factors, and individual directors may have given different weights to different information and factors.

Recommendation of Orphan Medical’s Board of Directors

After careful consideration, our board of directors has unanimously determined that the merger agreement is advisable and in the best interests of Orphan Medical and our stockholders, has unanimously determined that the merger is fair to, and in the best interests of, the stockholders of Orphan Medical, has unanimously approved the merger agreement, and unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement and authorization of the proxyholders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes for the adoption of the merger agreement.

Opinion of Orphan Medical’s Financial Advisor

On October 24, 2003, Orphan Medical’s board of directors retained Banc of America Securities to act as financial advisor in connection with the merger.  Banc of America Securities is a nationally recognized investment banking firm.  Banc of America Securities is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.  Orphan Medical’s board of directors selected Banc of America Securities to act as its financial advisor on the basis of Banc of America Securities’ experience and expertise in transactions similar to the proposed merger and its reputation in the pharmaceutical industry.

On April 18, 2005, Banc of America Securities delivered its oral opinion to Orphan Medical’s board of directors, subsequently confirmed in writing, that, as of such date and based upon and subject to the assumptions made, matters considered and qualifications and limitations set forth therein, the consideration proposed to be received by the holders of Orphan Medical’s common stock in connection with the proposed merger was fair from a financial point of view to such holders (other than the holders of Orphan Medical’s common stock that are party to the voting agreement entered into in connection with the merger).

We have attached the full text of Banc of America Securities’ written opinion to Orphan Medical’s board of directors as Appendix C, which is incorporated herein in its entirety.  You should read this opinion carefully and in its entirety in connection with this proxy statement.  However, we have also included the following summary of Banc of America Securities’ opinion, which is qualified in its entirety by reference to the full text of the opinion.

Banc of America Securities’ opinion is directed to Orphan Medical’s board of directors.  It does not constitute a recommendation to you on how to vote with respect to the merger.  The opinion addresses only the financial fairness of the consideration proposed to be received by the holders of Orphan Medical’s common stock (other than the holders of Orphan Medical’s common stock that are party to the voting agreement entered into in connection with the merger) in the proposed merger.  The opinion does not address Orphan Medical’s underlying business decision to proceed with or effect the merger, the structure of the proposed transaction, whether any alternative transaction might produce consideration in an amount in excess of that contemplated in the merger, the relative allocation of the consideration proposed to be received in the merger among the holders of Orphan Medical’s common stock and the various series of Orphan Medical’s outstanding preferred stock and other securities or any other aspect of the merger, including the specific amount of the consideration in the merger.

For purposes of its opinion, Banc of America Securities:

•      reviewed certain publicly available financial statements and other business and financial information of Orphan Medical;

•      reviewed certain internal financial statements and other financial and operating data concerning Orphan Medical;

•      reviewed certain financial forecasts relating to Orphan Medical that were prepared by the management of Orphan Medical;

•      discussed the past and current operations, financial condition and prospects of Orphan Medical with senior executives of Orphan Medical;

•      reviewed the reported prices and trading activity for Orphan Medical’s common stock;

•      compared the financial performance of Orphan Medical and the prices and trading activity of Orphan Medical’s common stock with that of certain other publicly traded companies Banc of America Securities deemed relevant;

•      compared certain financial terms of the merger to financial terms, to the extent publicly available, of certain other business combination transactions Banc of America Securities deemed relevant;

•      participated in discussions and negotiations among representatives of Orphan Medical and Jazz Pharmaceuticals and their respective financial and legal advisors;

•      reviewed drafts dated April 18, 2005 of the agreement and plan of merger and certain related documents;

•      considered Banc of America Securities’ efforts to solicit indications of interest from third parties with respect to a transaction with Orphan Medical; and

•      performed such other analyses and considered such other factors as Banc of America Securities deemed appropriate.

Banc of America Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by it for the purposes of its opinion.  Banc of America Securities also made the following assumptions:

•      that the financial forecasts and other financial and operating data have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Orphan Medical as to the future financial performance of Orphan Medical;

•      that the final executed agreement and plan of merger will not differ in any material respect from the last draft of the agreement and plan of merger reviewed by Banc of America Securities; and

•      that the merger will be consummated as provided in the last draft of the agreement and plan of merger reviewed by Banc of America Securities, with full satisfaction of all covenants and conditions set forth therein and without any waivers thereof.

In addition, Banc of America Securities did not make any independent valuation or appraisal of the assets or liabilities of Orphan Medical, nor has Banc of America Securities been furnished with any such appraisals.

As is customary in the rendering of fairness opinions, Banc of America Securities based its opinion on economic, market and other conditions as in effect on, and the information made available to Banc of America Securities as of April 18, 2005.  Accordingly, although subsequent developments may affect Banc of America Securities’ opinion, Banc of America Securities does not have any obligation to update, revise or reaffirm its opinion.

The following is a brief summary of the material financial analyses performed by Banc of America Securities in connection with providing its opinion to Orphan Medical’s board of directors.

Selected Publicly Traded Companies Analysis.  Using publicly available information, Banc of America Securities calculated various multiples, including aggregate value divided by estimated revenue for calendar year 2005 and closing stock price on April 15, 2005 divided by estimated earnings per share (“EPS”) for calendar year 2007, for the following selected publicly traded pharmaceutical companies that Banc of America Securities deemed relevant:

Bone Care International, Inc	Ista Pharmaceuticals, Inc.

Connetics Corporation	MGI Pharma, Inc.

Enzon Pharmaceuticals, Inc.	Noven Pharmaceuticals Inc.

First Horizon Pharmaceutical Corporation	Pharmion Corporation

InKine Pharmaceutical Company, Inc.	Salix Pharmaceuticals, Ltd.

Banc of America Securities defined “aggregate value” to mean: the sum of equity value (defined as the product of the number of fully diluted shares of common stock outstanding for a company multiplied by its stock price), total debt, preferred stock and minority interest; less cash and cash equivalents.  The multiples were based on closing stock prices on April 15, 2005.  Estimated EPS for calendar year 2007 was used in the EPS analysis because, based on financial forecasts provided to Banc of America Securities by the management of Orphan Medical, Banc of America determined that Orphan Medical’s first full calendar year of positive EPS would be 2007.

Banc of America Securities then applied a range of selected multiples derived from its analysis to estimated revenue for Orphan Medical for calendar year 2005 and fully-taxed estimated EPS for Orphan Medical for calendar year 2007, each as provided by the management of Orphan Medical.  The estimated tax rate used by Banc of America Securities in this analysis and in all of its other analyses was 35.0%, as directed by the management of Orphan Medical.  In the case of the EPS analysis, Banc of America Securities then added to the resulting implied stock price of Orphan Medical the present value of Orphan Medical’s net operating losses calculated on a per share basis (as computed by Banc of America Securities) to calculate the implied per share equity reference range for Orphan Medical.

The selected publicly traded companies analysis indicated an implied per share equity reference range for Orphan Medical of $8.20-$13.55 (based on estimated revenue for calendar year 2005) and $6.75-$8.70 (based on estimated EPS for calendar year 2007), as compared to the per share consideration in the merger of $10.75.

The companies were selected because Banc of America Securities deemed them to be most relevant from a business, financial and operational perspective.  Consequently, Banc of America Securities did not include every company that could be considered comparable to Orphan Medical.

No company used in the selected publicly traded companies analysis is identical to Orphan Medical. Accordingly, an analysis of the foregoing results is not mathematical.  Rather, it involves complex considerations and judgments concerning differences in the business, financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Orphan Medical is being compared.

Selected Precedent Transactions Analysis.  Based on publicly available information, Banc of America Securities calculated various multiples, including aggregate value of each target company as a multiple of revenue for such target company for the twelve months prior to the announcement of the transaction, implied in the following selected precedent transactions that involve target companies that operate in the pharmaceutical industry:

Acquiror	Target
Chiron Corporation	Pathogenesis Corporation

Elan Corporation, plc	Dura Pharmaceuticals, Inc.

Barr Laboratories, Inc.	Duramed Pharmaceuticals, Inc.

Cephalon, Inc.	CIMA Labs, Inc.

QLT Inc.	Atrix Laboratories Inc.

Acquiror	Target
Mylan Laboratories Inc.	King Pharmaceuticals, Inc.

Protein Design Labs, Inc.	ESP Pharma Holding Company, Inc.

Valeant Pharmaceuticals International	Xcel Pharmaceuticals, Inc.

Banc of America Securities then applied a range of selected multiples derived from its analysis to revenue of Orphan Medical for the twelve months ending December 31, 2004.

The selected precedent transaction analysis indicated an implied per share equity reference range for Orphan Medical of $7.80-$12.55, as compared to the per share consideration in the merger of $10.75.

The transactions were selected because Banc of America Securities deemed them to be most relevant from a business, financial and operational perspective.  Consequently, Banc of America Securities did not include every transaction that could be considered comparable to the merger.

No transaction used in the selected precedent transactions analysis is identical to the merger.  Accordingly, an analysis of the foregoing results in not mathematical.  Rather, it involves complex considerations and judgments concerning differences in the types of transactions and the business, financial and operating characteristics of the companies involved in such transactions and other factors that could affect the transaction to which the merger is being compared.

Discounted Cash Flow Analysis. Banc of America Securities used financial forecasts for Orphan Medical for calendar years 2005 through 2009, as prepared by the management of Orphan Medical, to perform a discounted cash flow analysis.  In conducting this analysis, Banc of America Securities first calculated the forecasted unlevered after-tax cash flows for calendar years 2005 through 2009.  Second, Banc of America Securities estimated the terminal value of Orphan Medical at the end of calendar year 2009 by applying perpetuity growth rates, which ranged from 0.0% to 4.0%, to Orphan Medical’s estimated unlevered after-tax cash flow for calendar year 2009.  Third, Banc of America Securities estimated the tax benefits from calendar years 2005 through 2009 associated with net operating losses of Orphan Medical.  Banc of America Securities then discounted the cash flows, terminal values and tax benefits to present values using discount rates ranging from 15.0% to 20.0%.  Banc of America Securities selected the range of discount rates based on Orphan Medical’s estimated cost of equity of 17.2% and estimated weighted average cost of capital of 14.4%.

The discounted cash flow analysis indicated an implied per share equity reference range for Orphan Medical of $8.20-$12.15, as compared to the per share consideration in the merger of $10.75.

The summary set forth above does not purport to be a complete description of all the analyses performed by Banc of America Securities.  The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description.  Banc of America Securities did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.  Accordingly, notwithstanding the separate factors summarized above, Banc of America Securities believes, and has advised Orphan Medical’s board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion.

In performing its analyses, Banc of America Securities made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Orphan Medical.  No company, transaction or business used in Banc of America Securities’ analyses as a comparison is identical to Orphan Medical, the merger or the business of Orphan Medical.  Accordingly, an evaluation of the results of those analyses is not entirely mathematical.  Rather, the analyses involve complex considerations and judgments concerning differences in business, financial and operating characteristics and other factors that could affect the transaction, public trading or other values of the companies, business segments or transactions being analyzed.  The estimates contained in Banc of America Securities’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses.  In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold.  Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, and none of Orphan Medical, Banc of America Securities or any other person assumes responsibility if future results are materially different from those projected.

The analyses supplied by Banc of America Securities and its opinion were among the many factors taken into consideration by Orphan Medical’s board of directors in making its decision to enter into the merger agreement and should not be considered as determinative of such decision.  The consideration to be received by the holders of shares of Orphan Medical’s capital stock pursuant to the merger agreement was determined through arm’s-length negotiations between Orphan Medical and Jazz Pharmaceuticals and was approved by Orphan Medical’s board of directors.

Banc of America Securities or its affiliates in the past have provided, and currently are providing, certain financial advisory and financing services to certain affiliates of Jazz Pharmaceuticals, including Kohlberg Kravis Roberts & Co., Thoma Cressey Equity Partners, Prospect Venture Partners LLC and Golden Gate Capital, for which services Banc of America Securities and its affiliates have received, and expect to receive, fees.  One of Banc of America Securities’ affiliates also holds minority investments in certain funds managed by Kohlberg Kravis Roberts & Co. and Thoma Cressey Equity Partners, certain of which funds managed by Kolberg Kravis Roberts & Co. will be used in connection with the merger.  In addition, Banc of America Securities and its affiliates in the future may provide financial advisory and financing services to Orphan Medical, Jazz Pharmaceuticals and their respective affiliates and in the future may receive fees for such services.  In the ordinary course of Banc of America Securities’

businesses, Banc of America Securities and its affiliates may actively trade the debt and equity securities or loans of Orphan Medical for their own account or for the accounts of customers, and accordingly, Banc of America Securities or its affiliates may at any time hold long or short positions in such securities or loans.

Orphan Medical has agreed to pay Banc of America Securities a fixed fee upon execution of the merger agreement of $150,000 which is creditable against the transaction fee and a transaction fee contingent on the completion of the merger in an amount of approximately $1.5 million.  Regardless of whether a transaction is proposed or completed, Orphan Medical has agreed to reimburse Banc of America Securities, immediately upon Banc of America Securities’ request, for all reasonable expenses, including any reasonable fees and disbursements of Banc of America Securities’ counsel, and has agreed to indemnify Banc of America Securities against certain liabilities, including liabilities under the federal securities laws.  The terms of the fee arrangement with Banc of America Securities were negotiated at arm’s length between Orphan Medical and Banc of America Securities, and Orphan Medical’s board of directors was aware of such arrangement, including the fact that a significant portion of Banc of America Securities’ fee was contingent upon completion of the merger.

Interests of Orphan Medical’s Directors and Officers in the Merger

Some of Orphan Medical’s directors and officers have interests in the merger that are different from, or are in addition to, their interests as our stockholders.  Our board of directors knew about these additional interests and considered them when they approved the merger agreement.  These interests include the following:

Stock Options

The merger agreement provides that each outstanding stock option issued by Orphan Medical to acquire common stock (including stock options held by officers and non-employee directors) will be cancelled, and the option holder will be entitled to receive an amount equal to the excess of $10.75 over the exercise price, multiplied by the number of shares of common stock underlying the option for which the option is exercisable at the effective time of the merger, less applicable withholding taxes. This cancellation will occur upon consummation of the merger.  The amounts which would be payable to the officers and directors of Orphan Medical due to the cash out of the stock options described above (before deductions for withholding taxes) are as follows:  Mr. Bullion, $410,916; Dr. Houghton, $577,350; Mr. McGrath, $222,424; Mr. Perrin, $219,600; Mr. Reardan, $90,430; Ms. Stahl, $181,180; Ms. Champsi, $24,950; Mr. Greene, $98,388; Mr. King, $24,950; Mr. Vida, $128,075; and Mr. Wardell, $62,500.

Employment, Change in Control and Consulting Agreements

Mr. Bullion is a party to an employment agreement with Orphan Medical which provides that certain severance benefits will be payable if, after a change in control has occurred, Mr. Bullion’s employment is terminated involuntarily without cause or voluntarily by Mr. Bullion for reasons such as a required relocation or a diminution in responsibilities or compensation.  The amount of severance benefits that would be payable under Mr. Bullion’s employment agreement is approximately $823,625.

William Houghton, Timothy G. McGrath, Mark D. Perrin, Dayton Reardan and Pamela Stahl are each a party to a change in control agreement with Orphan Medical which provides that certain severance benefits will be payable if, after a change in control has occurred, the officer’s employment is terminated involuntarily without cause or voluntarily by the officer for reasons such as a required relocation or a diminution in responsibilities or compensation.  The amount of severance benefits that would be payable to these executive officers under their change in control agreements is approximately the following:  Dr. Houghton, $600,338; Mr. McGrath, $253,250; Mr. Perrin, $538,650; Mr. Reardan, $256,432; and Ms. Stahl, $254,013.

Jazz Pharmaceuticals is in ongoing discussions with the executive officers of Orphan Medical relating to potential employment or consulting arrangements with Jazz Pharmaceuticals after the merger.  Jazz Pharmaceuticals has proposed that Mr. Bullion, our chief executive officer, and Mr. Perrin, our executive vice president and chief commercial officer, enter into consulting agreements with Jazz Pharmaceuticals, and that Mr. McGrath, our vice president and chief financial officer, Mr. Reardan, our vice president of regulatory affairs, and Ms. Stahl, our vice president of commercial operations, remain employees of Orphan Medical for an agreed upon time period. Jazz Pharmaceuticals has offered William Houghton, our executive vice president and chief scientific and medical officer, regular employment at Jazz Pharmaceuticals after the closing of the merger.

Indemnification

Orphan Medical’s certificate of incorporation and the merger agreement contain provisions regarding indemnification of our directors and officers.  The merger agreement provides for the maintenance of directors’ and officers’ insurance for a period of six years after the effective time of the merger.  The merger agreement also provides for the surviving company of the merger to indemnify our officers, directors and employees from liability for losses arising out of their position as such with regards to acts or omissions occurring prior to the merger, to the same extent such persons are currently indemnified by us under our charter, bylaws or other agreements.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material United States federal income tax consequences of the merger to holders of Orphan Medical stock.  The discussion is based upon the Internal Revenue Code, Treasury regulations, IRS rulings and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations.  The following discussion is limited to the material United States federal income tax aspects of the merger to a stockholder of Orphan Medical who is a citizen or resident of the United States and who, on the date on which the merger is completed, holds shares of Orphan Medical stock as a capital asset.  The following discussion does not address taxpayers subject to special treatment under federal income tax laws, such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations, S corporations and taxpayers subject to the alternative minimum tax.  In addition, the following discussion may not apply to stockholders who acquired their shares of Orphan Medical stock upon the exercise of employee stock options or otherwise as compensation for services or who hold their shares as part of a hedge, straddle or conversion transaction.

The following discussion does not address potential foreign, state, local and other tax consequences of the Merger.  All stockholders are urged to consult their own tax advisors regarding the federal income tax consequences, as well as the foreign, state and local tax consequences, of the disposition of their shares in the merger.

For federal income tax purposes, the merger will be treated as a taxable sale or exchange of Orphan Medical stock for cash by each of our stockholders (including any stockholder who properly exercises dissenters’ rights).  Accordingly, the federal income tax consequences to Orphan Medical stockholders receiving cash will generally be as follows:

•              The stockholder will recognize a capital gain or loss upon the disposition of the stockholder’s shares of Orphan Medical stock pursuant to the Merger.

•              The capital gain or loss, if any, will be long-term with respect to shares of Orphan Medical stock held for more than twelve months as of the effective time of the Merger.  The deductibility of capital losses is subject to limitations.

•              The amount of capital gain or loss recognized by each stockholder will be measured by the difference between the amount of cash received by the stockholder in connection with the merger, or cash received in connection with the exercise of dissenters’ rights, and the stockholder’s adjusted tax basis in the shares of Orphan Medical stock at the effective time of the Merger.

Cash payments made pursuant to the merger, including any cash paid to a stockholder who properly exercises dissenters’ rights, will be reported to our stockholders and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable regulations.  These amounts will ordinarily not be subject to withholding of U. S. federal income tax.  However, backup withholding of the tax at a rate of 28% may apply to a stockholder who fails to supply Orphan Medical or Wells Fargo Bank, N.A., as paying agent, with the stockholder’s taxpayer identification number or has received notice from the Internal Revenue Service of a failure to report all interest and dividends required to be shown on the stockholder’s federal income tax returns.  Accordingly, each Orphan Medical stockholder will be asked to provide a correct taxpayer identification number on a Substitute Form W-9 (or an applicable Form W-8 in the case of non-United States stockholders) which is to be included in the appropriate letter of transmittal for the shares of Orphan Medical common stock and/or senior preferred stock.

ACCOUNTING TREATMENT

The merger will be accounted for by the use of the purchase method of accounting, in accordance with International Accounting Standards.  This means that Jazz Pharmaceuticals will record as goodwill the excess of the purchase price of Orphan Medical over the fair value of our identifiable assets, including intangible assets, and liabilities.

REGULATORY APPROVALS NOT REQUIRED

Jazz Pharmaceuticals and Orphan Medical have confirmed that no regulatory filings or approvals, including a filing pursuant to the Hart-Scott-Rodino Act of 1976, as amended, are required with respect to consummation of the merger.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement and voting agreement, but does not include all of the terms of these agreements.  The description in this section may not contain all of the information that is important to Orphan Medical stockholders.  You should read the merger agreement, the voting agreement and the other information that is incorporated by reference in this proxy statement, carefully and in its entirety for a more complete understanding of the merger.  The complete text of the merger agreement is attached to this proxy statement as Appendix A and is incorporated by reference into this proxy statement and a copy of the voting agreement is attached as Appendix B to this proxy statement.

The Merger

Twist Merger Sub, a wholly owned subsidiary of Jazz Pharmaceuticals, will merge with and into Orphan Medical.  Twist Merger Sub was created solely for the purposes of the merger and has no significant assets and no operations of its own.

Effective Time of the Merger

The merger will become effective when Twist Merger Sub and Orphan Medical file a certificate of merger with the Secretary of State of the State of Delaware or at a later time as specified in the certificate of merger.  The closing of the merger will take place on a date that is not later than the second business day after the conditions contained in the merger agreement have been satisfied or waived or on another date agreed upon by Jazz Pharmaceuticals and Orphan Medical.

Consideration to be Received in the Merger

At the time the merger becomes effective, each issued and outstanding share of (i) our common stock, other than shares held by Orphan Medical as treasury shares or shares held by stockholders exercising dissenters’ rights, will be canceled and converted into the right to receive $10.75 in cash; (ii) our senior preferred stock will be cancelled and converted automatically into the right to receive $1,320.6386 in cash; and (iii) our series B preferred stock will be cancelled and converted automatically into the right to receive $1,653.8462 in cash, in each case without interest.  Outstanding warrants and options to purchase Orphan capital stock will be cancelled and, to the extent vested, converted into the right to receive a cash payment equal to the number of shares of Orphan Medical capital stock for which the warrant or option is exercisable at the time of the merger multiplied by (x) $10.75 minus (y) the per share exercise price of the warrant or option.

Exchange Procedures

As soon as practicable after the effective time of the merger, Wells Fargo Bank, N.A., as paying agent, will mail to each former holder of record of our common stock, senior preferred stock or series B preferred stock a letter with instructions on how to exchange Orphan Medical stock certificates for the cash merger consideration.

Please do not send in your Orphan Medical stock certificates until you receive the letter of transmittal and instructions from Wells Fargo Bank, N.A.  Do not return your stock certificates with the enclosed proxy card.  If your shares of Orphan Medical stock are held through a broker your broker will surrender your shares for cancellation.

After Wells Fargo Bank, N.A. has received the letter of transmittal, duly executed and completed in accordance with its instructions, and your stock certificates, you will be entitled to receive the appropriate amount of consideration for your shares as described above, which the surviving company in the merger will cause to be provided to you in the form of a check.  All Orphan Medical stock certificates you surrender will be canceled.  After the completion of the merger, there will be no further transfers of our common stock, and Orphan Medical stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.  If payment is to be made to a person other than the registered holder of the shares of our common stock, the certificate surrendered must be properly endorsed or in proper form for transfer and any transfer or similar taxes must be paid by the person requesting the transfer or that person must establish to the satisfaction of the surviving company in the merger that such tax is not applicable.

If your Orphan Medical stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of those certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares.  In such case, Wells Fargo Bank, N.A. may also require the posting of a bond.  Wells Fargo Bank, N.A. will send you instructions on how to provide such evidence and bond, if required.

If you do not return a completed letter of transmittal and your Orphan Medical stock certificates to Wells Fargo Bank, N.A. within six months after the effective time of the merger, you may be required to look to the surviving company in the merger for payment of the cash merger consideration.

Representations and Warranties

The merger agreement contains a number of customary representations and warranties made by Jazz Pharmaceuticals and Orphan Medical relating to themselves and their respective subsidiaries.

Jazz Pharmaceuticals and Twist Merger Sub have made representations and warranties regarding, among other things:

•              their due organization, good standing and corporate power and authority to conduct their businesses;

•              the absence of any violations of their organizational documents, agreements or applicable laws or regulations as a result of the merger agreement;

•              the absence of any required governmental approval;

•              the availability of funds and committed financing to pay the merger consideration;

•              the absence of pending or threatened litigation related to the merger;

•              the ownership and interim operations of Twist Merger Sub, Inc;

•              its use of brokers and finders;

•              the information supplied for inclusion or incorporation in this proxy statement and other exchange act filings by Orphan Medical in connection with the Merger;

•              the absence of any required stockholder vote or action by Jazz Pharmaceuticals stockholders to consummate the merger; and

•              no knowledge of any FDA filings by third parties of an ANDA for a fomepizole injection.

Orphan Medical has made representations and warranties regarding, among other things:

•              the due organization, good standing, qualification and corporate power of itself and its subsidiaries and authority to conduct the business of itself and its subsidiaries;

•              its capital stock, stock option and warrants;

•              its corporate power and authority to enter into the merger agreement;

•              the absences of any violations as a result of the merger agreement;

•              its filings with the Securities and Exchange Commission and financial statements;

•              the absence of defaults or violations under its certificate of incorporation, bylaws, material contracts or other agreements;

•              the absence of undisclosed liabilities, certain changes or events;

•              absence of penalty or threatened litigation affecting the merger;

•              its possession and maintenance of required permits, licenses and other authorizations and compliance with applicable laws and regulations;

•              tax matters;

•              its related party interests and transactions;

•              the absence of outstanding orders, judgments or other decrees of any governmental entities;

•              its regulatory compliance;

•              compensation agreements with employees and other material contracts;

•              its employee benefit plans and compliance with certain federal regulations applicable to such plans;

•              its properties;

•              its labor relations and other employment matters;

•              its intellectual property;

•              certain environmental matters;

•              its suppliers;

•              its insurance;

•              the accuracy of certain information;

•              its title to and ownership of its assets;

•              its receipt of a fairness opinion

•              its use of brokers or finders;

•              no knowledge of any FDA filings by third parties of an ANDA for a fomepizole injection; and

•              the nonapplicability of certain takeover statutes to the merger or other transactions contemplated by the merger agreement.

Conduct of Business Pending the Merger

During the period from the signing of the merger agreement until the merger becomes effective, we have agreed, subject to the exceptions specified in the merger agreement, that Orphan Medical and each of its subsidiaries, among other things:

•              will carry on their business in the ordinary course and, to the extent consistent with that obligation, will use commercially reasonable best efforts to preserve their business organizations, keep available the service of their current officers and employees and preserve their relationships with customers, collaborators, suppliers, licensors, licensees, distributors and others with whom they have business dealings;

•              will not amend Orphan Medical’s corporate governance documents or change the number of directors constituting its board of directors;

•              will not declare, set aside for payment, or pay any dividend or other distribution on the capital stock or other equity interests of Orphan Medical, except Orphan Medical shall be permitted to pay dividends to the holders of preferred stock in accordance with Orphan Medical’s certificate of incorporation, and Orphan Medical’s wholly owned subsidiaries may declare and pay a dividend or make advances to their direct parents or Orphan Medical;

•              will not issue, sell, pledge, dispose of or otherwise encumber any shares of Orphan Medical capital stock or any other voting securities or equity equivalent or securities convertible into shares of Orphan Medical capital stock other than issuance of shares upon the exercise or conversion (as applicable) of stock options, warrants or preferred stock outstanding on the date the merger agreement was signed;

•              will not redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities;

•              will not split, combine or reclassify any of its outstanding capital stock or other equity interests or amend the terms of any rights, warrants or options to acquire its capital stock or other securities, or purchase or otherwise acquire (including through the acquisition of options, warrants or rights to purchase its capital stock) any shares of Orphan Medical capital stock;

•              will not acquire or agree to acquire (whether by merger or consolidation or asset purchase or any other means) any business, corporation or other entity or division of any other entity or acquire or agree to acquire any assets in an amount exceeding $5,000 individually or $25,000 in the aggregate, except purchases in the ordinary course of business consistent with past practice;

•              will not dispose of any assets other than (i) sales of inventory that are in the ordinary course of business consistent with past practice; (ii) equipment and property no longer used in the operation of Orphan Medical’s business, or (iii) assets related to discontinued operations;

•              will not grant or suffer any liens other than certain permitted liens on any of Orphan Medical’s assets or rights other than in the ordinary course of business consistent with past practice;

•              will not enter into, amend, modify or terminate any material contract outside of the ordinary course of business;

•              will not amend, modify or terminate any contract with a material manufacturer or supplier of materials, components or services for Xyrem, Antizol and Cystadane products or components, or waive, release or assign any material rights, claims or benefits thereunder;

•              will not enter into any new contract with any person (other than the FDA) with regards to or relating to Xyrem;

•              will not make any agreements with the FDA concerning Xyrem;

•              will not sell, transfer or license to any person or otherwise extend, amend, or modify any rights to Orphan Medical’s intellectual property;

•              will not enter into any employment or severance agreement with or grant any severance or termination pay to any officer, director or employee of Orphan Medical or is subsidiaries;

•              will not hire employees or executive officers;

•              will not establish, adopt, amend , increase or accelerate any rights (except as required by applicable law) under any plan providing for employee benefits to any officer, director or other employee of Orphan Medical;

•              will not grant any awards under any bonus incentive, performance or other compensation plan or arrangement or Orphan Medical benefit plan, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Orphan Medical benefit plans or agreements or awards made thereunder;

•              will not take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or Orphan Medical benefit plan;

•              will not incur any indebtedness, guarantee any indebtedness of any other person or entity or make any advances or capital contributions to or other investments in any other entity, except to wholly owned subsidiaries or customary loans or advance to employees for travel or similar business expense in accordance with past practice in an amount not exceeding $10,000 individually or $50,000 in the aggregate;

•              will not settle or compromise any claim, litigation or other legal proceeding other than in the ordinary course of business;

•              will not make any change to accounting policies or procedures unless required by GAAP or applicable law;

•              will not settle or compromise any material tax liability or amend any material tax return;

•              will not enter into or modify any material agreement relating to taxes, or make or change any material tax election;

•              will not surrender any right to claim a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment;

•              will not revalue any assets of Orphan Medical, except as required by GAAP or by applicable Law;

•              will not enter into any new line of business or enter into any contract that restrains, limits or impedes Orphan Medical’s or any of its subsidiaries’ ability to compete with or conduct any business or line of business;

•              will not take any action such that (i) the aggregate cash and cash equivalents of Orphan Medical and its Subsidiaries on a consolidated basis that would appear on a consolidated balance sheet of Orphan Medical prepared in accordance with U.S. generally accepted accounting principles as of the closing date of the merger would be an amount less than $3,000,000 if the closing date is on or prior to June 30, 2005, or (ii) net current assets on the closing date of the merger would be less than $1,000,000; and

•              will give Jazz Pharmaceuticals the opportunity to participate in the defense or settlement of any stockholder litigation against Orphan Medical and/or its directors relating to the transactions contemplated by the merger agreement.

No Solicitation

Pursuant to the terms of the merger agreement, Orphan Medical has agreed, subject to limited exceptions, that it will not, nor will it permit any of its subsidiaries or representatives to directly or indirectly:

•              solicit, initiate, cause, encourage or facilitate the making, submission or announcement of any proposals from any person or entity relating to an alternative transaction;

•              enter into any letter of intent or similar document or any agreement, contract or commitment (whether or not binding) contemplating, relating to or constituting an alternative proposal;

•              enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be likely to lead to, an acquisition proposal; or

•              approve, endorse or recommend any acquisition proposal.

The merger agreement also prohibits Orphan Medical’s board of directors from:

•              withdrawing or modifying in a manner adverse to Jazz Pharmaceuticals and Twist Merger Sub its approval or recommendation of the merger agreement and the merger, determining that the merger agreement is no longer advisable, recommending that Orphan Medical stockholders reject the merger or the merger agreement; or resolving, agreeing or proposing publicly to take any such action, or recommend the approval or adoption of any acquisition proposal unless the acquisition proposal is a bona fide written superior proposal and failure to take such actions would be a violation of the board of directors’ fiduciary duty;

•              approving, recommending, or proposing to any person other than its Representatives to approve or recommend any acquisition proposal;

•              proposing publicly to adopt or approve any acquisition proposal, withdraw its approval of the merger or the merger agreement or resolving to take any such action; or

•              entering into any letter of intent, agreement in principle, heads of agreement, acquisition agreement or other similar agreement related to or leading to an alternative transaction or acquisition proposal.

Orphan Medical has agreed to notify Jazz Pharmaceuticals as promptly as practicable (but in no event later than 48 hours), upon receipt of any (i) request for information or other inquiry that Orphan Medical believes is reasonably likely to lead to an acquisition proposal, (ii) acquisition proposal, (ii) the terms and conditions of any such request, acquisition proposal or inquiry (including any subsequent amendment or other modification to such terms and conditions) and (iii) the identity of the person making such request, acquisition proposal or inquiry.  Orphan Medical shall promptly keep Jazz Pharmaceuticals informed in all material respects of the status and details (including amendments or proposed amendments) of any such request, acquisition proposal or inquiry.

Prior to obtaining the required approval of Orphan Medical stockholders, however, Orphan Medical’s board of directors may consider and participate in discussions and negotiations with respect to an alternative transaction that may constitute a superior proposal and providing information in connection with such a proposal provided that:

•              a bona fide written superior proposal has been made;

•              after having consulted with and considering the advice of outside counsel, Orphan Medical’s board of directors has determined in good faith that failure to take such action would constitute a breach of our fiduciary duties under applicable law; and

•              Orphan Medical has entered into a confidentiality agreement with the party making the superior proposal that is substantially similar to, and on terms no less favorable than, the confidentiality agreement between Orphan Medical and Jazz Pharmaceuticals.

A superior proposal is an acquisition proposal by a third party on terms that Orphan Medical’s board of directors determines in good faith (after consultation with a financial advisor and outside legal counsel) to be more favorable to Orphan Medical’s stockholders from a financial point of view than the merger and the other transactions contemplated by the merger agreement, and reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

In the event of receipt of a superior proposal and after the fourth business day following Jazz Pharmaceuticals’ receipt of written notice from Orphan Medical advising it that Orphan Medical’s board of directors has received a superior proposal and that it will, subject to any actions taken by Jazz Pharmaceuticals in response to such notice, accept such superior proposal, Orphan Medical’s board of directors may withdraw or modify its recommendation to the stockholders that they approve the merger and the merger agreement and terminate the merger agreement in accordance with its terms.

We have also agreed to terminate and to instruct our directors and officers, employees and representatives to terminate, any existing discussion or negotiations with any persons other than Jazz Pharmaceuticals or its representatives conducted prior to the date the merger agreement was signed.

Stockholder Approval

The merger agreement requires Orphan Medical to take all action necessary to call a meeting of its stockholders as promptly as practical after April 18, 2005.  Orphan Medical’s board of directors is required to use its reasonable best efforts to obtain stockholder approval for the merger and has recommended that stockholders of Orphan Medical vote in favor of the approval and adoption of the merger and the merger agreement, subject to the board’s fiduciary duties in the event of a superior proposal, as described above under the heading “No Solicitation.”

Indemnification of Directors and Officers

After the merger, to the fullest extent permitted by law, Jazz Pharmaceuticals will cause the surviving corporation to indemnify and hold harmless individuals who were directors or officers of Orphan Medical immediately prior to the merger against all costs arising in whole or in part out of the fact that such person is or was an officer or director of Orphan Medical or any of its subsidiaries, and pertaining to any matters, acts or omissions occurring prior to the merger (including matters, acts or omission occurring in connection with the approval of the merger agreement and the consummation of the transactions contemplated by the merger agreement).

Jazz Pharmaceuticals will cause the surviving entity to provide directors’ and officers’ insurance for a period of six years after the merger becomes effective at a cost equal to or less than 200% of Orphan Medical’s most recent insurance premium.

Additional Covenants

The merger agreement contains additional covenants regarding the conduct of the parties prior to the merger, some of which are described below.

Access to Information

Orphan Medical and its subsidiaries have agreed to grant Jazz Pharmaceuticals’ reasonable requests for access to their properties, accountants, counsel, financial advisors and other employees for the purposes of, among other things, reasonable inspection and investigation and smoothly transitioning employees.

Allocation of Fees and Expenses

Orphan Medical, Jazz Pharmaceuticals and Twist Merger Sub have agreed that each party will pay its own expenses associated with the merger or any related transactions, whether or not the merger is completed.

Cooperation

The parties have agreed to use all reasonable best efforts and take all actions necessary under applicable laws to close the merger and any other transactions contemplated by the merger agreement, including cooperating to prepare and file any filings that must be made with any governmental entities, obtaining any necessary governmental consents and preparing documents in response to legal or regulatory proceedings.

Public Announcements

The parties have agreed to refrain from issuing any press releases or other public statements relating to the merger without first consulting with the other parties to the merger agreement.

Actions with Respect to Takeover Statutes

If any takeover statute or similar law is or may become applicable to the merger, Orphan Medical or Jazz Pharmaceuticals, Orphan Medical has agreed that it (and its board of directors) will take all actions necessary to close the merger and any related transactions as promptly as possible.

Employee Benefit Matters

Employees of Orphan Medical who participate in employee benefit plans sponsored by Jazz Pharmaceuticals after the closing of the merger will be given credit for years of service with Orphan Medical to the extent recognized by Orphan Medical prior to the merger for purposes of determining vesting and entitlement to benefits under such plans.  Furthermore, to the extent required by applicable law, limitations such as pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under Jazz Pharmaceuticals benefit plans will be waived with respect to such employees.

Standstill Agreements

Orphan Medical agreed that it will use its reasonable best efforts to enforce, and will not terminate, amend, modify or waive any provision of, any confidentiality or standstill agreement (or similar agreement) to which it or any of its subsidiaries is a party

Conditions to the Consummation of the Merger

The obligations of the parties to the merger agreement are subject to the fulfillment or waiver of various conditions as described in this section.

Conditions to Jazz Pharmaceuticals’ and Orphan Medical’s Obligations

Jazz Pharmaceuticals and Orphan Medical are obligated to complete the merger only if each of the following conditions is satisfied or waived:

•              the merger agreement must be adopted by the holders of a majority of the issued and outstanding Orphan Medical common stock and senior preferred stock, voting together with the holders of Orphan Medical common stock on an as converted basis; and

•              no governmental authority may have enacted or issued any law, rule, injunction or other order that directly or indirectly restrains or prohibits the consummation of the merger and the related transactions.

Conditions to the Obligations of Orphan Medical

Orphan Medical will be obligated to complete the merger only if each of the following conditions is satisfied or waived:

•              Jazz Pharmaceuticals and Twist Merger Sub shall have performed all obligations required of them by the merger agreement at or prior to the effective time of the merger;

•              the representations and warranties of Jazz Pharmaceuticals and Twist Merger Sub must be true and correct as of the date of the merger agreement and as of the date of closing (without regard to materiality or material adverse effect qualifies continuance therein), except where the failure to be true and correct, individually or in the aggregate, would not have a material adverse effect on Jazz Pharmaceuticals; and

•              Orphan Medical must have received certificates from each of Jazz Pharmaceuticals and Twist Merger Sub with respect to their respective obligations and veracity of their representations and warranties, dated as of the closing date and signed by each of Jazz Pharmaceuticals and Twist Merger Sub

Conditions to the Obligations of Jazz Pharmaceuticals and Twist Merger Sub

Jazz Pharmaceuticals and Twist Merger Sub will be obligated to complete the merger only if each of the following conditions is satisfied or waived:

•              Orphan Medical must have performed in all material respects and complied in all material respects with all obligations required by the merger agreement at or prior to the effective time of the merger;

•              The representations and warranties of Orphan Medical must be true and correct as of the date of the merger agreement and as of the date of closing (without regard to materiality or material adverse effect qualifies continuance therein), except where the failure to be true and correct, individually or in the aggregate, would not have a material adverse effect on Orphan Medical or its subsidiaries;

•              The representations and warranties of Orphan Medical regarding the capitalization of Orphan Medical shall be true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on such closing date except for deviations of not more than 1% of the number of fully-diluted shares of Orphan Medical common stock outstanding;

•              Jazz Pharmaceuticals must have received a certificate from Orphan Medical with respect to the performance of its obligations and the veracity of Orphan Medical’s representations and warranties, dated as of the closing date and signed by the chief executive officer and chief financial officer of Orphan Medical;

•              no material adverse effect with respect to Orphan Medical shall have occurred and be continuing; and

•              Jazz Pharmaceuticals’ senior debt financing shall have been obtained on terms reasonably satisfactory to Jazz Pharmaceuticals.

Termination and Effects of Termination

The merger agreement may be terminated under the circumstances described in this section.  In some cases this may require Orphan Medical to pay a termination fee which is described in the next section.

Termination by Jazz Pharmaceuticals or Orphan Medical

The parties to the merger agreement may terminate the merger agreement at any time prior to the effective time of the merger as follows:

•              by the mutual consent of Orphan Medical, Jazz Pharmaceuticals and Twist Merger Sub;

•              by either Orphan Medical on the one hand, or by Jazz Pharmaceuticals and Twist Merger Sub on the other hand, if a governmental entity issues a final order prohibiting the merger;

•              by either Orphan Medical on the one hand or by Jazz Pharmaceuticals and Twist Merger Sub on the other hand, if (1) holders of a majority of our outstanding common stock and senior preferred stock, voting as one class on an as-converted basis and (2) holders of a majority of our outstanding senior preferred stock, voting as a separate class, fail to approve the merger at a meeting of stockholders of Orphan Medical called by Orphan Medical for the purpose of approving the merger and the merger agreement;

•              by either Orphan Medical on the one hand, or by Jazz Pharmaceuticals and Twist Merger Sub on the other hand, if the merger has not occurred by November 30, 2005;

•              by Jazz Pharmaceuticals and Twist Merger Sub if there has been a breach of any covenants, representations or warranties of Orphan Medical that gives rise to a failure of a condition to the merger, which breach is not or cannot be cured after 30 days notice;

•              by Orphan Medical if there has been a breach of any covenants, representations or warranties of Jazz Pharmaceuticals and Twist Merger Sub that gives rise to a failure of a condition to the merger, which breach is not or cannot be cured after 30 days notice;

•              by Orphan Medical, if Orphan Medical has approved a superior proposal and Orphan Medical has otherwise fulfilled its obligations with regard to such superior proposal;

•              by Jazz Pharmaceuticals and Twist Merger Sub, if Orphan Medical’s board of directors shall have (i) adversely withheld, withdrawn, commenced or changed its recommendation regarding the merger agreement, (ii) failed to call or hold the Orphan Medical stockholder meeting to approve the merger, (iii) failed to include in this proxy statement its recommendation to approve and adopt the merger agreement, (iv) entered into any other agreement regarding an alternative acquisition, (v) approved or recommended any such alternative acquisition proposal or (vi) waived the application of certain provisions of Delaware law regarding acquisitions; and

•              by Jazz Pharmaceuticals and Twist Merger Sub, if a tender or exchange offer has commenced for Orphan Medical securities and our board of directors has not recommended rejection within ten (10) business days.

Fee if the Merger Agreement is Terminated

Orphan Medical must pay to Jazz Pharmaceuticals a cash termination fee of $5.5 million if the merger agreement is terminated:

•              by Orphan Medical because its board of directors has changed its recommendation of the transaction in favor of a superior proposal and Orphan Medical has otherwise fulfilled its obligations with regard to such superior proposal;

•              by Jazz Pharmaceuticals because Orphan Medical’s board of directors shall have (i) adversely withheld, withdrawn, commenced or changed its recommendation regarding the merger agreement, (ii) failed to call or hold the Orphan Medical stockholder meeting to approve the merger, (iii) failed to include in this proxy statement its recommendation to approve and adopt the merger agreement, (iv) entered into any other agreement regarding an alternative acquisition, (v) approved or recommended any such alternative acquisition proposal or (vi) waived the application of certain provisions of Delaware law regarding acquisitions;

•              by Jazz Pharmaceuticals because a tender or exchange offer has commenced for Orphan Medical securities and our board of directors has not recommended rejection within ten (10) business days;

•              by either Orphan Medical on the one hand or Jazz Pharmaceuticals on the other hand, if the required Orphan Medical stockholder approval is not obtained at the Orphan Medical stockholders meeting; and prior to such termination a third party has publicly announced an acquisition proposal and within 12 months after termination of the merger agreement, an acquisition transaction is consummated or Orphan Medical enters into an agreement providing for such a transaction;

•              by either Orphan Medical on the one hand or by Jazz Pharmaceuticals on the other hand, if the merger has not occurred by November 30, 2005; and prior to such termination a third party makes to Orphan Medical or its stockholders an acquisition proposal, and within 12 months after termination of the merger agreement, an acquisition transaction is consummated or Orphan Medical enters into an agreement providing for such a transaction; and

•              by Jazz Pharmaceuticals, if there has been a breach of any covenants, representations or warranties of Orphan Medical that gives rise to a failure of a condition to the merger, which breach is not or cannot be cured after 30 days notice; and prior to such termination a third party makes to Orphan Medical or its stockholders an acquisition proposal and within 12 months after termination of the merger agreement, an acquisition transaction is consummated or Orphan Medical enters into an agreement providing for such a transaction.

Amendment and Waiver

The parties may amend the merger agreement at any time prior to or after the approval of matters presented in connection with the merger by stockholders of Orphan Medical, except that after any such approval, the amount of consideration may not be reduced and the form of consideration payable to stockholders pursuant to the merger agreement may not be changed without further approval of Orphan Medical’s stockholders.

Before the merger, any provision of the merger agreement may be waived by the party benefited by the provision in a written document signed by that party.

The Voting Agreement

Concurrently with the execution of the merger agreement, and in consideration thereof certain stockholders of Orphan Medical entered into a voting agreement with Jazz Pharmaceuticals in which each of these stockholders agreed to vote all of the shares of Orphan Medical capital stock beneficially owned by such stockholder in favor of the merger and the other transactions contemplated by the merger agreement.  These stockholders own approximately 37.2% of the outstanding Orphan Medical common stock and senior preferred stock (on an as-converted basis), which includes all of our outstanding senior preferred stock.  A copy of the voting agreement is attached as Appendix B to this proxy statement.

The voting agreement includes a proxy granted to certain representatives of Jazz Pharmaceuticals to enable Jazz Pharmaceuticals to direct the voting of all such shares in the foregoing manner. Jazz Pharmaceuticals did not pay additional consideration to any of the foregoing stockholders to induce such stockholders to enter into such voting agreements or grant such proxies.

Pursuant to the voting agreement, these Orphan Medical stockholders have agreed to vote (or cause to be voted) their shares of Orphan Medical common stock and preferred stock:

•              in favor of the approval and adoption of the merger agreement,

•              against approval of any proposal made in opposition to, or in competition with, the merger and the transactions contemplated by the merger agreement,

•              against any actions (other than that relate to the merger and the transactions contemplated by the merger agreement) that are intended to or could reasonably be expect to impair the ability of Orphan Medical to consummate the merger or otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger in accordance with the terms of the merger agreement.

Each of the stockholders party to the voting agreement has agreed that it will not sell, transfer or otherwise dispose of the shares subject to the voting agreement during the term of the voting agreement. In addition, these stockholders agree that they will not transfer their Orphan

Medical shares into a voting trust or enter into an arrangement whereby the voting rights would be transferred.

The voting agreement terminates on the earlier of:

•              such date and time as the merger shall become effective,

•              such date and time as the merger agreement shall have been validly terminated in accordance with its terms,

•              the date and time of any amendment to the merger agreement that modifies the amount, form or timing of payment of the merger consideration in the merger in a manner adverse to a stockholder party to the Voting Agreement without the prior written consent of such stockholder, and

•              such other date and time as may be mutually agreed to by the parties to the voting agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth, as of April 15, 2005, certain information with respect to the beneficial ownership of Orphan Medical’s common stock by (i) each person who, to the knowledge of Orphan Medical, owned beneficially more than five percent of such stock, (ii) each director, (iii) each executive officer named in the “Summary Compensation Table” below, and (iv) all directors and executive officers as a group.  Unless otherwise noted, the shares listed in the table below are subject to sole voting and investment power of the indicated person.

Beneficial ownership is determined and presented in the table on the following page in accordance with rules of the Securities Exchange Commission, and includes general voting power and/or investment power with respect to the securities.  Shares of Orphan Medical’s common stock subject to options currently exercisable or exercisable within 60 days of April 15, 2005, are deemed to be outstanding for purposes of computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.  With respect to UBS Capital II LLC, the percentage of ownership calculation is based on the Common Shares outstanding as of April 15, 2005, plus 1,069,533 shares of common stock, which represents 8,706 shares of senior preferred stock owned by UBS Capital II LLC on an as converted basis.

	Amount and Nature of Beneficial Ownership(1)	Percentage of Common Stock Outstanding
Alta Partners II, Inc. (2)	1,212,121	10.57%
One Embarcadero Center, Suite 4050 San Francisco, CA 94111 OrbiMed Advisors, LLC(3) 767 Third Avenue – 6th Floor New York, NY 10017-2023	1,617,302	14.10
UBS Capital II LLC (4) 299 Park Avenue New York, NY 10171-0026	1,359,252	10.60
John Howell Bullion	646,478	5.55
William Houghton, M.D.	231,081	1.98
Mark D. Perrin	147,500	1.27
Timothy G. McGrath	87,179		*
Farah Champsi (5)	23,000		*
Michael Greene	33,000		*
Thomas King	23,000		*
Julius A. Vida, Ph.D.	33,000		*
William M. Wardell, M.D., Ph.D.	44,500		*
All executive officers and directors as a group (11 persons) (6)	1,268,738	10.37%

*              Less than 1%.

(1)           Includes the following shares issuable upon the exercise of options that are currently exercisable or will become issuable pursuant to options exercisable within 60 days after April 15, 2005: Mr. Bullion, 181,166 shares; Mr. Houghton, 216,110 shares; Mr. Perrin 147,500 shares; Mr. McGrath, 85,075 shares; Ms. Champsi, 23,000 shares, Mr. Greene, 33,000 shares; Mr. King, 23,000 shares; Dr. Vida, 33,000 shares; and Dr. Wardell, 23,000 shares.  All other outstanding options held by these persons will fully vest by their terms as of the effective time of the merger.

(2)           Alta Partners II, Inc. serves as the management advisory company of various funds which hold shares of Orphan Medical’s Common Stock.  In this capacity, Alta Partners II, Inc. is affiliated with Alta BioPharma Partners II, L.P., Alta Embarcadero BioPharma Partners II, LLC, Alta BioPharma Management Partners II, LLC, Alta Partners II, Inc. and Jean Deleage, Alix Marduel and Farah Champsi.  The beneficial ownership information is based on Amendment No. 1 to Schedule 13D filed by Alta Partners on April 28, 2005.

(3)           OrbiMed Advisors LLC has shared voting and dispositive power with respect to 1,617,302 shares of Orphan Medical’s Common Stock.  The beneficial ownership information is based on a schedule 13G filed by OrbiMed Advisors on February 14, 2003.

(4)           UBS Capital II LLC has sole voting and investment power with respect to: 8,706 shares of Senior Convertible Preferred Stock, which is convertible into 1,069,533 shares of common stock, and 289,719 shares of unregistered common stock.  The shares of Senior Preferred Convertible Stock vote on an as-converted basis.  In addition, UBS Capital owns (i) 4,420 shares of non-voting Series B Convertible Preferred Stock, which is convertible into 680,000 shares of common stock, (ii) a warrant to purchase up to 2,050 shares of non-voting Series C Convertible Preferred Stock or 315,385 shares of Series D Non-Voting Convertible Preferred Stock, convertible into 315,385 shares of common stock, or any combination thereof up to a maximum aggregate purchase price of $2,050,000 and (iii) a warrant to purchase up to 282,353 shares of Series D Non-Voting Convertible Preferred Stock, convertible into 282,353 shares of common stock.  The beneficial ownership information is based on Amendment No. 3 to Schedule 13D filed by UBS Capital II LLC on April 28, 2005.

(5)           Ms. Champsi is affiliated with Alta Partners II, Inc. and she disclaims beneficial ownership of any shares of Common Stock beneficially owned by Alta Partners II, Inc. and its affiliates.

(6)           Includes 764,851 shares that may be acquired within 60 days of April 15, 2005 through the exercise of options by all executive officers and directors as a group.

DISSENTERS’ RIGHTS OF APPRAISAL

Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to receive payment in cash for the fair value of your Orphan Medical stock.  Orphan Medical stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights.  Orphan Medical will require strict compliance with the statutory procedures.  A copy of Section 262 is attached as Appendix D.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights.  This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Appendix D of this proxy statement.

Section 262 requires that stockholders be notified not less than 20 days before the special meeting to vote on the merger that appraisal rights will be available.  A copy of Section 262 must be included with such notice.  This proxy statement constitutes Orphan Medical’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262.  If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix D since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•              You must deliver to Orphan Medical a written demand for appraisal of your shares before the vote with respect to the merger is taken.  This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against adoption of the merger agreement.  Voting against or failing to vote for adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•              You must not vote in favor of adoption of the merger agreement.  A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Orphan Medical stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Orphan Medical stock.

All demands for appraisal should be addressed to the Secretary at Orphan Medical, Inc., 13911 Ridgedale Drive, Suite 250, Minnetonka, Minnesota 55305, and must be delivered to Orphan Medical before the vote on the merger is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Orphan Medical common stock and/or senior preferred stock.  The demand must reasonably inform Orphan Medical of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Orphan Medical common stock and/or senior preferred stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record.  The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners.  An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner, a record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners.  In that case, the written demand should state the number of shares as to which appraisal is sought.  Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Orphan Medical common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within ten days after the effective date of the merger, the surviving company in the merger must give written notice that the merger has become effective to each Orphan Medical stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger.  At any time within 60 days after the effective date, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Orphan Medical stock.  Within 120 days after the effective date, either the surviving company in the merger or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal.  The surviving company has no obligation to file such a petition in the event there are dissenting stockholders.  Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving company in the merger, the surviving company will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares.  After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby.  The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Orphan Medical stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest.  When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors.  You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving company in the merger and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances.  Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.  Any stockholder who had demanded appraisal rights will not, after the effective date, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Orphan Medical stock pursuant to the merger agreement.  Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective date of the merger.

 In view of the complexity of Section 262, Orphan Medical stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

OTHER MATTERS

You should rely only on the information contained in this proxy statement or incorporated herein by reference to vote your shares at the special meeting.  Orphan Medical has not authorized anyone to provide you with information that is different from what is contained in this proxy statement.  This proxy statement is dated                                 , 2005.  You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this document to stockholders is not intended to create any implication to the contrary.

In order to be considered for inclusion in the proxy statement for Orphan Medical’s 2005 Annual Meeting of Stockholders, if held, any stockholder proposal intended to be presented at the meeting must have been received by Orphan Medical on or before December 10, 2004.  Any other stockholder proposals to be presented at Orphan Medical’s 2005 Annual Meeting of Stockholders, if held, must have been received at the principal executive offices of Orphan Medical by the close of business on February 23, 2005.  The 2005 annual meeting will be held only if the merger is not completed.

Orphan Medical’s board of directors does not intend to bring before the meeting any matters other than those set forth herein, and has no present knowledge that any other matters will or may be brought before the meeting by others.  If, however, any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with their judgment.

WHERE YOU CAN FIND MORE INFORMATION

Orphan Medical files annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information Orphan Medical files at the SEC’s public reference room in Washington D.C.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Orphan Medical’s public filings are also available to the public from document retrieval services and Orphan Medical’s public filings are also available to the public at the Internet website maintained by the SEC at http: //www.sec.gov and under the “Investors” tab on Orphan Medical’s website at www.orphan.com.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

AMONG

JAZZ PHARMACEUTICALS, INC.,

TWIST MERGER SUB, INC.

AND

ORPHAN MEDICAL, INC.

Dated as of April 18, 2005

TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER

A-ii

A-iii

A-iv

Section 7.2	Conditions to Obligation of the Company to Effect the Merger

Section 7.3	Conditions to Obligations of Buyer and Sub to Effect the Merger

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER

Section 8.1	Termination

Section 8.2	Effect of Termination

Section 8.3	Amendment

Section 8.4	Waiver

Section 8.5	Termination Fee.

ARTICLE IX GENERAL PROVISIONS

Section 9.1	Notices

Section 9.2	Certain Terms

Section 9.3	Counterparts; Facsimile Signatures

Section 9.4	Entire Agreement; No Third-Party Beneficiaries

Section 9.5	Governing Law; Consent to Jurisdiction; Waiver to Trial by Jury

Section 9.6	Assignment

Section 9.7	Severability

Section 9.8	Performance by Sub

Section 9.9	Non-Survival of Representations, Warranties and Agreements

Section 9.10	Disclosure Letters and Exhibits

Section 9.11	Headings

Section 9.12	List of Defined Terms

LIST OF EXHIBITS

Exhibit A – Voting Agreement	Recitals

A-v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 18, 2005 (this “Agreement”), is among Jazz Pharmaceuticals, Inc., a Delaware corporation (“Buyer”), Twist Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (“Sub”), and Orphan Medical, Inc., a Delaware corporation (the “Company”) (Sub and the Company being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS:

A.                                   The respective Boards of Directors of Buyer, Sub and the Company have approved and declared advisable the merger of Sub with and into the Company upon the terms and subject to the conditions of this Agreement (the “Merger”), and the respective Boards of Directors of Buyer, Sub and the Company have approved this Agreement and the Board of Directors of the Company has resolved to recommend to its stockholders the adoption of this Agreement;

B.                                     The respective Boards of Directors of Buyer and the Company have determined that the Merger is advisable and in the best interest of their respective stockholders; and

C.                                     Concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Buyer and Sub to enter into this Agreement, certain of the Company’s stockholders are entering into a voting agreement in the form attached hereto as Exhibit A (the “Voting Agreement”).

NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1                                   The Merger.  Upon the terms and subject to the conditions hereof, and in accordance with the Delaware General Corporation Law (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time.  Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

Section 1.2                                   Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402, no later than the second business day following the day on which the last of the conditions set forth in Article VII shall have been fulfilled or waived (if permissible) (the “Closing Date”) or at such other time and place as Buyer and the Company shall agree.

Section 1.3                                   Effective Time.  Subject to the terms and conditions set forth in this Agreement, on the Closing Date: (i) the Certificate of Merger (the “Certificate of Merger”) in

form and substance reasonably acceptable to Buyer and the Company shall be duly executed by the Company and Sub and thereafter filed with the Secretary of State of the State of Delaware, and (ii) the parties shall make such other filings with the Secretary of State of the State of Delaware as shall be necessary to effect the Merger.  The Merger shall become effective at such time as a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or such later time as Buyer and the Company may agree upon and as may be set forth in the Certificate of Merger.  The time the Merger becomes effective is referred to herein as the “Effective Time”.

Section 1.4                                   Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and Section 259 of the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all properties, rights privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5                                   Certificate of Incorporation and By-laws; Directors and Officers.

(a)   The Certificate of Incorporation of the Surviving Corporation in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.  The By-laws of Sub in effect at the Effective Time will be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)   The directors of Sub at the Effective Time shall automatically, and without further action, be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.  The officers of the Sub at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

CONSIDERATION; EXCHANGE OF CERTIFICATES

Section 2.1                                   Conversion of Securities.  As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any capital stock of the Constituent Corporations:

(a)   Except as set forth in Section 2.1(b), each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only shares of capital stock of the Surviving Corporation outstanding immediately after the Effective Time.

(b)   All shares of Company Capital Stock that are held in the treasury of the Company and any shares of Company Capital Stock owned by Buyer or Sub or any other Subsidiary of Buyer, direct or indirect, shall automatically be canceled and retired and shall cease to exist and no capital stock of Buyer or other consideration shall be delivered in exchange therefor.  Shares of Company Capital Stock held by wholly owned Subsidiaries of the Company shall remain outstanding.

(c)   At the Effective Time, each then issued and outstanding share of Company Common Stock (other than Dissenting Shares and shares described in Section 2.1(b)) shall immediately cease to be outstanding, shall automatically be cancelled and retired, shall cease to exist, and shall be converted into the right to receive $10.75 in cash, without interest (the “Per Common Share Price”) to be distributed in accordance with this Section 2.1(c), 2.3, and 2.4.

(d)   At the Effective Time, each then issued and outstanding share of Senior Preferred Stock (other than Dissenting Shares and shares described in Section 2.1(b)) shall immediately cease to be outstanding, shall automatically be cancelled and retired, shall cease to exist, and shall be converted into the right to receive $1,320.6386 in cash, without interest, together with all accrued but unpaid dividends (the “Per Senior Preferred Share Price”) to be distributed in accordance with this Section 2.1(d), 2.3, and 2.4.

(e)   At the Effective Time, each then issued and outstanding share of Series B Preferred Stock (other than Dissenting Shares and shares described in Section 2.1(b)) shall immediately cease to be outstanding, shall automatically be cancelled and retired, shall cease to exist, and shall be converted into the right to receive $1,653.8462 in cash, without interest, together with all accrued but unpaid dividends (the “Per Series B Preferred Share Price”) to be distributed in accordance with this Section 2.1(e), 2.3, and 2.4.

(f)   The aggregate consideration payable by Buyer pursuant to Sections 2.1(c), (d) and (e) is referred to herein as the “Merger Consideration”.  At the Effective Time, each holder of Company Capital Stock shall cease to have any rights with respect to such issued and outstanding shares (other than Dissenting Shares) of Company Capital Stock (including, without limitation, the right to vote), except for the right to receive his, her or its respective portion of the Merger Consideration.  Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

Section 2.2                                   Company Stock Options; Warrants.

(a)   The Company shall take all requisite action so that, as of the Effective Time, each Company Stock Option that is outstanding immediately prior to, and vested as of, the Effective Time, by virtue of the Merger and without further action on the part of Buyer, Sub, the Company or the holder of that Company Stock Option, shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to (i) the Option Share Amount multiplied by (ii) the aggregate number of vested shares of Company Common Stock into which the applicable Company Stock Option was exercisable immediately prior to the Effective Time.  Each Company Stock Option, solely to the extent not vested as of the Effective Time, by virtue of the Merger and without further action on the part of Buyer, Sub, the Company or the holder of that Company Stock Option, shall be cancelled and no payment shall be made with respect to such unvested shares of Company Common Stock.  The payment of the Option Share Amount to the holder of a Company Stock Option shall be reduced by any income or employment Tax withholding required under (A) the Code, or (B) any applicable state, local or foreign Tax Laws.  To the extent that any amounts are withheld, such amounts shall be treated for all purposes as having been paid to the holder of that Company Stock Option.

(b)   The Company shall take all requisite action so that, as of the Effective Time, each Warrant that is outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, by virtue of the Merger and without further action on the part of Buyer, Sub, the Company or the holder of that Warrant, shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to (i) the Warrant Share Amount multiplied by (ii) the aggregate number of shares of Company Capital Stock into which the applicable Warrant was exercisable immediately prior to the Effective Time (whether or not then vested or exercisable by its terms).  The payment of the Warrant Share Amount to the holder of a Warrant shall be reduced by any income Tax withholding required under (A) the Code, or (B) any applicable state, local or foreign Tax Laws.  To the extent that any amounts are withheld, such amounts shall be treated for all purposes as having been paid to the holder of that Warrant.

(c)   The “Option Share Amount” means (i) the Per Common Share Price less (ii) the exercise or purchase price per share of Company Common Stock subject or related to the applicable Company Stock Option.

(d)   The “Warrant Share Amount“ means (i) $10.75 less (ii) the exercise or purchase price per share of Company Capital Stock subject or related to the applicable Warrant.

(e)   The Company shall take all action reasonably necessary to implement the provisions of this Section 2.2 and to ensure that no Company Stock Option shall be exercisable for Company Common Stock, and no Warrant shall be exercisable for Company Capital Stock, following the Effective Time.  At the Effective Time, all Company Stock Options and Warrants shall be cancelled and all Company Stock Option Plans shall terminate, and the Company shall take all actions to ensure that such cancellations and terminations occur.  All administrative and other rights and authorities granted under any Company Stock Option Plan to the Company, the board of directors of the Company or any committee or designee thereof, shall, following the Effective Time, reside with the Surviving Corporation.

Section 2.3                                   Payment of Merger Consideration.

(a)   Prior to the Effective Time, Buyer shall appoint a commercial bank or trust company reasonably acceptable to the Company, as a paying agent (the “Paying Agent”) for the benefit of the holders of Company Capital Stock that are not Dissenting Shares and who are entitled to receive the Merger Consideration (collectively, the “Holders”).  At the Effective Time, Buyer shall make available to the Paying Agent an amount of cash sufficient to permit payment of the Merger Consideration to the Holders (the “Exchange Fund”).  The Paying Agent shall invest the Exchange Fund as directed by Buyer or the Surviving Corporation, as the case may be, on a daily basis, and any interest and other income resulting from such investments shall be paid to the Surviving Corporation.  The Paying Agent shall exchange the shares of Company

Capital Stock for the Merger Consideration in accordance with the terms of this Article II, through such reasonable procedures as the Paying Agent or Buyer may adopt.

(b)   As soon as practicable after the Effective Time, Buyer or the Paying Agent shall cause to be mailed to each record holder of a certificate or certificates that immediately prior to the Effective Time represented Company Capital Stock converted in the Merger (the “Certificates”) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent, and shall contain instructions for use in effecting the surrender of the Certificates and payment of the Merger Consideration).  The Paying Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.  Upon surrender for cancellation to the Paying Agent of a Certificate held by any Holder, together with such letter of transmittal, duly executed, the Holder of such Certificate shall be entitled to receive in exchange therefor that amount of cash equal to the portion of the Merger Consideration for each share of Company Capital Stock represented by the Certificate.  Any Certificate so surrendered shall forthwith be canceled.

(c)   Notwithstanding the foregoing, no amounts shall be payable at the Effective Time with respect to any Dissenting Shares or any shares of Company Capital Stock with respect to which dissenters’ rights have not terminated.  In the case of Dissenting Shares, payment shall be made in accordance with Section 2.9 and the DGCL.  In the case of any shares of Company Capital Stock with respect to which dissenters’ rights have not terminated as of the Effective Time, if such shares of Company Capital Stock become Dissenting Shares, payment shall be made in accordance with Section 2.9 and the DGCL, and if, instead, the dissenters’ rights with respect to such shares irrevocably terminate after the Effective Time, such shares of Company Capital Stock shall be entitled to receive a portion of the Merger Consideration in accordance with the provisions of this Section 2.3.

(d)   Any portion of the Exchange Fund that remains undistributed to the former Holders for six months after the Effective Time shall be delivered to the Surviving Corporation and any former Holders who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of any portion of the Merger Consideration.  None of the Paying Agent, Buyer nor the Surviving Corporation shall be liable to any holder of shares of Company Capital Stock for cash delivered to a public official in connection herewith pursuant to any applicable abandoned property, escheat or similar law.

Section 2.4                                   Transfer Taxes; Withholding.  If any cash is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Surviving Corporation or the Paying Agent any transfer or other taxes required by reason of the payment of cash in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable.  Buyer, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such amounts as Buyer or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by Buyer, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation or the Paying Agent and transmitted by Buyer, the Surviving Corporation or the Paying Agent to the appropriate taxing authority with attribution to each specific Holder.

Section 2.5                                   No Further Ownership Rights in Company Common Stock.  All amounts paid to Holders upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock represented by such Certificates.

Section 2.6                                   Closing of Company Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Capital Stock shall thereafter be made on the records of the Company.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or Buyer, such Certificates shall be canceled and exchanged as provided in this Article II.

Section 2.7                                   Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Surviving Corporation will pay in exchange for such lost, stolen or destroyed Certificate the amounts to which the holders thereof are entitled pursuant to Section 2.1.

Section 2.8                                   Further Assurances.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

Section 2.9                                   Dissenters’ Rights.

(a)          Shares of Company Capital Stock that have not been voted for approval of this Agreement or consented thereto in writing and with respect to which a demand for payment and appraisal has been properly made and perfected in accordance with Section 262 of the

DGCL (“Dissenting Shares”) or shares that have not voted in favor of the Merger and with respect to which dissenters’ rights have not terminated, will not be converted into the right to receive from the Surviving Corporation the portion of the Merger Consideration otherwise payable with respect to such shares at or after the Effective Time and the holder thereof shall be entitled only to such rights are as granted by the DGCL.  If a holder of Dissenting Shares (a “Dissenting Stockholder”) fails to perfect, withdraws or loses his or her demand for such payment and appraisal or such Dissenting Shares (or such other shares with respect to which dissenters’ rights have not terminated) become ineligible for such payment and appraisal, then, as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder’s Dissenting Shares will cease to be Dissenting Shares (or, in the case of such other shares, the dissenters’ rights shall have terminated) and each share of Company Capital Stock will be converted into the right to receive, and will be exchangeable for, the portion of the Merger Consideration into which such Dissenting Shares would have been converted pursuant to Section 2.1.

(b)   The Company shall give Buyer and Sub prompt notice of any demand received by the Company from a holder of Dissenting Shares for appraisal of shares of Company Capital Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company, and copies of any correspondence received by the Company relating to any such demand or potential demand, and the Surviving Corporation and Buyer shall have the right to participate in and, after the Effective Time, to direct, all negotiations and proceedings with respect to such demand.  The Company agrees that, except with the prior written consent of Buyer and Sub, or as required under the DGCL, it will not voluntarily make any payment with respect to, or settle or offer or agree to settle, any such demand for appraisal.  Each Dissenting Stockholder who, pursuant to the provisions of Section 262 of the DGCL, becomes entitled to payment of the value of the Dissenting Shares will receive payment therefor after the value therefor has been agreed upon or finally determined pursuant to such provisions, and any Merger Consideration that would have been payable with respect to such Dissenting Shares will be retained by Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer and Sub, except as set forth in a disclosure letter (the “Company Disclosure Letter“) delivered to Buyer and Sub on the date of this Agreement (which disclosure letter shall be arranged in sections corresponding to the numbered and lettered sections of this Article III, and any information disclosed in any such section of the disclosure letter shall be deemed to be disclosed only for purposes of the corresponding section of this Article III, unless it is readily apparent that the disclosure contained in such section of the disclosure letter contains enough information regarding the subject matter of other representations and warranties contained in this Article III as to clearly qualify or otherwise clearly apply to such other representations and warranties), as follows:

Section 3.1                                   Organization and Qualification; Subsidiaries.

(a)   The Company is duly organized and validly existing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted.  The Company is qualified to transact business and, where applicable, is in good standing in each jurisdiction in which the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)   For purposes of this Agreement,

(i)                                     any reference to any event, change or effect being “material” with respect to any entity means an event, change or effect that is material in relation to the financial condition, businesses or results of operations of such entity and its Subsidiaries taken as a whole; and

(ii)                                  the term “Material Adverse Effect” shall mean a material adverse effect on the financial condition, businesses or results of operations of the Company and its Subsidiaries taken as a whole; provided, that the following shall not be deemed to have a Material Adverse Effect:  any change or event caused by or resulting from (A) changes, after the date hereof, in prevailing economic or market conditions in the United States, (B) changes or events, after the date hereof, affecting the industries in which the Company and its Subsidiaries operate generally, (C) changes, after the date hereof, in generally accepted accounting principles or requirements applicable to the Company and its Subsidiaries, (D) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Authority (except, with respect to each of clauses (A) through (D) of this Section 3.1(b)(ii), to the extent those changes or events have a disproportionate effect on the Company and its Subsidiaries relative to other similarly situated participants in the industries in which they operate), (E) changes or events, after the date hereof, arising from the announcement or pendency of the Merger or the transactions contemplated by this Agreement other than changes or events directly affecting the customers, suppliers or employees of the Company and its Subsidiaries; (F) any change in the trading price of the Company Common Stock in and of itself, (G) any failure, in and of itself, by the Company to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that, with respect to clauses (F) and (G), the facts or circumstances giving rise or contributing to such change in trading price or failure to meet estimates or projections may be deemed to constitute, and shall be taken into account in determining whether there has been, a Material Adverse Effect), or (H) any act of terrorism, commencement or escalation of armed hostilities in the U.S. or internationally against U.S. citizens or facilities in any other country which the Company or its Subsidiaries conduct business, or any declaration of war against the U.S. by any country in which the Company or its Subsidiaries conduct business.  Notwithstanding any of the foregoing, (1) any change, event or occurrence (except with respect to any data relating solely to the efficacy of Xyrem in the treatment of fibromyalgia in the Company’s pending SXB-26 fibromyalgia proof of principle clinical trial) which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the results or prospects of Xyrem and (2) the approval by the FDA of an ANDA for an AB-rated fomepizole injection, shall each be deemed to be a Material Adverse Effect.

Section 3.2                                   Capitalization.

(a)   The Company is a corporation organized under the laws of the state of Delaware and has authorized 23,477,000 shares of common stock, $0.01 par value per share (the “Company Common Stock”), of which 11,488,024 shares are outstanding as of the date hereof and 14,000 shares of Senior Convertible Preferred Stock, $0.01 par value per share (the “Senior Preferred Stock”), 5,000 shares of Series B Convertible Preferred Stock, $0.01 par value per share (the “Series B Preferred Stock”), 4,000 shares of Series C Convertible Preferred Stock, $0.01 par value per share (the “Series C Preferred Stock”) and 1,500,000 shares of Series D Non-Voting Convertible Preferred Stock, $0.01 par value per share (the “Series D Preferred Stock,” and together with the Senior Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, collectively, the “Company Preferred Stock”) (the Company Common Stock and the Company Preferred Stock are collectively referred to as the “Company Capital Stock”).  As of the date hereof, 8,706 shares of Senior Preferred Stock, which are convertible into 1,069,533 shares of Common Stock, and 4,420 shares of Series B Preferred Stock, which are convertible into 680,000 shares of Common Stock, were issued and outstanding, all of which shares were validly issued and fully paid, nonassessable and free of preemptive rights.  As of the date hereof, no shares of Series C Preferred Stock or Series D Preferred Stock were issued and outstanding.  As of the date hereof, (i) 3,743,970 shares of Company Common Stock were authorized for issuance under the terms of the Company’s 1994 Stock Option Plan and 2004 Stock Incentive Plan (the “Company Stock Option Plans“) of which options to purchase 1,726,489 shares of Company Common Stock were granted and are currently outstanding (the “Company Stock Options“) at a weighted average exercise price of $9.4179, (ii) there were outstanding warrants (the “Warrants“) to purchase up to 15,000 shares of Company Common Stock at an exercise price of $8.51 per share, up to 2,050 shares of Series C Preferred Stock or 315,385 shares of Series D Preferred Stock at an exercise price of $6.50 per share and which are convertible into 315,385 shares of Common Stock, and up to 282,353 shares of Series D Preferred Stock at an exercise price of $4.25 per share and which are convertible into 282,353 shares of Common Stock, and (iii) 200,000 shares of Company Common Stock were authorized for issuance under the Company’s Employee Stock Purchase Plan.  All shares of Company Common Stock and Company Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.  All dividends on Company Preferred Stock accruing under the Restated Certificate and required to be paid prior to the date hereof have been fully accrued and paid, and the amounts of any dividends that will accrue with respect to the Company Preferred Stock after the date hereof and prior to the Closing Date are set forth in Section 3.2(a) of the Company Disclosure Letter.

(b)   Section 3.2(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Stock Option and Warrant outstanding as of the date of this Agreement: (i) the name and address of the optionee or Warrant holder; (ii) the particular plan or agreement pursuant to which such Company Stock Option or Warrant was granted; (iii) the number of shares of Company Common Stock and/or Company Preferred Stock subject to such Company Stock Option or Warrant; (iv) the exercise price of such Company Stock Option or Warrant; (v) the date on which such Company Stock Option or Warrant was granted; (vi) the vesting schedule applicable to such Company Stock Option; (vii) the date on which such Company Stock Option or Warrant expires; and (viii) whether the exercisability of such

Company Stock Option or Warrant will be accelerated in any way by the transactions contemplated by this Agreement (and the extent of any such acceleration).  The Company has made available to Buyer and Sub accurate and complete copies of all stock option plans and warrant agreements pursuant to which the Company has granted such Company Stock Options and Warrants that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options.

(c)   Except as set forth in Section 3.2(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, contracts, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Company or any Subsidiary of Company to issue additional shares of capital stock of, or other equity interests in, Company or any Subsidiary of Company.  Except for the Warrants identified in Section 3.2(a) above, there are no outstanding share appreciation rights or similar rights of Company or any of its Subsidiaries. There are no voting trusts, irrevocable proxies or other agreements or understandings to which Company or any Subsidiary of Company is a party or is bound with respect to the voting of any shares of capital stock of, or other equity interests in, Company or any Subsidiary of Company.  Except as set forth in Section 3.2(c) of the Company Disclosure Letter, there are no outstanding contractual obligations of Company or any Subsidiary of Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Subsidiary of Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Company or any other Person.  All outstanding shares of Company Common Stock, all outstanding Company Stock Options, and all outstanding shares of capital stock of each Subsidiary of Company have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Laws and regulations and (ii) all requirements set forth in applicable contracts.

(d)   No Voting Debt of the Company is issued and outstanding.

Section 3.3                                   Subsidiaries.  Each direct and indirect Subsidiary of the Company is listed in Section 3.3 of the Company Disclosure Letter.  Each Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  Each Subsidiary of the Company is qualified to transact business, and, where applicable, is in good standing, in each jurisdiction in which the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except in all cases where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  All of the outstanding capital shares or other equity interests of each Subsidiary of the Company are validly issued, and where such Subsidiary is a corporation fully paid and nonassessable and, except as set forth in Section 3.3 of the Company Disclosure Letter, are owned directly or indirectly by the Company free and clear of all Liens.  Except as set forth in Section 3.3 of the Company Disclosure Letter, there are no subscriptions, options, warrants, voting trusts, proxies or other commitments, understandings, restrictions or arrangements to which the Company or any of its Subsidiaries is a party relating to the issuance, sale, voting or transfer of any capital shares or other equity interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement.  No

Subsidiaries own any Company Capital Stock or any options, warrants or other rights to purchase, or any security, instrument or other agreement having a right of conversion or exchange into, any Company Capital Stock.

Section 3.4                                   Certificate of Incorporation and Bylaws.  The Company has heretofore furnished to Buyer and Sub a complete and correct copy of the Amended and Restated Certificate of Incorporation of the Company (the “Restated Certificate“) and the Amended and Restated Bylaws of the Company (the “Restated Bylaws“) or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary.  Such certificate of incorporation, bylaws, or equivalent organizational documents are in full force and effect.  Neither the Company nor any Subsidiary is in violation of any provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 3.5                                   Authority, Non-Contravention; Approvals.

(a)   The Company has the necessary corporate power and corporate authority to enter into this Agreement and, subject to the adoption of this Agreement by the Required Company Vote, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the adoption of this Agreement by the Required Company Vote.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer and Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies or (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

(b)   The Board of Directors, by resolutions duly adopted by a unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement, the Voting Agreement and the Merger and for purposes of the DGCL, including without limitation, Section 203 thereof, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders Meeting.

(c)   The only votes of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger or any transaction contemplated by this Agreement are (i) the affirmative vote of the holders of a majority of the issued and outstanding Senior Preferred Stock, voting together with the holders of Company Common Stock on an as converted basis, and (ii) the affirmative vote of the holders of a majority of the Senior Preferred Stock issued and outstanding, voting as a separate class, in each case, in favor of the approval and adoption of this Agreement  (collectively, the “Required Company Vote“).

(d)   The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance by the Company with any of the provisions hereof will not conflict with or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, cancellation or acceleration or require any consent, waiver or approval under, (i) any provision of the organizational documents of the Company or its Subsidiaries, (ii) any Contract to which the Company or any of its Subsidiaries is a party or bound or to which the Company’s or any of its Subsidiaries’ property or assets are subject or (iii) any applicable provision of any Law by which the Company or its Subsidiaries is bound or to which any of their property or assets is subject, other than in the cases of clauses (ii) and (iii), any such conflicts, violations, breaches or defaults, or failure to obtain consents, waivers or approvals, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.6                                   Governmental Approvals.  No notice to, filing with, or authorization, registration, consent or approval of any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator and any self regulatory organization (“Governmental Authority“) on the part of the Company or any Subsidiary of the Company is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby other than (i) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act“), or any applicable foreign antitrust statute, law, rule or regulation or any order, decision, injunction, judgment, award or decree (“Law“), (ii) such filings as may be required in any jurisdiction where the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization and (iii) those other notices, filings, authorizations, registrations, consents and approvals that, if they were not obtained or made, would not reasonably be expected to materially affect the ability of the Company to consummate the Merger or to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.7                                   SEC Documents.

(a)   The Company has timely filed with the U.S. Securities and Exchange Commission (the “SEC“) all reports, schedules, forms, statements and other documents required to be filed with the SEC by the Company since January 1, 2002 (collectively, the “Company SEC Documents“).

(b)   As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and, to the extent not included in the Exchange Act or the Securities Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act“), rules and regulations promulgated by the NASD and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Subsidiaries of the Company is required to file or furnish any statements or reports with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act.  Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later Company

SEC Document filed with the SEC prior to the date hereof, none of the Company SEC Documents filed with the SEC prior to the date hereof contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later Company SEC Document filed with the SEC prior to the Closing, none of the Company SEC Documents filed with the SEC after the date hereof contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)   The consolidated financial statements of the Company included in the Company SEC Documents (the “Company Financial Statements“) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company and its Subsidiaries on a consolidated basis as of the dates thereof and the results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).  Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company’s filings pursuant to the Exchange Act.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d)   The effectiveness of any additional SEC disclosure requirement that, as of the date of this Agreement, has been formally proposed that is not yet in effect, will not lead to any material change in the Company’s disclosures as set forth in the Company SEC Documents.

(e)   The Company and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  The Company (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  The Company has made available to Buyer and Sub a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2002.  The Company has made available to Buyer and Sub all correspondence between the Company and its auditors since January 1, 2002.

Section 3.8                                   Undisclosed Liabilities; Absence of Certain Changes or Events.

(a)   Except as disclosed in the Company SEC Documents, neither the Company nor any of its Subsidiaries has as of the date of this Agreement any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies which (i) are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto, (ii) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iii) have been discharged or paid in full prior to the date hereof.  The Company and its Subsidiaries do not have any Indebtedness, except any Indebtedness that may be incurred after the date hereof and prior to the Effective Time in accordance with Section 5.1(a)(viii).

(b)   Except as disclosed in Section 3.8(b) of the Company Disclosure Letter, from January 1, 2005 through the date of this Agreement, neither the Company nor any of its Subsidiaries has (x) declared, set aside or paid to any holder of Company Common Stock or Company Preferred Stock any dividend or distribution payable in cash, stock, property or otherwise,  (y) repurchased, redeemed or otherwise acquired from any holder of Company Common Stock or Company Preferred Stock, any shares of Company Common Stock or Company Preferred Stock or shares of capital stock or other equity interests of any Subsidiary of the Company or (z) engaged in any of the actions identified in Section 5.1(a) hereof.  Since January 1, 2005, there has not occurred any change, event or effect that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.9                                   Litigation.  Except as disclosed in the Company SEC Documents filed since January 1, 2005 and prior to the date hereof or as set forth in Section 3.9 of the Company Disclosure Letter, there are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries or any properties or rights of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any directors, officers, employees or consultants of the Company or any of its Subsidiaries, by or before any Governmental Authority or arbitrator which if adversely determined would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as set forth in Section 3.9 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries nor any of their respective properties is subject to any order, judgment, injunction or decree or, to the Knowledge of the Company, any investigation by any Governmental Authority.

Section 3.10                            Material Contracts.

(a)   Except as set forth in Section 3.10(a) of the Company Disclosure Letter, neither the Company nor any Subsidiary is party to any written or oral binding undertaking,

commitment, note, bond, mortgage, indenture, contract, lease, license, agreement or instrument (“Contract“) that is required to be described in or filed as an exhibit to any Company SEC Document that is not so described in or filed as required by the Securities Act or Exchange Act, as the case may be.  Except as set forth in Section 3.10(a) of the Company Disclosure Letter (and, solely with respect to Section 3.10(a)(i), except to the extent previously included as exhibits to reports previously filed by the Company with the SEC), neither the Company nor any Subsidiary is party to any of the following (each, together with the Contracts identified in Section 3.10(b) of the Company Disclosure Letter, a “Company Material Contract“):

(i)                                     any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii)                                  any Contract under which it has outstanding indebtedness for money borrowed or guaranteed indebtedness for money borrowed of any Person;

(iii)                               any Contract that (A) restricts it from participating or competing in any line of business, market or geographic area, or any therapeutic area, class of drugs, any particular drug or any mechanism of action, (B) restricts the development, manufacture, marketing or distribution of any product; or (C) grants any exclusive rights of development, manufacture, marketing, sale, distribution, importation, exportation or other exclusive rights, rights of refusal, rights of first negotiation or similar rights of any nature to any Person;

(iv)                              any Contract that would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement; or

(v)                                 any Contract the termination of which would reasonably be expected to have a Material Adverse Effect on the Company.

A complete and correct copy of each agreement or document required by this Section 3.10(a) to be listed in Section 3.10(a) of the Company Disclosure Letter (including any amendments thereto) has been made available by the Company to Buyer and Sub or filed by the Company as an exhibit to its Company SEC Documents.  All Company Material Contracts are in written form.

(b)   Section 3.10(b) of the Company Disclosure Letter sets forth a complete and accurate list of all material Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof or by which they are bound relating to the research, development, distribution, training, sale, license, marketing and supply of materials or components for, and manufacturing by third parties of, each Drug Product, and the Company has made available to Buyer true and complete copies of all such Contracts, as currently in effect.

(c)   All Company Material Contracts are valid and binding and are in full force and effect and enforceable against the Company or such Subsidiary in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy or other similar laws affecting the rights of creditors generally, (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies and (iii) to the extent applicable, the enforceability of provisions regarding indemnification in connection with the sale or issuance of securities.

Neither the Company nor any of its Subsidiaries is in material violation or breach of or default under, or has received notice of any material violation or breach of or default under, any such Company Material Contract.  To the Knowledge of the Company, no other party to a Company Material Contract is in material violation or breach of or default under any such Company Material Contract.

Section 3.11                            Compliance with Laws/Permits.

(a)   Neither the Company nor any of its Subsidiaries is in violation, or has violated, any applicable provisions of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, (i) any Laws applicable to the Company or its Subsidiaries or any property or asset of the Company or its Subsidiaries, or (ii) any Company Permit, except for any violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as described in Section 3.11(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written notification from any Governmental Authority asserting that the Company or any of its Subsidiaries has failed to comply, or is not in compliance, with applicable Law and to the Company’s Knowledge, no investigation or review of the Company or any of its Subsidiaries by any Governmental Authority is pending, and to the Company’s Knowledge, no such notification, investigation or review has been threatened in writing against the Company or any of its Subsidiaries and no reasonable basis therefor exists, except as would not, in each event, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)   The Company and its Subsidiaries have all Permits required in connection with the operation of their respective businesses (collectively, “Company Permits“).  As of the date hereof, no suspension or cancellation of any Company Permit is pending or, to the Knowledge of the Company, threatened.  Since January 1, 2005, neither the Company nor any of its Subsidiaries has (i) been denied or failed to receive or renew any Permit that it had sought that would, if currently possessed by the Company or a Subsidiary of the Company, be reasonably likely to be material to the operation of the business of the Company and its Subsidiaries, taken as a whole, or (ii) had any Permit suspended or cancelled or failed to be renewed that would, if currently possessed by the Company or a Subsidiary of the Company, be reasonably likely to be material to the operation of the business of the Company and its Subsidiaries, taken as a whole.

Section 3.12                            Taxes.

Except as set forth in Section 3.12 of the Company Disclosure Letter:

(a)   Each of the Company and its Subsidiaries has timely filed all Tax returns required to be filed by it, and has paid, collected or withheld all Taxes required to be paid, collected or withheld, except Taxes that are immaterial in amount.  All such Tax returns are true, correct and complete in all material respects.   The current liability accruals for Taxes with respect to the Company and its Subsidiaries reflected in the balance sheet included in the most recent Company SEC Documents are adequate to cover material Tax liabilities accruing through the date of such Company SEC Documents.  Neither the Company nor any Subsidiary has requested an extension of time within which to file any Tax Return or been granted any extension or waiver of the statute of limitations period applicable to any Tax Return that remains in effect.

(b)   There are no audits, examinations, claims or assessments pending against the Company or any Subsidiary with respect to Taxes, and neither the Company nor any Subsidiary has been notified in writing of any proposed Tax audits, claims or assessments against the Company or any Subsidiary.

(c)   There are no waivers or extensions of any applicable statute of limitations to assess any amount of Taxes with respect to the Company or any Subsidiary.

(d)   There are no Liens for any Tax upon any asset of the Company or any Subsidiary, except for Liens for Taxes that are not yet due and payable.

(e)   The Company will not be precluded by Section 280G of the Code from deducting for federal income Tax purposes any payment to be made either alone or in conjunction with any other payment to any employee, former employee, director, or former director of the Company as a result of or in connection with the transactions contemplated by this Agreement.

(f)   Neither the Company nor any Subsidiary is a party to any Tax sharing, Tax indemnity or Tax allocation agreement, and neither the Company nor any Subsidiary has any continuing obligations or Liabilities under any such agreement.

(g)   Neither the Company nor any Subsidiary has been a member of an affiliated or other group filing a consolidated, combined, unitary or similar Tax Return (other than a group the common parent of which is the Company).  Neither the Company nor any Subsidiary has any liability for Taxes of any person (other than the Company or any Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(h)   During the five-year period ending on the date hereof, neither the Company nor any Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.  Neither the Company nor any Subsidiary has participated in any “listed transaction” as defined in section 1.6011-4(b)(2) or section 301.6111-2(b)(2) of the Treasury Regulations.

Section 3.13                            Related Party Interests and Transactions.

(a)   For purposes of this Section 3.13, the term “Affiliated Person“ means (i) any holder of more than 5% of the Company Common Stock or Company Preferred Stock, (ii) any director or executive officer of the Company, (iii) any member of the immediate family of any of such Persons, or (iv) any Person that is controlled by any of the foregoing.

(b)   Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, or as disclosed in Section 3.13 of the Company Disclosure Letter, no Affiliated Person is presently a party to any agreement with the Company or any of its Subsidiaries of the type or amount required to be disclosed pursuant to Item 404 of Regulation S-K.

(c)   The Company and its Subsidiaries do not have any liabilities or obligations, actual or contingent, to Chronimed, Inc., or any of its Affiliates under any Contract or otherwise.

Section 3.14                            Intellectual Property.

(a)   Except as set forth in Section 3.14(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries is the sole owner of, or is validly licensed or otherwise has the right to use (without any obligation to make any material fixed or contingent payments, including royalty payments) all patents, patent applications, trademarks, trademark applications, registrations and other rights, trade names and trade dress, trade name rights, domain names, service marks, service mark rights, service names, copyrights, copyright applications and registrations, technical information including engineering, production and other designs, drawings, specifications, formulae, technology, computer and electronic data processing programs and software, inventions, processes, trade secrets, know–how, confidential information and other proprietary property, rights and interests and documentation and all of the goodwill associated with any of the foregoing (collectively, “Intellectual Property Rights“) which are material to the conduct of its business, and the Company’s and its Subsidiaries ownership interest or licensed rights in such Intellectual Property Rights are free and clear of all Liens.  Section 3.14(a) of the Company Disclosure Letter sets forth a list of all agreements under which the Company or any of its Subsidiaries is obligated to make payments to third parties for use of any Intellectual Property Rights with respect to the commercialization of any products that are, as of the date hereof, being sold, manufactured by or under development by the Company or any of its Subsidiaries.   The execution, delivery or performance of the transactions contemplated by this Agreement will not conflict with, alter or otherwise impair any of the Company’s or its Subsidiaries Intellectual Property Rights.

(b)   No claims are pending or, to the Knowledge of the Company, threatened, that the Company or any of its Subsidiaries has infringed, is infringing or has misappropriated the rights of any Person with regard to any Intellectual Property Right or any products that are, as of the date hereof, being sold, manufactured by or on behalf of the Company or any of its Subsidiaries. To the knowledge of the Company, the Company or its Subsidiaries are not infringing, and have not misappropriated any of the Intellectual Property Rights of any Person.  To the Knowledge of the Company, no Person or Persons have infringed, are infringing or have misappropriated the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right.

(c)   No claims are pending or, to the Knowledge of the Company, threatened with regard to the Company’s or any of its Subsidiaries’ ownership of, license to or the validity or enforceability of any of its Intellectual Property Rights.  Except as set forth in Section 3.14(c) of the Company Disclosure Letter, all employees of the Company or its Subsidiaries, and all consultants and independent contractors retained by the Company or its Subsidiaries, in each case who have contributed to or participated in the conception and development of any of the Intellectual Property Rights of the Company or its Subsidiaries (other than those Intellectual Property Rights licensed to the Company or its Subsidiaries by third parties), have executed and delivered to the Company or such Subsidiary a proprietary information agreement and appropriate instruments of assignment in the forms provided to Buyer that have conveyed to the

Company or its Subsidiary full, effective, exclusive and original ownership to such Intellectual Property Rights.

(d)   Section 3.14(d) of the Company Disclosure Letter sets forth, as of the date hereof, a complete and accurate list of all patents, registered trademarks and applications therefor owned by or licensed to the Company or any of its Subsidiaries, all of which patents, trademarks and applications identified therein as owned by the Company or its Subsidiaries are owned free and clear of all material Liens. The patent applications listed in Section 3.14(d) of the Company Disclosure Letter are pending and have not been abandoned, and have been and continue to be prosecuted by patent counsel. All patents, trademarks and applications therefor owned by or licensed to the Company or any of its Subsidiaries have been duly registered and/or filed with or issued by each appropriate Governmental Authority in the jurisdiction indicated in the Company Disclosure Letter, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been timely paid to continue all such rights in effect. None of the patents or patent applications listed in Section 3.14(d) of the Company Disclosure Letter has expired or has been declared invalid, in whole or in part, by any Governmental Authority, and to the Knowledge of the Company, there are no published patents, patent applications, articles or other prior art references or any other material facts that should have been disclosed to the relevant Governmental Authority by the Company or its patent counsel, or which would reasonably be expected to prevent any such patent application from issuing, or which could otherwise form a basis for a finding that such patents, if issued, would not be valid and enforceable in accordance with applicable regulations.  With respect to the patents and patent applications listed in Section 3.14(d) of the Company Disclosure Letter: (i) there are no ongoing interferences, oppositions, reissues, reexaminations or other proceedings involving any such patents or patent application, including ex parte and post–grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency, (ii) to the Knowledge of the Company, such patents and patent applications properly identify each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such patent is issued or such patent application is pending, and (iii) each inventor named on such patents and patent applications has executed an agreement assigning his, her or its entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to the Company or any of its Subsidiaries. Furthermore, each such inventor has executed an agreement with the Company or any of its Subsidiaries obligating such inventor to assign the entire right, title and interest in and to such patent or patent application, and inventions embodied and claimed therein, to the Company or any of its Subsidiaries, and, to the Knowledge of the Company, no such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to the Company or any of its Subsidiaries under such agreement with the Company or such Subsidiary.

(e)   Section 3.14(e)(i) of the Company Disclosure Letter sets forth a complete and accurate list of all options, rights, licenses or interests of any kind relating to Intellectual Property Rights granted to the Company or any of its Subsidiaries (other than software licenses for generally available software), or granted by the Company or any of its Subsidiaries to any other Person.  Section 3.14(e)(ii) of the Company Disclosure Letter sets forth a complete and accurate list of all options, rights, licenses or interests of any kind relating to Intellectual Property Rights granted by the Company or any of its Subsidiaries or with respect to the marketing or distribution thereof.

(f)   No material trade secret of the Company or any of its Subsidiaries has been published or disclosed by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other Person to any Person except pursuant to licenses or contracts requiring such other Persons to keep such trade secrets confidential.  The Company’s Intellectual Property Rights have been maintained in confidence in accordance with protection procedures customarily used in the industries of the Company and its Subsidiaries to protect rights of like importance.

Section 3.15                            Regulatory Compliance.

(a)   As to each product (each, a “Drug Product“) that is being developed, manufactured, tested, distributed and/or marketed by the Company or any of its Subsidiaries as of the date hereof, such Drug Product is being developed, manufactured, tested, distributed and/or marketed by the Company and its Subsidiaries in compliance with all applicable requirements under the FDCA, the FDA regulations promulgated thereunder, and under similar Laws (including in any foreign jurisdiction), including those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, except for failures to be in compliance which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  None of the Company or any of its Subsidiaries has received any notice or other communication from the FDA or any other Governmental Authority (A) contesting the premarket clearance or approval of, or, the uses of or the labeling and promotion of, any of the Company’s products or (B) otherwise alleging any violation of any Law by the Company or any of its Subsidiaries.

(b)   Section 3.15(b) of the Company Disclosure Letter sets forth each application with respect to a Drug Product that has been submitted for approval by the Company or its Subsidiaries in the United States under the FDA regulations or outside of the United States under similar laws of other Governmental Authorities.

(c)   No Drug Products have been recalled, withdrawn, suspended or discontinued by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise) by order of the FDA or any other Governmental Authority.  No proceedings in the United States and outside of the United States of which the Company has Knowledge (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Drug Product are pending against the Company or any of its Subsidiaries, nor have any such proceedings been pending at any prior time.

(d)   None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective officers, employees or agents has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for any other Governmental Authority to invoke any similar policy.  None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective officers, employees or agents, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar Law or authorized by 21 U.S.C. sec. 335a(b) or any similar Law.

(e)   None of the Company or any of its Subsidiaries has received any notice or has any Knowledge that the FDA or any other Governmental Authority (i) has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of the Company or any of its Subsidiaries, (ii) has commenced, or threatened to initiate, any action to enjoin at any facility at which any product of the Company or any of its Subsidiaries is produced or (iii) has requested or is otherwise considering any change in the distribution procedures for Xyrem since October 1, 2004.  Section 3.15(e) of the Company Disclosure Letter identifies any FDA form 483s and any FDA or similar foreign regulatory warning letters received by the Company or its Subsidiaries since January 1, 2004.  The Company has made available to Buyer a list of all correspondence between the FDA and the Company or its Subsidiaries with respect to Xyrem, and the dates of all FDA meetings held with respect to Xyrem since its approval on July 17, 2002, and the Company has provided Buyer with true and complete copies of the FDA minutes with respect to all such FDA meetings after such date.   Section 3.15(e) of the Company Disclosure Letter lists any “serious adverse events”, as defined in the applicable FDA regulations, that have been reported to the FDA since January 1, 2004 with respect to Xyrem.

Section 3.16                            Properties.   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company or one of its Subsidiaries (a) has good and valid title to all the properties and assets reflected in the latest audited balance sheet included in the Company SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except Permitted Liens or such other imperfections or irregularities of title, easements, covenants, rights-of-way and other Liens as do not materially impair the continued use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Company SEC Documents or acquired after the date thereof and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the Company’s Knowledge, the lessor.

Section 3.17                            Environmental Matters.   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (a) the operations of the Company and its Subsidiaries are, and at all times have been, in compliance with all applicable Environmental Laws, including possession and compliance with the terms of all Company Permits required by Environmental Laws, (b) there are no pending or, to the Knowledge of the Company, threatened, suits, actions, investigations or proceedings under or pursuant to Environmental Laws against the Company or any of its Subsidiaries or involving any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased or other sites at which Hazardous Materials were disposed of, or allegedly disposed of, by the Company or any of its Subsidiaries, (c) to the Company’s Knowledge, the Company and its

Subsidiaries have received no written allegations of any liabilities, obligations or contingencies under any Environment Law and the Company has no Knowledge or any pending or threatened such allegations, and (d) neither the Company nor any of its Subsidiaries has generated, transported, treated, stored, installed, disposed of or released any Hazardous Materials in violation of, or in a manner that would reasonably be expected to give rise to liability to the Company or its Subsidiaries under, any Environmental Laws.

Section 3.18                            Employment.

(a)                                  The Company, each of its Subsidiaries and each ERISA Affiliate is in compliance with all applicable Law and Contracts relating to each Company Benefit Arrangement, employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including employee compensation matters, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b)                                 No union organizing effort with respect to employees of the Company or any of its Subsidiaries is underway and there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.  Except as set forth in Section 3.18(b) of the Company Disclosure Letter, there are no controversies pending or, to the Knowledge of the Company, threatened, between the Company or any Subsidiary and any of their respective employees which have, or would reasonably be expected to result in, an action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority.

(c)                                  To the Knowledge of the Company, neither the Company, its Subsidiaries, nor any ERISA Affiliate has at any time since the enactment of ERISA, sponsored a “multiemployer plan” as defined in Section 3(37) of ERISA.  Neither the Company nor any Subsidiary or current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA.  To the Knowledge of the Company, no “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code) has occurred with respect to any Company Benefit Arrangement that is not subject to Title IV of ERISA.

(d)                                 With respect to the Company, any of its Subsidiaries and any ERISA Affiliate, the Company has made available to Buyer (i) all employee benefit plans within the meaning of Section 3(3) of ERISA currently contributed to, sponsored by or maintained by the Company or any of its Subsidiaries, (ii) each outstanding loan from the Company, any of its Subsidiaries or an ERISA Affiliate to an employee, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements currently contributed to, sponsored by or maintained by the Company or any of its Subsidiaries, (iv) all bonus, pension, profit sharing, savings, retirement, deferred compensation or incentive plans, programs or arrangements currently contributed to, sponsored by or maintained by the Company or any of its Subsidiaries, (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees that are currently contributed to, sponsored by or maintained by the Company or any of its Subsidiaries, and (vi) all employment or service agreements with a current service provider (except for offer letters providing for at-will employment which do not provide for severance, acceleration or post-termination benefits except as required by the law or applicable custom or rule of the relevant jurisdiction outside of the United States), and (vii) all change of control agreements or severance agreements or plans, written or otherwise, for the benefit of, or relating to, any current director, officer or employee of the Company (collectively, the “Company Benefit Arrangements“).

(e)                                  Except as set forth in Section 3.18(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any Contract with any director, officer or employee of the Company (i) the benefits of which are contingent, or the terms of which are materially altered as a result of the execution of this Agreement, stockholder approval of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)) (including any single or double-trigger severance), or (ii) providing any fixed term of employment.  No Company Benefit Arrangement will provide benefits that shall be increased, or the vesting of benefits of which shall be accelerated or the value of any of the benefits of which shall be calculated as a result of the execution of this Agreement, stockholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)).  To the Knowledge of the Company, there is no agreement, plan, arrangement or other Contract covering any current or former employee or consultant of the Company or any of its Subsidiaries or ERISA Affiliate to which the Company and/or any such Subsidiary is a party or by which the Company and/or any such Subsidiary is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or would reasonably be expected to, as a result of the execution of this Agreement, stockholder approval of this Agreement, or the transaction contemplated by this Agreement (or any event subsequent to and in combination with the Merger), result in a payment that would reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G of the Code.

Section 3.19                            Suppliers.   Section 3.19 of the Company Disclosure Letter sets forth a true and complete list of all Contracts to which the Company or its Subsidiaries is a party as of the date hereof or with respect to which the Company or its Subsidiaries has any ongoing liabilities, obligations or commitments as of the date hereof, in each case relating to the research, development, distribution, training, sale, license, marketing and supply of components for, and the manufacturing by any third parties of, Xyrem, Antizol and Cystadane.  Except as described in Schedule 3.19 of the Company Disclosure Letter, since January 1, 2004, there has not been (i) any material change in the business relationship of the Company or any of its Subsidiaries with any third party identified in Section 3.19 of the Company Disclosure Letter, including any material dispute between such parties or any actual or threatened termination of such relationship by either party or (ii) any change in any material term (including credit terms) of such Contracts or related arrangements with any such party.  The Company has made available to Buyer true and complete copies of all such Contracts.

Section 3.20                            Insurance.  Section 3.20 of the Company Disclosure Letter identifies all material fire and casualty, general liability, products liability, business interruption or other insurance policies maintained by the Company and any of its Subsidiaries.  Such policies are in full force and effect and neither the Company nor any of its Subsidiaries is delinquent in the payment of any premiums thereon, and no notice of cancellation or termination has been received with respect to any such policy.  True and complete copies of all such policies have been delivered or made available to Buyer.

Section 3.21                            State Takeover Statutes.   No “fair price,” “moratorium,” “control share acquisition,” “affiliate transaction,” “business combination” or other similar anti-takeover statute or regulation enacted under any state Law or foreign Law (a “Takeover Statute“) is applicable to the Merger or Voting Agreement, including, without limitation, any provision of the DGCL, after giving effect to the actions of the Board of Directors of the Company as described in Section 3.5(b).  Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any rights agreement or “poison pill” anti-takeover plan.

Section 3.22                            Brokers.   No broker, finder, investment banker or other Person (other than Banc of America Securities LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries.  The Company has heretofore furnished to Buyer and Sub a complete and correct copy of all agreements between the Company or any of its Subsidiaries and Banc of America Securities LLC pursuant to which such firm would be entitled to payment relating to the transactions contemplated by this Agreement.  The Company has provided Buyer with a good faith estimate of the Company’s transaction expenses incurred to date with respect to the sale of the Company.

Section 3.23                            Fairness Opinion.   Prior to or concurrently with the execution of this Agreement, the Company’s Board of Directors has received from its financial advisors, Banc of America Securities LLC, a written opinion addressed to it for inclusion in the Proxy Statement to the effect that the Merger Consideration proposed to be received by the holders of Company Common Stock, other than the holders of Company Common Stock party to the Voting Agreement, is fair from a financial point of view to such holders of Company Common Stock.

Section 3.24                            Information Supplied.   None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or any Exchange Act filings will, at the time such Exchange Act filings are made with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Buyer or Sub for inclusion or incorporation by reference in the Proxy Statement or any Exchange Act filings.

Section 3.25                            Fomepizole Injection.   The Company is not aware of the filing with the FDA by any third party of an ANDA for a fomepizole injection.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF BUYER AND SUB

Buyer and Sub each hereby, jointly and severally, represents and warrant to the Company, except as set forth in a disclosure letter (the “Buyer Disclosure Letter“) delivered to the Company on the date of this Agreement (which disclosure letter shall be arranged in sections corresponding to the numbered and lettered sections of this Article IV, and any information disclosed in any such section of the disclosure letter shall be deemed to be disclosed only for purposes of the corresponding section of this Article IV, unless it is readily apparent on the face thereof that the disclosure contained in such section of the disclosure letter contains enough information regarding the subject matter of other representations and warranties contained in this Article IV as to clearly qualify or otherwise clearly apply to such other representations and warranties), as follows:

Section 4.1                                   Organization, Standing and Power.   Each of Buyer and Sub is duly organized and validly existing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to carry on its business as it is now being conducted.  Each of Buyer and Sub has delivered to the Company true and complete copies of its certificate of incorporation (and all amendments thereto) and by-laws (as currently in effect).

Section 4.2                                   Authority; Binding Agreement.   Each of Buyer and Sub has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized on the part of Buyer and Sub and, other than consents previously obtained, no other proceedings on the part of Buyer and Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Buyer and Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the legal, valid and binding obligation of each of Buyer and Sub, enforceable against Buyer and Sub in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies.

Section 4.3                                   Non-Contravention.   The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance by Buyer and Sub with any of the provisions hereof will not conflict with or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, cancellation or acceleration or require any consent, waiver or approval (other than consents, waivers or approvals that have already been obtained) under, (i) any provision of the organizational documents of Buyer or Sub, (ii) any Contract to which Buyer or Sub is a party, or is bound or to which any of Buyer’s or Sub’s property or assets is subject or (iii) any applicable provision of any Law by which Buyer or Sub is bound or to which any of their property or assets is subject, other than in the cases of clauses (ii) and (iii), any such conflicts, violations, breaches or defaults, or failure to obtain consents, waivers or approvals, which, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.  As used herein, “Buyer Material Adverse Effect“ shall mean a materially adverse effect of the ability of Buyer or Sub to consummate the Merger.

Section 4.4                                   No Consents.   Except for (i) filing and recordation of appropriate merger documents as required by the DGCL, (ii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, and (iii) filings and approvals set forth in Schedule 4.4, no notice to, filing with, or authorization, registration, consent or approval of any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by Buyer or Sub, except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.5                                   Litigation.   Neither Buyer nor Sub is party to any litigation or threatened litigation which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby.

Section 4.6                                   Ownership of Sub; No Prior Activities.   Sub is a direct wholly owned subsidiary of Buyer.  Sub has not conducted any activities other than in connection with the organization of Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.  Sub has no Subsidiaries.

Section 4.7                                   Brokers.   Other than fees and commissions which would not be borne by the Company in the event the Closing does not occur, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Buyer or Sub.

Section 4.8                                   Information Supplied.   None of the information supplied or to be supplied by Buyer or Sub to the Company for inclusion or incorporation by reference in the Proxy Statement or any other Exchange Act filings to be made by the Company in connection with the transactions contemplated by this Agreement will, at the time such Exchange Act filings are made with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  No representation or warranty is made by Buyer or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in any Exchange Act filings.

Section 4.9                                   Financing; Adequacy of Funds.

(a)   Buyer and Sub have received a commitment letter (the “Commitment Letter”) with respect to a financing arrangement to provide funds for a portion of the Merger Consideration (the “Financing”), a copy of which has been delivered to the Company.  Buyer and Sub collectively will have at the Effective Time, sufficient funds, assuming the receipt of the funds in the Financing, to pay the Merger Consideration for all outstanding shares of Company

Capital Stock pursuant to this Agreement and to perform Buyer’s and Sub’s obligations under this Agreement.

(b)   Stockholders of Buyer holding the requisite number of the outstanding shares of capital stock of the Company have consented to the Financing on the terms provided in the Commitment Letter and the making of a capital call under the terms of the Company’s Preferred Stock Purchase Agreement dated January 27, 2004 in an amount which, together with the funds to be received in the Financing as described in Section 4.9(a) above, will be sufficient for Buyer and Sub to pay the Merger Consideration for all outstanding shares of Company Capital Stock pursuant to this Agreement and to perform Buyer’s and Sub’s obligations under this Agreement, and which amount in any event shall be at least equal to the dollar amount set forth on Section 4.9(b) of the Buyer Disclosure Letter.

Section 4.10                            No Buyer Vote Required.   No vote or other action of the stockholders of Buyer is required by Law, Buyer’s Certificate of Incorporation or Buyer’s By-laws or otherwise in order for Buyer and Sub to consummate the Merger and the transactions contemplated hereby other than such affirmative vote of the stockholders of Buyer as has already been obtained.

Section 4.11                            Fomepizole Injection.   Buyer is not aware of the filing with the FDA by any Third Party of an ANDA for a fomepizole injection.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1                                   Conduct of Business by the Company Pending the Merger.

(a)   Except for matters set forth in Section 5.1(a) of the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Closing Date (the “Pre-Closing Period“), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts, file its Tax Returns and pay its Taxes, in each case when due (taking into account any applicable extensions), to continue to make maintenance capital expenditures to the extent set forth in Section 5.1(a) of the Company Disclosure Letter, to market and promote its business in the ordinary course of business consistent with past practices and use its commercially reasonable best efforts to preserve its current business organization, assets and technology, keep available the services of its current officers and employees and keep its relationships with customers, collaborators, suppliers, licensors, licensees, distributors and others having business dealings with them.  In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.1(a) of the Company Disclosure Letter or otherwise contemplated by this Agreement, during the Pre-Closing Period, Company shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Buyer and Sub:

(i)                                     amend its Restated Certificate or Restated Bylaws or similar organizational documents or change the number of directors constituting its entire board of directors;

(ii)                                  (I)(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock or other equity interests, except that (1) the Company shall be permitted to pay dividends to the holders of Preferred Stock in accordance with the Company’s Certificate of Incorporation (provided, however, that such dividends shall be paid solely in cash if so requested in writing by Buyer), and (2) a wholly owned Subsidiary of Company may declare and pay a dividend or make advances to its parent or Company or (B) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities; (II) issue, sell, pledge, dispose of or encumber any (A) additional shares of its capital stock or other equity interests, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or other equity interests, or (C) of its other securities, other than shares of Company Common Stock or Company Preferred Stock issued upon the exercise of any Options, Warrants or Company Preferred Stock outstanding on the date hereof in accordance with the terms thereof, as the case may be, as in effect on the date hereof; or (III) split, combine or reclassify any of its outstanding capital stock or other equity interests or amend the terms of any rights, warrants or options to acquire its capital stock or other securities;

(iii)                               acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof (including entities which are Subsidiaries) or (B) any assets, including real estate, in an amount exceeding $5,000 individually or $25,000 in the aggregate, except purchases of assets, including without limitation, inventory, equipment and supplies in the ordinary course of business consistent with past practice;

(iv)                              (A) sell, lease, encumber or otherwise dispose of any material assets or rights other than (1) products and inventory in the ordinary course of business consistent with past practice, (2) equipment and property no longer used in the operation of the Company’s business, or (3) assets related to discontinued operations or (B) grant or suffer any Liens other than Permitted Liens on any of their assets or rights other than in the ordinary course of business consistent with past practice;

(v)                                 (A) amend, modify or terminate any Company Material Contract, waive, release or assign any material rights, claims or benefits thereunder or enter into any new Contract which would be a Company Material Contract, (B) amend, modify or terminate any Contract with a material manufacturer or supplier of materials, components or services for Xyrem, Antizol and Cystadane products or components, or waive, release or assign any material rights, claims or benefits thereunder, (C) enter into any new Contract with any Person (other than the FDA) with regards to or relating to Xyrem, (D) make any agreements with the FDA concerning Xyrem, provided that Buyer’s consent with respect to the foregoing shall not be unreasonably withheld, or (E) sell, transfer or license to any Person or otherwise extend, amend, or modify any rights to the Intellectual Property Rights of the Company or its Subsidiaries;

(vi)                              (A) enter into any employment or severance agreement with or grant any severance or termination pay to any officer, director or employee of Company or any Subsidiary of the Company; or (B) hire or agree to hire any new or additional employees or executive officers;

(vii)                           except as required to comply with applicable Law or as required by the terms of this Agreement, (A) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Company Benefit Plan or other arrangement for the current or future benefit or welfare of any director, executive officer or current or former employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or, other than in the ordinary course of business consistent with past practice, employee, (C) pay any benefit not provided for under any Company Benefit Plan or adopt any new Company Benefit Plan or benefit, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan (including the grant of stock options except for grants set forth in Section 5.1(a)(vii) of the Company Disclosure Letter), stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Benefit Plans or agreements or awards made thereunder) or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or Company Benefit Plan;

(viii)                        (A) incur or assume any indebtedness for borrowed money (whether long-term or short-term); (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (C) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries or customary loans or advances to employees for travel or similar business expenses in accordance with past practice in an amount not exceeding $10,000 individually or $50,000 in the aggregate); or (D) settle or compromise any claim, litigation or other legal proceeding other than in the ordinary course of business, in accordance with past practice, and without admission of liability or pay, discharge or satisfy any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such other claims, liabilities or obligations for the amounts reserved against in the consolidated financial statements of the Company;

(ix)                                change any accounting method used by it unless required by GAAP or by applicable Law;

(x)                                   (A) settle or compromise any material Tax liability, (B) amend any material Tax return, (C) enter into or modify any material agreement relating to Taxes, (D) make or change any material Tax election, (E) surrender any right to claim a refund of Taxes, or (F) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(xi)                                revalue any assets of the Company, except as required by GAAP or by applicable Law;

(xii)                             enter into any new line of business or enter into any Contract that restrains, limits or impedes the Company’s or any of its Subsidiaries’ ability to compete with or conduct any business or line of business;

(xiii)                          take any action such that (A) the aggregate cash and cash equivalents of the Company and its Subsidiaries on a consolidated basis that would appear on a consolidated balance sheet of the Company prepared in accordance with GAAP as of the Closing Date would be an amount less than $3,000,000 if the Closing Date is on or prior to June 30, 2005 or (B) net current assets on the Closing Date would be less than $1,000,000 (and if the Closing does not occur by June 30, 2005, Buyer and the Company agree to work together in good faith to address the cash requirements of the Company and its Subsidiaries);

(xiv)                         take or omit to take any action which would make any of the representations or warranties of the Company contained in this Agreement untrue and incorrect in any material respect as of the date when made if such action had then been taken or omitted, or which would reasonably be expected to result in any of the conditions set forth in Article VI hereof not being satisfied; or

(xv)                            enter into an agreement to do any of the foregoing, or to authorize any of the foregoing.

(b)   Advice of Changes; Governmental Filings; Confidentiality.   The Company shall confer with Buyer on a regular and frequent basis, report on operational matters and promptly advise Buyer orally and in writing of any change or event having, or that would reasonably be expected to have, a Buyer Material Adverse Effect or Material Adverse Effect, as the case may be, or that would cause or constitute a breach of any of the representations, warranties or covenants of the Company contained herein; provided, however, that with respect to any breach of any representation, warranty or covenant, any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VII or give rise to any right of termination under Article VIII unless the underlying breach shall independently constitute such a breach of this Agreement.  The Company shall file all reports required to be filed by it (or its Subsidiaries) with the SEC between the date hereof and the Closing Date and shall deliver to Buyer and Sub copies of all such reports promptly after the same are filed.  Each of the Company, Buyer and Sub shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties agrees to act reasonably and as promptly as practicable and all information provided in connection with such obligations shall be subject to the terms of the Confidential Disclosure Agreement, dated December 6, 2004, by and between the Company and Buyer, as amended (the “Confidentiality Agreement“), the terms of which shall survive the termination of this Agreement and continue in full force and effect.  Each party agrees that it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

(c)   Access to Information.   The Company shall afford to Buyer, and to Buyer’s officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the earlier of the

Effective Time or the termination of this Agreement to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Buyer (i) a copy of each report, schedule and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Buyer may reasonably request.  Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, Buyer shall hold, and shall cause it officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.  No investigation pursuant to this Section 5.1(c) or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

(d)   Stockholder Litigation.   The Company shall give the Buyer the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement; provided, however, that no settlement shall be agreed to by the Company without Buyer’s prior written consent, which consent shall not be unreasonably withheld.

(e)   Control of Other Party’s Business.   Nothing contained in this Agreement shall give Buyer or Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing Date.  Prior to the Closing Date, each of Buyer, Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.2                                   No Solicitation.

(a)   The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any Representative of, the Company or any of its Subsidiaries to, directly or indirectly (i) solicit, initiate, cause, encourage, or facilitate the making, submission or announcement of any Takeover Proposal, (ii) enter into any letter of intent or similar document or any agreement, contract or commitment (whether or not binding) contemplating, relating to or constituting a Takeover Proposal, other than a confidentiality agreement as permitted below in this paragraph (a), (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be likely to lead to, any Takeover Proposal (other than to inform any Person making inquiries of the restrictions set forth in this Section 5.2), (iv) approve, endorse or recommend any Takeover Proposal (except to the extent specifically permitted by Section 5.2(b)) or (v) take any action to render inapplicable or to exempt any Third Party from, any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock, including DGCL Section 203.  The Company and its Subsidiaries will immediately cease, and will cause its Representatives to cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Takeover Proposal.  Notwithstanding the foregoing, prior to obtaining the Required Company Vote, (A) the Board of Directors may, in response to a Takeover Proposal that it determines is, or could reasonably be likely to lead to, a Superior Proposal that did not result from a breach of this Section 5.2(a) and subject to compliance with Sections 5.2(c) and (d), to the extent that the Board of Directors determines in good faith (after consultation with outside counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (x) furnish information with respect to the Company to the Person making such Takeover Proposal and such Person’s Representatives pursuant to a confidentiality agreement having terms at least as restrictive as the terms contained in the Confidentiality Agreement, and subject to simultaneously with furnishing any such information to the Person making such Takeover Proposal furnish such information to Buyer to the extent not previously provided to Buyer and (y) participate in discussions or negotiations with the Person making such Takeover Proposal and its Representatives regarding such Takeover Proposal, provided that in each case the Company shall have complied with the provisions of the following clause (B) with respect to such Takeover Proposal, and (B) the Company shall, promptly after receipt of any Takeover Proposal, any request for nonpublic information or any inquiry relating in any way to any Takeover Proposal (and in any event within 48 hours), (i) provide to Buyer and Sub any and all documentation (including such proposal documents), correspondence, information relating to and substance of discussions and any proposed agreements received by any of the Company, its Subsidiaries, the Principal Company Stockholders or any Representative thereof in connection with any such Takeover Proposal, (ii) inform Buyer and Sub and the Company of the material terms and conditions of such Takeover Proposal and the substance of any discussions relating to such Takeover Proposal, and (iii) keep Buyer and Sub and the Company fully informed of the status, including any change to the details of such Takeover Proposal.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative or Affiliate of the Company, whether such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 5.2(a) by the Company.

(b)   Except as set forth in this Section 5.2, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to any Person other than its Representatives, to withdraw or modify, in a manner adverse to Buyer and Sub, the approval or recommendation by the Board of Directors or any such committee of this Agreement or the transactions contemplated hereby, including the Merger, (ii) approve or recommend, or propose to any Person other than its Representatives, to approve or recommend, any Takeover Proposal or (iii) enter into any letter of intent, agreement in principle, heads of agreement, acquisition agreement or similar agreement with respect to any Takeover Proposal; provided, however, that prior to the Required Company Vote, the Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, or  terminate this Agreement pursuant to Section 8.1(f), in each case if (A) the Company shall have received a Takeover Proposal that constitutes a Superior Proposal which is pending and has not been withdrawn at the time the Company determines to take such action, (B) the Board of Directors shall have determined in good faith, after consultation with outside counsel, that the failure to take any such action would be inconsistent with the Board of Directors’ fiduciary duties under applicable Law, (C) at least four (4)   business days shall have passed following the delivery to Buyer and Sub of written notice from the Company advising Buyer and Sub that the Board of Directors has received such Takeover Proposal that constitutes a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal (including the identity of the Person making such Superior Proposal and all documents received by the Company or its

Representatives in connection with such Superior Proposal), and, the Company has negotiated with Buyer and Sub (to the extent requested by Buyer or Sub) in good faith during such four (4) business day period with respect to the terms of Buyer and Sub’s offer, taking into account the terms and conditions of any revised or new offer that Buyer and Sub have made to the Company which has been received by the Company within such four (4) business day period, the Board of Directors affirms its determination, after consultation with outside counsel, that the failure to take any such action would be inconsistent with the Board of Directors’ fiduciary duties under applicable Law, (D) the Company and its Subsidiaries are in compliance with and have not breached the terms of this Section 5.2 and (E) in the case of any action under clause (iii) of the first sentence of this Section 5.2(b), the Company shall (x) prior to such action, terminate this Agreement pursuant to Section 8.1(f) hereof and (y) pay the Termination Fee to the Company in accordance with Section 8.5(a)(i).

(c)   In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.2, the Company shall promptly advise Buyer and Sub of (i) the receipt by the Company, a Subsidiary of the Company or any of their respective Representatives of (A) any request for information or other inquiry that the Company believes is reasonably likely to lead to a Takeover Proposal or (B) of any Takeover Proposal, (ii) the terms and conditions of any such request, Takeover Proposal or inquiry (including any subsequent amendment or other modification to such terms and conditions) and (iii) the identity of the Person making such request, Takeover Proposal or inquiry.  The Company shall promptly keep Buyer and Sub informed in all material respects of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

(d)   Nothing contained in this Section 5.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or making any required factual disclosure to the stockholders of the Company related thereto.

(e)   For purposes of this Agreement:

(i)                                     “Representatives” of a Person means such Person’s officers, directors, managers (if such Person is a limited liability company), key employees, investment bankers, attorneys, accountants, auditors or other advisors or representatives;

(ii)                                  “Superior Proposal“ means any bona fide written offer not solicited by or on behalf of the Company made by a Third Party to consummate a tender offer, exchange offer, merger, recapitalization, reclassification, business combination, consolidation or similar transaction which would result in such Third Party (or in the case of a direct merger between such Third Party and the Company, stockholders of such Third Party) owning, directly or indirectly, more than 50% of the value and voting power of the Company Common Stock then outstanding (or of the surviving entity in a merger), or all or substantially all of the assets of the Company, which the Board of Directors determines in its good faith judgment (following consultation with outside counsel and with a financial advisor of nationally recognized reputation) (i) to be more favorable to the Company’s stockholders than the Merger from a financial point of view (taking into account all the terms and conditions or such offer, this

Agreement and any revised or, if applicable, new offer from Buyer and Sub which has been received by the Company) and (ii) to be fully financed, reasonably likely to receive all required government approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed, taking into account all legal, financial, regulatory and other aspects of the proposal.

(iii)                               “Takeover Proposal” means any bona fide written proposal or offer, which proposal or offer is specific as to price, from any Third Party relating to, (A) any direct or indirect acquisition or purchase by a Third Party, in one transaction or a series of related transactions, of 25% or more of the aggregate fair value of the assets (including capital stock or other ownership interests in Subsidiaries) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction or of shares of Company Common Stock or any other class or series of equity or voting securities of the Company or any of its Subsidiaries representing more than 25% of the total outstanding voting power of the Company, (B) any tender offer or exchange offer or other transaction that if consummated would result in any Third Party beneficially owning  outstanding shares of Company Common Stock or any other class or series of equity or voting securities of the Company or any Subsidiary of the Company representing more than 25% of the outstanding voting power of the Company, or (C) any merger, consolidation, business combination, recapitalization, reclassification, share exchange, liquidation, dissolution or similar transaction or series of related transactions involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold securities representing less than 75% of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity), other than the transactions contemplated by this Agreement.

(iv)                              “Third Party” means a Person (or “group” of Persons (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder)) other than Buyer, Sub or any of their respective controlled Affiliates.

Section 5.3                                   Standstill Agreements.   During the period from the date of this Agreement through the Effective Time, the Company agrees it will use its reasonable best efforts to enforce, and will not terminate, amend, modify or waive any provision of, any confidentiality or standstill agreement (or similar agreement) to which it or any of its Subsidiaries is a party.

Section 5.4                                   Suspension of Stock Purchase Plan.   The Company shall amend, effective as of the date hereof, the Company’s Employee Stock Purchase Plan to halt purchases under the Plan such that no issuances of any shares of Company Common Stock shall be made following the date of this Agreement.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1                                   Stockholders Meeting.

(a)   In accordance with the Company’s Restated Certificate and Restated Bylaws, the Company shall promptly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable for the purpose of obtaining the Required Company Vote with respect to the transactions contemplated by this Agreement (the “Company Stockholders Meeting“) and, except as otherwise permitted pursuant to Section 5.2, shall use its reasonable best efforts to obtain from the stockholders of the Company the Required Company Vote, subject to the provisions of Section 5.2(b) permitting the Board of Directors of the Company to withdraw or modify its recommendation under certain specified circumstances and conditions.   Without the prior written consent of Buyer, the approval and adoption of this Agreement is the only matter (other than procedural matters) that the Company shall propose to be acted on by its stockholders at the Company Stockholders Meeting.   Notwithstanding any change of recommendation that may be made by the Board of Directors in compliance with the terms of Section 5.2, approval and adoption of this Agreement shall be submitted to the Company’s stockholders at the Company Stockholders Meeting, and nothing contained herein shall be deemed to relieve the Company of such obligations.

(b)   The Company will promptly prepare and file all materials required to be filed under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act“) as well as all other applicable state or foreign securities laws, and Buyer and Sub will cooperate with the Company in the preparation of such materials.  Such materials shall include a proxy statement in the form mailed by the Company to its respective stockholders, together with any and all amendments or supplements thereto, which materials are herein referred to as the “Proxy Statement.”  The Company will use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement, and will cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable, and in no event later than the fifth business day following completion of any SEC review of the Proxy Statement.  The Proxy Statement shall, except as expressly otherwise permitted by Section 5.2(b), contain the recommendation of the Board of Directors that the Company’s stockholders approve the Merger, this Agreement and the other transactions contemplated hereby and thereby, provided, that the Board of Directors may withdraw, modify or change its recommendation of the Merger and this Agreement in accordance with Section 5.2(b) to the extent all requirements thereof are satisfied.

(c)   Buyer and Sub will furnish the Company with such information concerning Buyer and its Subsidiaries as is necessary in order to cause the Proxy Statement, insofar as it relates to Buyer and its Subsidiaries, to comply with applicable Law.  Buyer and Sub agree to promptly advise the Company if, at any time prior to any meeting of the stockholders of the Company referenced herein, any information provided by them or the Company in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission.  Buyer and Sub will furnish the Company with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Buyer and Sub or the Company and its Subsidiaries, to comply with applicable Law after the mailing thereof to the stockholders of the Company.

(d)   The Company shall make all preliminary filings of the Proxy Statement with the SEC, as promptly as practicable, pursuant to Rule 14a-6 under the Exchange Act.

Section 6.2                                   Fees and Expenses.   Whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with this Agreement in accordance with its terms and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees, costs and expenses.

Section 6.3                                   Public Announcements.   The parties shall issue a joint initial press release announcing the execution of this Agreement as may be mutually agreed.  Thereafter, the parties will consult with one another prior to issuing any press release or otherwise making any public communications in connection with the Merger or the other transactions contemplated by this Agreement and will provide each other with a meaningful opportunity to review and comment upon any such press releases or other public communications, and prior to making any filings with any third party and/or any Governmental Authority with respect to the Merger or the other transactions contemplated by this Agreement, the parties will consult with one another prior to making such filings and will provide each other with a meaningful opportunity to review and comment upon such filings, except as may be required by applicable Law, legal process, court process or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service.

Section 6.4                                   Approvals and Consents; Reasonable Best Efforts; Cooperation.

(a)   From and after the date hereof until the Closing Date, each of Buyer, Sub and the Company shall each use its respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things which are, in its judgment, reasonably necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective as expeditiously as practicable, the Merger and the other transactions contemplated by this Agreement, including without limitation, and as applicable, (i) filing as soon as practicable, but in any event within five (5) business days of the date hereof, if required to be filed, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and filing as soon as practicable any form or report required by any other Governmental Authority relating to antitrust, competition, or trade regulation matters, including without limitation, any relevant foreign antitrust authority), (ii) promptly applying for, diligently pursuing through to completion, and using reasonable best efforts to obtain prior to the Closing Date all consents, approvals, authorizations, permits and clearances of Governmental Authorities and third parties required of it to consummate the Merger, (iii) providing such information and communications to Governmental Authorities as they may reasonably request, (iv) effecting all necessary registrations, filings and submissions and using reasonable best efforts to have lifted any injunction, order or decree of a court or other Governmental Authority of competent jurisdiction or other legal bar to consummation of the Merger or otherwise restraining or prohibiting the consummation thereof (and, in such case, proceeding with the consummation of the Merger as expeditiously as practicable), including through all possible appeals, unless waived by Buyer, Sub and the Company, (v) assisting and cooperating with each other to obtain all permits and clearances of Governmental Authorities that are necessary, and preparing any document or other information reasonably required of it to consummate the Merger, and (vi) executing and delivering any additional certificates, agreements, instruments, reports, schedules, statements, consents, documents and information necessary to consummate the Merger, and fully carrying out the purposes of, this Agreement.  Prior to the expiration of the waiting period (and any extensions thereof) applicable to the Merger under the HSR Act, each of Buyer, Sub and the Company agrees that, except as otherwise expressly contemplated by this Agreement, they will not take any action that would reasonably be expected to materially and adversely affect or materially delay the Closing Date or the ability of any of the parties to satisfy any of the conditions to the Closing Date or to consummate the Merger by reason of any matter related to antitrust, competition or trade regulation.

(b)   In furtherance of and without limitation of the foregoing, each of Buyer, Sub and the Company shall (i) respond as promptly as practicable to any reasonable inquiries or requests received from any Governmental Authority for additional information or documentation; (ii) promptly notify the other parties hereto of any written communication to that party or its Affiliates from any Governmental Authority and, subject to applicable Law, permit the other parties to review in advance any proposed written communication to any of the foregoing (and consider in good faith the views of the other parties in connection therewith); and (iii) furnish the other parties with copies of all material correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and any Governmental Authority or their respective staffs on the other hand, with respect to this Agreement and the Merger; all with a view towards the prompt completion of the Merger and the transactions contemplated by this Agreement.

Section 6.5                                   Indemnification; Directors’ and Officers’ Insurance.

(a)   From and after the Closing Date, the Surviving Corporation shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer, director or employee of  Buyer or the Company or any of their respective Subsidiaries (the “Indemnified Parties“) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director, officer or employee of Buyer, the Company or any their respective Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Closing Date, whether asserted or claimed prior to, or at or after, the Closing Date (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such Persons are indemnified or have the right to advancement of expenses as of the date hereof by Buyer or the Company, as the case may be, under the Company’s Restated Certificate, Restated Bylaws or any other written indemnification agreements to which the Company is party, in each case as in effect on the date hereof and in the form provided to Buyer prior to the date hereof.

(b)   For a period of six years after the Closing Date, Buyer and Sub shall cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that the Company may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or before the Closing Date; provided that if the aggregate annual premiums for such policies at any time during such period will exceed 200% of the per annum premium rate paid by the Company and its Subsidiaries as of the date hereof for such policies, then the Surviving Corporation shall only be required to provide such coverage as will then be available at an annual premium equal to 200% of such rate; and provided further that the requirements of this Section 6.5(b) may at the election of Buyer and Sub be satisfied by the purchase of one or more “tail” policies prior to the Effective Time providing for coverage for an aggregate period of six years after the Effective Time for acts or omissions occurring at or prior to the Effective Time.

(c)   The Company shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 6.5.

(d)   If, following the Closing Date, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation or its successors or assigns, as the case may be, shall assume the obligations set forth in this Section 6.5.

(e)   The provisions of this Section 6.5(e) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 6.6                                   Communications to Employees.   The Company, Buyer and Sub will cooperate with each other with respect to, and endeavor in good faith to agree in advance upon the method and content of, all written or oral communications or disclosure to employees of the Company and any of its Subsidiaries with respect to the Merger and any other transactions contemplated by this Agreement.

Section 6.7                                   Takeover Statutes.   If any Takeover Statute, including, without limitation, Section 203 of the DGCL, is or may become applicable to the Merger or Voting Agreement, the Company, Buyer or Sub, the Board of Directors will grant such approvals, and take such actions as are necessary, so that the transactions contemplated by this Agreement including, without limitation, the Merger, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated hereby.

Section 6.8                                   Employee Benefit Matters.

(a)   With respect to each employee benefit plan of Buyer (“Buyer Benefit Plan”) in which employees of the Company and its Subsidiaries (“Company Employees”) participate after the Effective Time, for purposes of determining vesting and entitlement to benefits, service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Buyer; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the corresponding Company Plan.  To the extent required by applicable Law, Buyer shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under Buyer Benefit Plans to be waived with respect to such Company Employees and their eligible dependents and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year including the Effective Time for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Buyer Benefit Plans in which they are eligible to participate after the Effective Time.

(b)   The parties hereto acknowledge and agree that all provisions contained in this Section 6.9 with respect to employees are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other Person, including, without limitation, any employees, former employees, any participant in any Company Plan or any beneficiary thereof or (ii) to continued employment with the Company or Buyer.  After the Effective Time, nothing contained in this Section 6.9 shall interfere with Buyer’s right to amend, modify or terminate any Company Plan or Buyer Benefit Plan (subject in each case to the provisions of Section 6.9(a) above) or to terminate the employment of any employee of the Company for any reason.

Section 6.9                                   Financing.

(a)   Buyer shall use commercially reasonable efforts to arrange the Financing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts (i) to negotiate definitive agreements with respect thereto on the terms and conditions contained therein and (ii) to satisfy all conditions applicable to Buyer in such definitive agreements that are within its control. In the event any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Commitment Letter, Buyer shall use reasonable best efforts to arrange any such portion from alternative sources on comparable or more favorable terms in the aggregate to Buyer (as determined in the reasonable judgment of Buyer). Buyer shall give the Company prompt written notice of (i) any material breach by any party of the Commitment Letter (or any definitive agreements entered into pursuant to the Commitment Letter or any replacements thereof), (ii) any termination of the Commitment Letter or (iii) any exercise of any “market out” or “material adverse change” conditions contained in the Commitment Letter (or any replacements thereof).

(b)   The Company agrees to provide, and shall cause its Subsidiaries and its and their respective Representatives to provide, all cooperation reasonably necessary in connection with the arrangement of the Financing, including (i) participation in meetings and due diligence sessions and (ii) the execution and delivery of any commitment or financing letters, pledge and security documents or other definitive financing documents, or other requested certificates or documents as may be reasonably requested by Buyer and Sub, and taking such other actions as are reasonably required to be taken by the Company in the Financing, provided, however, that the terms and conditions of the Financing may not require the payment of any commitment or other fees by the Company or any of its Subsidiaries, or the incurrence of any liabilities by the Company or any of its Subsidiaries, prior to the Effective Time and the obligation to make any such payment shall be subject to the occurrence of the Closing.  The Company agrees and acknowledges that in connection with the obtaining of the Financing and the satisfaction of the closing conditions thereunder, at the Closing all outstanding secured indebtedness of the Company will be required to be paid in full, and all liens in connection therewith released, and all documents relating to such indebtedness terminated, including without limitation any secured indebtedness set forth on Section 3.16 of the Company Disclosure Letter (which the Company represents and warrants is the only outstanding secured indebtedness of the Company and its Subsidiaries as of the date hereof).

ARTICLE VII
CONDITIONS PRECEDENT TO THE MERGER

Section 7.1                                   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)   The Company shall have obtained the Required Company Vote.

(b)   The waiting period under the HSR Act, if applicable to the consummation of the Merger, shall have expired or been terminated and the requirements of any relevant foreign antitrust authority shall have been satisfied.

(c)   No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger.

Section 7.2                                   Conditions to Obligation of the Company to Effect the Merger.   The obligations of the Company to effect the Merger shall be further subject to the satisfaction on or prior to the Closing Date of the following additional conditions precedent, any one or more of which may be waived by the Company:

(a)                                  Buyer and Sub shall each have performed in all material respects and complied in all material respects with all obligations required to be performed or complied with by it prior to or at the Closing.

(b)                                 The representations and warranties of Buyer and Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without regard to materiality or Buyer Material Adverse Effect qualifiers contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except where the failure of the representations and warranties to be true and correct individually or in the aggregate, has not had and could not reasonably be expected to have a Buyer Material Adverse Effect.

(c)                                  The Company shall have received certificates dated the Closing Date and signed by each of Buyer and Sub certifying that the conditions specified in Sections 7.2(a) and 7.2(b) have been satisfied.

Section 7.3                                   Conditions to Obligations of Buyer and Sub to Effect the Merger.   The obligations of Buyer and Sub to effect the Merger shall be further subject to the satisfaction on or prior to the Closing Date of the following additional conditions precedent, any one or more of which may be waived by Buyer and Sub:

(a)                                  The Company shall have performed in all material respects and complied in all material respects with all obligations required to be performed or complied with by them prior to or at the Closing.

(b)                                 The representations and warranties of the Company other than in Section 3.2 contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without regard to materiality or the Material Adverse Effect qualifiers contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except where the failure of the representations and warranties to be true and correct individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.  The representations and warranties of the Company set forth in Section 3.2 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date except for deviations of not more than 1% of the number of fully-diluted shares of Company Common Stock outstanding set forth therein.

(c)                                  Buyer and Sub shall have received a certificate dated the Closing Date and signed by the Chief Executive Officer and Chief Financial Officer of the Company, certifying that the conditions specified in Section 7.3(a) and 7.3(b) have been satisfied.

(d)                                 No Material Adverse Effect shall have occurred and be continuing.

(e)                                  The Financing contemplated by the Commitment Letter shall have been obtained on substantially the terms set forth in the Commitment Letter or on such other terms as are reasonably satisfactory to Buyer.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1                                   Termination.  This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

(a)   by the mutual written consent of the Company, Buyer and Sub;

(b)   by either the Company on the one hand or by Buyer and Sub on the other hand, upon written notice to the other party, if any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

(c)   by either the Company on the one hand or by Buyer and Sub on the other hand, upon written notice to the other party, if the Required Company Vote shall not have been obtained upon a vote taken thereof at the duly convened Company Stockholders Meeting or any adjournment thereof;

(d)   by either the Company on the one hand or by Buyer and Sub on the other hand, upon written notice to the other party, if the Merger shall not have been consummated by November 30, 2005, for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date;

(e)   by either the Company on the one hand or by Buyer and Sub on the other hand, upon written notice to the other party, if there shall have been a breach by the other of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2(a) or (b) or Section 7.3(a) or (b), as the case may be, and which breach has not been cured within thirty (30) days following written notice thereof to the breaching party or, by its nature, cannot be cured within such time period;

(f)   by the Company, upon written notice to Buyer and Sub, if the Company has approved a Superior Proposal in accordance with Section 5.2;

(g)   by Buyer and Sub, upon written notice to the Company:

(i)                                     if the Company’s Board of Directors shall have (A) withheld, withdrawn, amended, qualified or modified or changed in a manner adverse to Buyer and Sub, its approval or recommendation of the adoption of this Agreement, the Voting Agreement or the Merger or other transactions contemplated hereby, (B) failed to call or hold the Company Stockholders Meeting in accordance with Section 6.1, (C) failed to include in the Proxy Statement distributed to the Company’s stockholders its recommendation in favor of the approval and adoption of this Agreement, the Voting and the Merger and the other transactions contemplated hereby, (D) entered into any letter of intent, agreement in principle, heads of agreement, acquisition agreement or similar agreement with respect to any Takeover Proposal or (E) approved or recommended any Takeover Proposal; or

(ii)                                  if (A) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company’s Board of Directors shall not have recommended that the Company’s stockholders reject such tender or exchange offer within ten (10) business days after the commencement thereof or (B) the Company’s Board of Directors shall have waived Section 203 of the DGCL with respect to any Person other than Buyer and Sub or their affiliates or any group of which any them is a member;

Section 8.2                                   Effect of Termination.   In the event of termination of this Agreement by either Buyer or the Company, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Buyer, Sub or their respective officers or directors, including under those provisions of this Agreement that expressly survive termination hereof, except that nothing herein shall relieve any party from any liabilities or damages arising out of its willful breach of this Agreement.

Section 8.3                                   Amendment.   Subject to compliance with applicable Law, this Agreement may be amended by the Company and Buyer (on behalf of itself and Sub), by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, except that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that reduces the amount or changes the form of the consideration to be delivered under this Agreement to the holders of the Company Common Stock, other than as contemplated by this Agreement.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.4                                   Waiver.   At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein for the benefit of such party which may legally be waived.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that the parties hereto may otherwise have at law or in equity.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 8.5                                   Termination Fee.

(a)   The Company will pay to Buyer, by wire transfer of immediately available funds, an amount equal to $ 5,500,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i)                                     if the Company shall terminate this Agreement pursuant to Section 8.1(f), then the Company will pay the Termination Fee on the business day following such termination, and such termination shall not be effective until such payment is made;

(ii)                                  if Buyer terminates this Agreement pursuant to Section 8.1(g), then the Company will pay the Termination Fee on the business day following such termination;  or

(iii)                               if (A) the Company or Buyer terminates this Agreement pursuant to Section 8.1(c) or 8.1(d) or (B) Buyer terminates this Agreement pursuant to Section 8.1(e) and after the date hereof and prior to such termination, any Third Party shall have made to the Company or its stockholders (in the case of a termination by the Company or Buyer pursuant to Section 8.1(d) or by Buyer pursuant to Section 8.1(e)) or publicly announced (in the case of a termination by the Company or Buyer pursuant to Section 8.1(c)) a Takeover Proposal and within 12 months following termination of this Agreement, any transaction included in the definition of Takeover Proposal is consummated or the Company enters into an agreement providing for such a transaction, then the Company will pay the Termination Fee upon the earlier of the consummation of such transaction or the execution of such agreement.

(b)   The Company acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not enter into this Agreement.

(c)   The Company shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that Buyer may incur in enforcing the obligations provided for in this Section 8.5.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1                                   Notices.   All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date and time delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

If to the Company:

Orphan Medical, Inc.
Ridgedale Office Center
13911 Ridgedale Drive, Suite 250
Minnetonka, MN 55305
Attention:  Chief Executive Officer
Facsimile:  (952) 541-9209

With a copy to:

Dorsey & Whitney LLP
50 South Sixth Street
Suite 1500
Minneapolis, Minnesota 55402-1498
Attention:  Philip E. Bauer, Esq.
Facsimile: (612) 340-7800

If to Buyer and Sub:

Jazz Pharmaceuticals, Inc.
3180 Porter Drive
Palo Alto, CA 94304
Attention:  General Counsel
Facsimile:  (650) 496-3781

With a copy to:

Simpson Thacher & Bartlett LLP
3330 Hillview Avenue
Palo Alto, CA 94304
Attention:  Kirsten Jensen, Esq.
Facsimile:  (650) 251-5002

Section 9.2                                   Certain Terms.

(a)   When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)   “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

(c)   “Antizol” means the fomepizole injection sold by the Company under the brand name Antizol®.

(d)   “Code” shall mean the Internal Revenue Code of 1986, as amended, and, to the extent necessary for purposes of interpreting any provision thereof, the rules and regulations promulgated thereunder.

(e)   “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(f)   “Cystadane” means the betaine anhydrous for oral solution sold by the Company under the brand name Cystadane®.

(g)   “Environmental Laws” means any and all federal, state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, decrees, requirements of any Governmental Authority, any and all common law requirements, rules and bases of liability regulating, relating to, or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as currently in effect, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C., § 136 et seq., Occupational Safety and Health Act 29 U.S.C. § 651 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and the Endangered Species Act (16 U.S.C. § 1531 et seq.) as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

(h)   “Environmental Liabilities” means any and all Liabilities of or relating to Company or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such party or any of such Subsidiaries), which (A) arise under or relate to matters covered by Environmental Laws and (B) relate to actions occurring or conditions existing on or prior to the Closing.

(i)   “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(j)   “ERISA Affiliate” means any entity which is a member of:  (A) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (B) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (C) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company.

(k)   “FDA” means the U.S. Food and Drug Administration.

(l)   “FDCA” means the Federal Food, Drug and Cosmetic Act of 1938, as amended, 21 U.S.C. §301 et. seq.

(m)   “GAAP” means United States generally accepted accounting principles.

(n)   “Hazardous Materials” means any materials or wastes, defined, listed, classified or regulated as radioactive, hazardous, toxic or otherwise dangerous to health or the environment in or under any Environmental Laws including without limitation petroleum, petroleum products, friable asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls, but excluding office and janitorial supplies safely stored and maintained.

(o)   “Indebtedness” of any Person means obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, and all such obligations of other Persons that are guaranteed by such Person.

(p)   “Knowledge,” when used with respect to the Company, means the actual awareness of a particular fact or other matter by John Howell Bullion, Timothy G. McGrath,

Mark Perrin, Dayton Reardon or William Houghton (or any successor to such persons in their current positions with the Company), and awareness of that particular fact or other matter that either of such Persons, acting reasonably, could be expected to discover or otherwise obtain upon due inquiry.

(q)   “Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(r)   “Permitted Lien” means:  (A) statutory liens for taxes or other payments that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) statutory purchase money liens.

(s)   “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

(t)   “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the stock or other equity interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(u)   “Tax” shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, value added, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty or additions to Tax imposed by any Governmental Authority.

(v)   “Xyrem” means sodium oxybate oral solution, as sold by the Company under the brand name Xyrem®.

Section 9.3                                   Counterparts; Facsimile Signatures.   This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  A facsimile signature of this Agreement or any document or agreement contemplated hereby shall be valid and have the same force and effect as a manually signed original.

Section 9.4                                   Entire Agreement; No Third-Party Beneficiaries.   This Agreement (including the documents and instruments referred to herein and the recitals which are hereby incorporated by reference and made a part hereof) and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings (including all letters of intent), both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.5                                   Governing Law; Consent to Jurisdiction; Waiver to Trial by Jury.

(a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.  The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any of the courts of the State of Delaware sitting in the County of New Castle and the United States District Court for the State of Delaware (any such court, a “Delaware Court”), this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction and venue of the Delaware Courts in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Delaware Court and (iv) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE WHICH WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER STATE.

(b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would, in the event of litigation seek to invalidate the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5(b).

Section 9.6                                   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign the rights and obligations of Sub to any other wholly owned Subsidiary of Buyer.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors or assigns.

Section 9.7                                   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 9.8                                   Performance by Sub.   Buyer hereby agrees to cause Sub to comply with its obligations hereunder and whenever this Agreement requires Sub to take any action, such requirement shall be deemed to include an undertaking of Buyer to cause Sub to take such action.

Section 9.9                                   Non-Survival of Representations, Warranties and Agreements.   None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date, assuming the Closing occurs, except for those covenants and agreements that by their terms expressly apply or are expressly to be performed in whole or in part after the Closing Date.

Section 9.10                            Disclosure Letters and Exhibits.   The Company Disclosure Letter, Buyer Disclosure Letter and the Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

Section 9.11                            Headings.   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.12                            List of Defined Terms.   Each of the following terms is defined in the Section identified below:

Affiliated Person	Section 3.13(a)
Agreement	Preamble

Buyer	Preamble
Buyer Benefit Plan	Section 6.8(a)
Buyer Disclosure Letter	Article IV
Buyer Material Adverse Effect	Section 4.3

Certificate of Merger	Section 1.3
Certificates	Section 2.3(b)
Closing	Section 1.2
Closing Date	Section 1.2
Company	Preamble
Company Benefit Arrangements	Section 3.18(d)
Company Capital Stock	Section 3.2(a)
Company Common Stock	Section 3.2(a)
Company Disclosure Letter	Article III
Company Employees	Section 6.8(a)
Company Financial Statements	Section 3.7(c)
Company Material Contract	Section 3.10(a)
Company Permits	Section 3.11(b)
Company Preferred Stock	Section 3.2(a)
Company SEC Documents	Section 3.7(a)
Company Stock Option Plans	Section 3.2(a)
Company Stock Options	Section 3.2(a)
Company Stockholders Meeting	Section 6.1(a)
Confidentiality Agreement	Section 5.1(b)
Constituent Corporations	Preamble
Contract	Section 3.10(a)

DGCL	Section 1.1
Dissenting Shares	Section 2.9(a)
Dissenting Stockholder	Section 2.9(a)
Drug Product	Section 3.15(a)

Effective Time	Section 1.3
Exchange Act	Section 6.1(b)
Exchange Fund	Section 2.3(a)

Governmental Authority	Section 3.6

Holders	Section 2.3(a)
HSR Act	Section 3.6

Indemnified Parties	Section 6.5(a)
Intellectual Property Rights	Section 3.14(a)

Law	Section 3.6

Merger	Recitals

Option Share Amount	Section 2.2(c)

Paying Agent	Section 2.3(a)
Per Common Share Price	Section 2.1(c)
Per Senior Preferred Share Price	Section 2.1(d)
Per Series B Share Price	Section 2.1(e)
Pre-Closing Period	Section 5.1(a)
Proxy Statement	Section 6.1(b)

Required Company Vote	Section 3.5(c)
Restated Bylaws	Section 3.4
Restated Certificate	Section 3.4

Sarbanes-Oxley Act	Section 3.7(b)
SEC	Section 3.7(a)
Sub	Preamble
Superior Proposal	Section 5.2(e)(ii)
Surviving Corporation	Section 1.1

Takeover Proposal	Section 5.2(e)(iii)
Takeover Statute	Section 3.21
Termination Fee	Section 8.5
Third Party	Section 5.2(e)(iv)

Warrant Share Amount	Section 2.2(d)
Warrants	Section 3.2(a)

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IN WITNESS WHEREOF, Buyer, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

JAZZ PHARMACEUTICALS, INC.

By:	/s/ Samuel Saks
Name: Samuel R. Saks, M.D.
Title: Chief Executive Officer

TWIST MERGER SUB, INC.

By:	/s/ Carol Gamble
Name: Carol Gamble
Title: Vice President

ORPHAN MEDICAL, INC.

By:	/s/ John Howell Bullion
Name: John Howell Bullion
Title: Chief Executive Officer

Signature Page to Agreement and Plan of Merger

APPENDIX B

VOTING AGREEMENT

VOTING AGREEMENT, dated as of April 18, 2005 (this “Agreement”), among Orphan Medical, Inc., a Delaware corporation (the “Company”), Jazz Pharmaceuticals, Inc., a Delaware corporation (“Buyer”), Twist Merger Sub, Inc., a Delaware corporation (“Sub”), and certain stockholders of the Company whose names appear on Schedule I hereto (each a “Stockholder” and collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company, Buyer and Sub are entering into a Merger Agreement (as such agreement may hereafter be amended from time to time, the “Merger Agreement”), which provides for, upon the terms and subject to the conditions set forth therein, the merger of a Sub with and into the Company (as set forth in the Merger Agreement) in exchange for a cash payment for all of the issued and outstanding shares of capital stock of the Company (the “Merger”);

WHEREAS, as of the date hereof, each Stockholder beneficially owns (as such term is defined pursuant to Rule 13d-3(a) promulgated under the Exchange Act) the number of shares and/or warrants to purchase the number of shares of Senior Convertible Preferred Stock, $0.01 par value per share (the “Senior Preferred Stock”), Series B Convertible Preferred Stock, $0.01 par value per share (the “Series B Preferred Stock”), Series C Convertible Preferred Stock, $0.01 par value per share (the “Series C Preferred Stock”) and Series D Non-Voting Convertible Preferred Stock, $0.01 par value per share (the “Series D Preferred Stock,” together with the Senior Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, the “Company Preferred Stock”), and Common Stock, $0.01 par value per share (“Company Common Stock” and, together with Company Preferred Stock, the “Company Capital Shares”), of the Company set forth opposite such Stockholder’s name on Schedule I hereto (all such shares so owned and for which beneficial ownership may hereafter be acquired by such Stockholder prior to the termination of this Agreement, whether upon the exercise of options, conversion of convertible securities, exercise of warrants or by means of purchase, dividend, distribution or otherwise, being referred to herein as such Stockholder’s Subject Shares);

WHEREAS, approval of the Merger Agreement by (i) the holders of a majority of the issued and outstanding shares of Company Common Stock voting together with the holders of the Senior Preferred Stock voting on an as converted basis and (ii) the holders of a majority of the issued and outstanding shares of Senior Preferred Stock, voting as a separate class, is required in order to consummate the transactions contemplated by the Merger Agreement;

WHEREAS, as a condition to the willingness of Buyer to enter into the Merger Agreement, Buyer has requested that each Stockholder enter into this Agreement; and

WHEREAS, in order to induce Buyer to enter into the Merger Agreement, each of the Stockholders is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Buyer, Sub, the Company and the Stockholders hereby agree as follows:

ARTICLE I.

DEFINITIONS

Certain capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.  Unless the context otherwise requires, such terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.

ARTICLE II.

VOTING OF SHARES

SECTION 2.1.                       Agreement to Vote.  From the date hereof until the termination of this Agreement pursuant to Section 4.1 hereof (the “Term”), at every time as the Company convenes a meeting of or otherwise seeks a vote of, the Company’s stockholders for the purpose of approving the Merger, each of the Stockholders hereby agrees to vote, or cause to be voted, to the extent not voted by Buyer as appointed by the Proxy, all of Stockholder’s Subject Shares:

(a)  in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement;

(b)  against approval of any proposal made in opposition to, or in competition with, the Merger and the transactions contemplated by the Merger Agreement; and

(c)  against any actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement) that are intended to, or could be reasonably expected to, impair the ability of the Company to consummate the Merger or otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger in accordance with the terms of the Merger Agreement.

Each Stockholder further agrees not to enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with or violative of the terms of this Section 2.1.

SECTION 2.2.                       Proxy; Reliance.  Each Stockholder hereby constitutes and appoints Buyer, acting through each of Matt Fust and Carol Gamble, each with the power to act alone and with full power of substitution and resubstitution, at any time during the Term, as its true and lawful attorneys-in-fact and proxies (its “Proxy”), for and in its name, place and stead, to vote such Stockholder’s Subject Shares as its Proxy, at every annual, special, adjourned or postponed meeting of the stockholders of the Company called for purposes of considering whether to approve the Merger Agreement or any of the other transactions or matters contemplated by, or directly or indirectly affecting, the Merger Agreement or to execute a written consent of stockholders in lieu of any such meeting.  Each Stockholder understands and acknowledges that Buyer and Sub have entered into the Purchase Agreement in reliance upon each Stockholder’s execution and delivery of this Agreement.  The parties agree that by reason of the Merger Agreement, the Proxy is a proxy coupled with an interest.  At Buyer’s request, each Stockholder will perform such further acts and execute such further documents as may be required to vest in Buyer or its Representatives the sole power to vote Stockholder’s Subject Shares with respect to the matters set forth in Section 2.1 during the Term in accordance with the terms of this Agreement.

THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

SECTION 2.3.                       Limitation.  Each Stockholder shall retain at all times the right to vote such Stockholder’s Subject Shares in such Stockholder’s sole discretion and without any other limitation on those matters other than those set forth in Section 2.1 that are at any time or from time to time presented for consideration by the Company’s stockholders generally.

SECTION 2.4.                       Capacity.  The parties hereby agree that the Stockholders are executing this Agreement solely in their capacity as stockholders of the Company.  Nothing contained in this Agreement shall limit or otherwise affect, in any manner, the conduct or exercise of the Stockholders’ fiduciary duties as officers or directors of the Company, where applicable.

SECTION 2.5.                       Transfer of Subject Shares.  Except as otherwise contemplated by the Merger Agreement, from and after the date of this Agreement until the termination of this Agreement, each Stockholder agrees that it will be the beneficial owner of all of such Stockholder’s Subject Shares and will hold such Subject Shares free and clear of all Liens and will not, directly or indirectly, without the prior written consent of Buyer:

(a)  offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise in any way dispose of, or enter into any contract, option or other agreement (oral or written) with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or any other disposition of, any or all of such Stockholder’s Subject Shares, or any interest therein;

(b)  grant any proxies or powers of attorney, deposit any of the Subject Shares into a voting trust or enter into a voting agreement with respect to any of the Subject Shares;

(c)  take any action that would reasonably be expected to have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement or making any representation or warranty of such contained in this Agreement untrue or incorrect; or

(d)  enter into any agreement or arrangement providing for any of the actions described in clause (a), (b) or (c) above.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder hereby, severally and not jointly, represents and warrants to Buyer and Sub as follows:

(a)  Schedule I hereto correctly sets forth the number of Company Capital Shares beneficially owned by such Stockholder as of the date of this Agreement, and such Stockholder has good title to all of the Company Capital Shares set forth below his, her or its name on the signature page hereto free and clear of all Liens.

(b)   Such Stockholder has all requisite legal capacity, power and authority to enter into and perform all of its obligations under this Agreement.  This Agreement has been duly and validly executed and delivered by such Stockholder and when duly and validly executed and delivered by Buyer and Sub will constitute a valid and binding agreement of such Stockholder, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles.  There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

(c)  Except as contemplated by the Merger Agreement, no filing or registration with, and no permit, authorization, order, filing, registration consent or approval of, any federal, state, local, municipal, foreign or other public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by it of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by such Stockholder, the consummation by it of the transactions contemplated hereby or compliance by it with any of the provisions hereof will (i) conflict with or result in any breach of any applicable organizational documents applicable to such Stockholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which it or any of its properties or assets may be bound, except as could not reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder, (iii) require any material consent, authorization or approval of any Person or Governmental Entity that has not been obtained, or (iv) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Stockholder or any of the Subject Shares.

ARTICLE IV.

MISCELLANEOUS

SECTION 4.1.                       Termination.  This Agreement shall terminate upon the earliest to occur of (i) the Merger Effective Time, (ii) the valid termination of the Merger Agreement in accordance with its terms, (iii) the execution of any amendment to the Merger Agreement that modifies the amount, form or timing of payment of the Merger Consideration in a manner adverse to any Stockholder without the prior written consent of such Stockholder or (iv) the mutual agreement of the parties hereto.  In the event this Agreement is terminated, this Agreement shall immediately become void, there shall be no liability under this Agreement on the part of Buyer, its officers or directors or the Stockholders, and all rights and obligations of the parties to this Agreement shall cease and be of no further legal effect, except that nothing herein shall relieve any party from any liabilities or damages arising out of its material breach of this Agreement.

SECTION 4.2.                       Expenses.  Except as otherwise expressly set forth herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

SECTION 4.3.                       Notice.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (b) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)	if to Buyer and Sub:

Jazz Pharmaceuticals, Inc.
3180 Porter Drive
Palo Alto, CA 94304
Attention: General Counsel
Facsimile: (650) 496-3781

With a copy to:

Simpson Thacher & Bartlett LLP
3330 Hillview Avenue
Palo Alto, CA 94304
Attention: Kirsten Jensen, Esq.
Facsimile: (650) 251-5002

(b)	if to the Company:

Orphan Medical, Inc.
Ridgedale Office Center
13911 Ridgedale Drive, Suite 250
Minnetonka, MN 55305
Attention: Chief Executive Officer
Facsimile: (952) 541-9209

With a copy to:

Dorsey & Whitney LLP
50 South Sixth Street
Suite 1500
Minneapolis, Minnesota 55402-1498
Attention: Philip E. Bauer, Esq.
Facsimile: (612) 340-7800

(c)	if to a Stockholder, at the address set forth below such Stockholder’s name on Schedule I hereto.

SECTION 4.4.                       Counterparts.  This Agreement may be executed via facsimile in two or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

SECTION 4.5.                       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

SECTION 4.7.                       Certain Events.  Each Stockholder agrees that this Agreement and such Stockholder’s obligations hereunder shall attach to such Stockholder’s Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder’s heirs, guardians, administrators or successors.  Notwithstanding any transfer of Subject Shares, the transferor shall remain liable for the performance of all its obligations under this Agreement.

SECTION 4.8.                       Specific Performance.  Each Stockholder acknowledges that if such Stockholder fails to perform any of its obligations under this Agreement, immediate and irreparable harm or injury would be caused to Buyer  and Sub for which money damages would not be an adequate remedy.  In such event, each Stockholder agrees that Buyer and Sub shall have the right, in addition to any other rights either party may have, to specific performance of this Agreement.  Accordingly, if Buyer and Sub should institute an action or proceeding seeking specific enforcement of the provisions hereof, each Stockholder hereby waives the claim or defense that Buyer and Sub have an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists.  Each

Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

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IN WITNESS WHEREOF, Buyer, Sub, the Company and each of the Stockholders have caused this Agreement to be executed as of the date first written above.

ORPHAN MEDICAL, INC.

By:	/s/ John Howell Bullion
Name: John Howell Bullion
Title: Chief Executive Officer

JAZZ PHARMACEUTICALS, INC.

By:	/s/ Samuel Saks
Name: Samuel Saks
Title: CEO

TWIST MERGER SUB, INC.

By:	/s/ Carol Gamble
Name: Carol Gamble
Title: Vice President

Signature Page to Voting Agreement

ALTA BIOPHARMA PARTNERS II, L.P.
By:	Alta BioPharma Management II, LLC

By:	/s/ Farah Champsi
Managing Director

ALTA EMBARCADERO BIOPHARMA PARTNERS II, LLC

By:	/s/ Hilary Strain
V.P. of Finance & Admin.

/s/ John Howell Bullion
John Howell Bullion

ORBIMED ADVISORS LLC

By:	/s/ Michael Sheffrey
Name: Michael Sheffrey
Title: General Partner

UBS CAPITAL II LLC

By:	/s/ Marc A. Unger/Richard C. Capone
Name: Marc A. Unger/Richard C. Capone
Title: Attorneys-in-Fact

Signature Page to Voting Agreement

SCHEDULE I

Name and Address of Stockholder	Company Common Stock	Company Preferred Stock (including designation of Class of Preferred Stock)	Stock Options and Warrants exercisable for Company Capital Shares (including designation of Class of Company Capital Shares into which such Stock Options and Warrants are exercisable)	Aggregate Number of Company Capital Shares (on a Fully Diluted and As-if-Converted to Common Stock Basis)

Alta Partners II, Inc. One Embarcadero Center, Suite 4050 San Francisco, CA 94111

Alta BioPharma Partners II, L.P.	1,169,113	N/A	N/A	1,169,113

Alta Embarcadero BioPharma Partners II, LLC	43,008	N/A	N/A	43,008

John Howell Bullion 6016 Shane Drive Edina, MN 55439	465,312	N/A	Options to purchase 244,833 shares of Common Stock	710,145

OrbiMed Advisors LLC 767 Third Avenue - 6th Floor New York, NY 10017-2023

Caduceus Capital Master Fund Limited	537,302	N/A	N/A	537,302

Caduceus Capital II, L.P.	300,000	N/A	N/A	300,000

UBS Eucalyptus Fund L.L.C.	690,000	N/A	N/A	690,000

UBS Eucalyptus Fund Ltd.	90,000	N/A	N/A	90,000

UBS Capital II LLC 299 Park Avenue New York, NY 10171-0026	289,986	8,706 shares of Senior Convertible Preferred Stock , convertible into 1,069,533 shares of Common Stock 4,420 shares of Series B Preferred Stock, convertible into 680,000 shares of Common Stock	Options to acquire 40,000 shares of Common Stock Warrant to purchase up to 2,050 shares of non-voting Series C Convertible Preferred Stock or 315,385 shares of Series D Non-Voting Convertible Preferred Stock, convertible into 315,385 shares of Common Stock Warrant purchase up to 282,353 shares of Series D Non-Voting Convertible Preferred Stock, convertible into 282,353 shares of Common Stock	2,677,257

APPENDIX C

April 18, 2005

Board of Directors
Orphan Medical, Inc.
13911 Ridgedale Drive, Suite 250
Minnetonka, Minnesota 55305

Members of the Board of Directors:

You have requested our opinion as to the fairness from a financial point of view to the holders of common stock, par value $0.01 per share (the “Common Stock”), of Orphan Medical, Inc. (the “Company”) of the consideration proposed to be received by such holders (other than the Principal Stockholders (as defined below)) in connection with the proposed Merger (as defined below).  Pursuant to the terms of the Agreement and Plan of Merger (the “Agreement”) to be entered into among the Company, Jazz Pharmaceuticals, Inc. (the “Buyer”) and Twist Merger Sub, Inc., a wholly owned subsidiary of the Buyer (“Buyer Sub”), the Company will be merged with and into Buyer Sub (the “Merger”) and become a wholly owned subsidiary of the Buyer, and each share of Common Stock will be converted into the right to receive $10.75 in cash (the “Cash Consideration”).  The Agreement also provides that concurrently with the execution of the Agreement, certain holders of Common Stock will enter into a voting agreement in connection with the Merger (such holders, the “Principal Stockholders”).  The terms and conditions of the Merger are more fully set out in the Agreement.

For purposes of the opinion set forth herein, we have:

(i)                                     reviewed certain publicly available financial statements and other business and financial information of the Company;

(ii)                                  reviewed certain internal financial statements and other financial and operating data concerning the Company;

(iii)                               reviewed certain financial forecasts relating to the Company that were prepared by the management of the Company;

(iv)                              discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company;

(v)                                 reviewed the reported prices and trading activity for the Common Stock;

(vi)                              compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other publicly traded companies we deemed relevant;

(vii)                           compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

(viii)                        participated in discussions and negotiations among representatives of the Company and the Buyer and their respective financial and legal advisors;

(ix)                                reviewed drafts dated April 18, 2005 of the Agreement (the “Draft Agreement”) and certain related documents;

(x)                                   considered our efforts to solicit indications of interest from third parties with respect to a transaction with the Company; and

(xi)                                performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion.  With respect to the financial forecasts and other financial and operating data, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company.  We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals.  We have assumed that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us, and that the Merger will be consummated as provided in the Draft Agreement, with full satisfaction of all covenants and conditions set forth in the Draft Agreement and without any waivers thereof.

We have not been requested to and did not provide advice concerning, and no opinion is expressed as to, (i) the Company’s underlying business decision to proceed with or effect the Merger, (ii) the structure of the proposed transaction, (iii) whether any alternative transaction might produce consideration in an amount in excess of that contemplated in the Merger or (iv) the relative allocation of the consideration proposed to be received in the Merger among the holders of the Common Stock and the various series of Company’s outstanding preferred stock and the Company’s other securities.

We have acted as sole financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.  We also will receive a fee upon execution of the Agreement.  We or our affiliates in the past have provided, and currently are providing, certain financial advisory and financing services to certain affiliates of the Buyer, including Kohlberg Kravis Roberts & Co. (“KKR”), Thoma Cressey Equity Partners (“Cressey”), Prospect Partners LLC and Golden Gate Capital, for which services we and our affiliates have received, and expect to receive, fees.  One of our affiliates also holds minority investments in certain funds managed by KKR and Cressey, certain of which funds managed by KKR will be used in connection with the Merger.  In addition, we and our affiliates in the future may provide financial advisory and financing services to the Company, the Buyer and their respective affiliates and in the future may receive fees for such services.  In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or loans of the Company for our own account or for the accounts of customers, and accordingly, we or our affiliates may at any time hold long or short positions in such securities or loans.

It is understood that this letter is for the benefit and use of the Board of Directors of the Company in connection with and for purposes of its evaluation of the Merger.  Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.  In addition, we express no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting held in connection with the Merger.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Cash Consideration proposed to be received by the holders of Common Stock (other than the Principal Stockholders) in connection with the proposed Merger is fair from a financial point of view to such holders.

Very truly yours,

/s/ Banc of America Securities LLC

BANC OF AMERICA SECURITIES LLC

APPENDIX D

DELAWARE GENERAL CORPORATION LAW

SECTION 262  APPRAISAL RIGHTS.  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section.  As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)           Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1)           Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers. Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2)           Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.             Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.             Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.             Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.             Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)           In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)           Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation.  If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)           Appraisal rights shall be perfected as follows:

(1)           If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section.  Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares.  Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares.  A proxy or vote against the merger or consolidation shall not constitute such a demand.  A stockholder electing to take such action must do so by a separate written demand as herein provided.  Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)           If the merger or consolidation was approved pursuant to §228 or §253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section.  Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation.  Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares.  Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares.  If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection.  An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.  For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date.  If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)           Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders.  Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.  Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.  Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)            Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation.  If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list.  The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated.  Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable.  The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)           At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights.  The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)           After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.  In determining such fair value, the Court shall take into account all relevant factors.  In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding.  Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal.  Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)            The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto.  Interest may be simple or compound, as the Court may direct.  Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock.  The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting Corporation be a corporation of this State or of any state.

(j)            The costs of the proceeding maybe determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances.  Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)           From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.  Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(1)           The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•     Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on                      , 2005.

•     Please have your proxy card and the last four digits of your Social Security Number available or tax identification number.  Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/orph/ — QUICK *** EASY *** IMMEDIATE

•     Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on                            , 2005.

•     Please have your proxy card and the last four digits of your Social Security Number or tax identification number available.  Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Orphan Medical, Inc. c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

  Please detach here

The Board of Directors recommends a vote "FOR" Items 1 and 2.

1.

To adopt the Agreement and Plan of Merger, dated as of April 18, 2005, among Jazz Pharmaceuticals, Inc., Twist Merger Sub, Inc. and Orphan Medical, Inc., and to approve the merger of Orphan Medical, Inc. with Twist Merger Sub, Inc., a wholly owned subsidiary of Jazz Pharmaceuticals, Inc.

		☐	FOR	☐	AGAINST	☐	ABSTAIN

2.	To authorize the proxies to vote to adjourn or postpone the Special Meeting of Stockholders, in their sole discretion, for the purpose of soliciting votes for Proposal 1.	☐	FOR	☐	AGAINST	☐	ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH ITEM.
Address change? Mark box ☐	Dated:
Indicate changes below:

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

ORPHAN MEDICAL, INC.
SPECIAL MEETING OF STOCKHOLDERS
, , 2005
.m. CDT
Offices of Dorsey & Whitney LLP 50 South Sixth Street Suite 1500 Minneapolis, MN 55402

Orphan Medical, Inc.	proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints John Howell Bullion and Timothy G. McGrath as proxies (with the power of substitution), to vote, as designated below, all shares of Common Stock of Orphan Medical, Inc. which the undersigned is entitled to vote at the Special Meeting of Stockholders of Orphan Medical, Inc. to be held on                   ,                    , 2005, at               .m. local time, at the offices of Dorsey & Whitney LLP, located at 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402, and any adjournment thereof, and hereby revoke all former proxies.

If no choice is specified, the proxy will be voted "FOR" Items 1 and 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE, WHICH
REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

See reverse for voting instructions.